UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WEBSENSE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01

(2)	Aggregate number of securities to which transaction applies:

39,822,665 shares (includes (i) 36,664,755 shares outstanding, (ii) 1,971,511 shares subject to outstanding restricted stock units (assuming unearned performance-based restricted stock units will be settled for the maximum number of shares subject to each such award of performance-based restricted stock units), (iii) 1,154,547 shares issuable pursuant to outstanding options with an exercise price less than $24.75 per share, and (iv) 31,852 shares subject to outstanding purchase rights under the Websense, Inc. Amended and Restated Employee Stock Purchase Plan).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction valuation was calculated by adding the sum of (i) 36,664,755 shares of common stock outstanding multiplied by the offer price of $24.75 per share, (ii) 1,971,511 shares subject to outstanding restricted stock units (assuming unearned performance-based restricted stock units will be settled for the maximum number of shares subject to each such award of performance-based restricted stock units) multiplied by the offer price of $24.75 per share, (iii) 1,154,547 shares issuable pursuant to outstanding options with an exercise price less than $24.75 per share, which is calculated by (x) multiplying the number of shares underlying such options at each exercise price therefor by an amount equal to $24.75 minus such exercise price and (y) dividing such product by the offer price of $24.75 per share, and (iv) an aggregate of 31,852 shares subject to outstanding purchase rights under the Websense, Inc. Amended and Restated Employee Stock Purchase Plan multiplied by the offer price of $24.75 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by .00013640.

(4)	Proposed maximum aggregate value of transaction:

$985,610,959

(5)	Total fee paid:

$134,438

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$134,438

(2)	Form, Schedule or Registration Statement No.:

Schedule TO, as amended by Amendment 1 to Schedule TO

(3)	Filing Party:

Tomahawk Merger Sub, Inc.; Tomahawk Acquisition, LLC; and Vista Equity Partners Fund IV, L.P.

(4)	Date Filed:

May 28, 2013 and May 29, 2013

EXPLANATORY NOTE REGARDING THE REASON FOR THE FILING OF THIS PRELIMINARY PROXY STATEMENT

Websense, Inc., a Delaware corporation ( “Websense”), entered into an Agreement and Plan of Merger with Tomahawk Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and a wholly owned direct subsidiary of Tomahawk Acquisition, LLC, a Delaware limited liability company (“Parent”) on May 19, 2013 (the “Merger Agreement”). Pursuant to the Merger Agreement, on May 28, 2013, Merger Sub commenced a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of Websense, par value $0.01 per share (the “Shares” or “shares of Websense common stock”), at a price of $24.75 per Share, net to the seller thereof in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer to Purchase, dated May 28, 2013. As further described in the Offer to Purchase, the sole member of Parent is Tomahawk Holdings, LLC, a Delaware limited liability company (“Holdings”). The sole member of Holdings is Vista Equity Partners Fund IV, L.P. (“Vista”). The general partner of Vista is Vista Equity Partners Fund IV GP, LLC (“VEPIVGP”). The Senior Managing Member of VEPIVGP is VEFIIGP, LLC (“VEFIIGP”). Robert F. Smith is the Managing Member of VEFIIGP and VEFIIGP has no other managers or executive officers. Merger Sub, Parent, Holdings, Vista, VEPIVGP and VEFIIGP are collectively referred to as the “Offeror Group.” In this preliminary proxy statement, “we,” “us,” “our,” “Company” and “Websense” refer to Websense, Inc.

As of the date of this preliminary proxy statement, the Offer is still pending and is scheduled to expire at 9:00 a.m. (New York time) on June 25, 2013, unless the Offer is extended or terminated in accordance with the terms of the Merger Agreement. If the Offer is consummated, Parent intends to have Merger Sub immediately consummate the merger of Merger Sub with and into Websense (the “Merger”) without a stockholder meeting and without any further action by the stockholders of the Company as a “short-form” merger under Delaware law.

This preliminary proxy statement (as it may hereafter be amended from time to time) will only be mailed to our stockholders in definitive form if the Offer has terminated, the adoption of the Merger by the Company’s stockholders is required by applicable law to consummate the Merger, and after the Company receives clearance from the U.S. Securities and Exchange Commission (the “SEC”) to do so. In such event, the Company will take the necessary steps to establish a record date for, give notice of, call, convene and hold a special meeting of the holders of Shares to vote upon the adoption of the Merger Agreement.

Depending on the outcome of the Offer, certain information which appears in this preliminary proxy statement may no longer be relevant or material to the holders of Shares when considering whether and how to vote with respect to the proposal to adopt the Merger Agreement or the decision whether to exercise the right to demand appraisal of Shares held by them in accordance with Section 262 of the Delaware General Corporation Law. Accordingly, if, under the circumstances described in this explanatory note and in accordance with applicable law and the terms of the Merger Agreement, it becomes necessary to mail a proxy statement in definitive form to holders of Shares, we will update the disclosures in this preliminary proxy statement to reflect the outcome of the Offer and as otherwise may be necessary.

The Offer is being made pursuant to the terms and subject to the conditions set forth in the Offer to Purchase, dated May 28, 2013, and in the related Letter of Transmittal (each as may be amended or supplemented from time to time) filed as exhibits to the Tender Offer Statement on Schedule TO initially filed with the SEC by Merger Sub, Parent and Vista on May 28, 2013 (as amended, the “Schedule TO”). This preliminary proxy statement has no effect on the Offer, and you should refer to the Schedule TO and our recommendation of the tender offer on Schedule 14D-9 filed with the SEC for further information regarding the Offer.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

WEBSENSE, INC

10240 Sorrento Valley Road

San Diego, California 92121

Dear Stockholder:

On behalf of the board of directors of Websense, Inc. (“Websense,” the “Company,” “we,” “our” or “us”), I cordially invite you to attend a special meeting of stockholders of Websense, to be held on [—] at [—] Pacific Time, at [—].

On May 19, 2013, Websense entered into a definitive merger agreement to be acquired by an affiliate of Vista Equity Partners. The special meeting is being held in connection with the transactions contemplated by the merger agreement. If the transactions contemplated by the merger agreement are completed, you will be entitled to receive $24.75 in cash, without interest, less any required withholding taxes, for each share of our common stock, par value $0.01 per share (“Common Stock”), that you own (unless you have properly exercised your appraisal rights with respect to such shares). At the special meeting, you will be asked to consider and vote upon the following proposals:

1.	To adopt the Agreement and Plan of Merger, dated as of May 19, 2013, by and among Tomahawk Acquisition, LLC, Tomahawk Merger Sub, Inc., a wholly owned direct subsidiary of Tomahawk Acquisition, LLC (the “Merger Sub”), and the Company, as it may be amended from time to time (the “Merger Agreement”);

2.	To adjourn the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the Merger Agreement, if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

3.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger contemplated by the Merger Agreement (the “Merger”).

After due and careful discussion and consideration, the Company’s board of directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, and (iii) recommended that the Company’s stockholders vote in favor of the adoption and approval of the Merger Agreement. Accordingly, the Company’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, and “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to our named executive officers in connection with the Merger.

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger will each be approved if a majority in voting power of the shares represented in person or by proxy at the special meeting and entitled to vote on the subject matter vote in favor of these proposals.

Your vote is very important, regardless of the number of shares of Company common stock you own. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your vote by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement and the advising (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of Websense in connection with the Merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate. The failure to vote your shares of our common stock with respect to the adoption of the Merger Agreement will have the same effect as a vote “AGAINST” approval of the proposal to adopt the Merger Agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the Merger Agreement will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

Best regards,

/s/ John McCormack

John McCormack

Chief Executive Officer

San Diego, California

[—]

The proxy statement is dated [—], and is first being mailed to our stockholders on or about [—].

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

WEBSENSE, INC.

10240 Sorrento Valley Road

San Diego, California 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held [—]

A special meeting of stockholders of Websense, Inc., a Delaware corporation (“Websense,” the “Company,” “we,” “our” or “us”), will be held on [—], at [—] a.m. Pacific Time, at [—].

The meeting will be held for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 19, 2013, by and among Tomahawk Acquisition, LLC, Tomahawk Merger Sub, Inc., a wholly owned direct subsidiary of Tomahawk Acquisition, LLC, and the Company, as it may be amended from time to time (the “Merger Agreement”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement (the “Merger”).

3. To consider and approve on an advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

The board of directors has fixed the close of business on [—] as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Your vote is very important, regardless of the number of shares of Company common stock you own. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. The proposal to adjourn the special meeting and the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger will each be approved if a majority in voting power of the shares represented in person or by proxy at the special meeting and entitled to vote on the subject matter vote in favor of these proposals.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your vote by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement and the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of Websense in connection with the Merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate. If you do not attend and vote your shares at the special meeting and you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

After due and careful discussion and consideration, the Company’s board of directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and (iii) recommended that the Company’s stockholders vote in favor of the adoption and approval of the Merger

Agreement. Accordingly, the Company’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, and “FOR” the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR VOTE BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

[signature]

Christian Waage

Vice President, General Counsel and Corporate Secretary

San Diego, California

[—]

TABLE OF CONTENTS1

[1]	RRD TO UPDATE

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Parties to the Merger (Page [—])

Websense, Inc.

10240 Sorrento Valley Road

San Diego, California 92121

(858) 320-8000

Websense, Inc. (Nasdaq: WBSN), a Delaware corporation, which we refer to in this proxy statement as “Websense,” the “Company,” “we,” “our,” or “us,” is a global provider of unified Web, email, mobile and data security solutions designed to protect an organization’s data and users from external and internal threats, including modern cyber-threats, advanced malware attacks, information leaks, legal liability and productivity loss. Its customers deploy our subscription software solutions on standard servers or other information technology hardware, including its optimized appliances, as a software-as-a-service (otherwise referred to as a cloud-based or “Cloud” service) offering, or in a hybrid hardware/Cloud configuration. The Company’s products and services are sold worldwide to provide content security to enterprise customers, small and medium sized businesses, public sector entities, and Internet service providers through a network of distributors, value-added resellers and original equipment manufacturers (“OEMs”).

For additional information about the Company and our business, see “Where You Can Find More Information” on page [—].

Tomahawk Merger Sub, Inc.

c/o Vista Equity Partners Fund IV, L.P.

401 Congress Avenue

Austin, Texas 78701

(512) 730-2400

Tomahawk Merger Sub, Inc., a Delaware corporation (which we refer to in this proxy statement as “Merger Sub”) and wholly owned direct subsidiary of Tomahawk Acquisition, LLC, was formed on May 15, 2013 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement (including the Offer and the Merger, as defined below) and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Offer and the Merger.

Tomahawk Acquisition, LLC

c/o Vista Equity Partners Fund IV, L.P.

401 Congress Avenue

Austin, Texas 78701

(512) 730-2400

Tomahawk Acquisition, LLC, a Delaware limited liability company (which we refer to in this proxy statement as “Parent”), was formed on May 15, 2013 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement (including the Offer and the Merger) and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Offer and the Merger.

Merger Sub and Parent are affiliates of Vista Equity Partners Fund IV, L.P. (“Vista”).

In this proxy statement, we refer to the Agreement and Plan of Merger, dated May 19, 2013, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the “Merger Agreement”, and the merger of Merger Sub with and into the Company, as the “Merger”.

Tender Offer

On May 28, 2013, Merger Sub commenced a tender offer, which we refer to as the “Offer,” for all of the outstanding shares of Company common stock at a price of $24.75 per share, par value $0.01 per share, which we refer to as “Company common stock,” net to the seller in cash without interest and less any required withholding taxes. The Offer contemplates that, after completion of the Offer and the satisfaction or waiver of all conditions, we will merge with Merger Sub, pursuant to a “short form” merger under Delaware law (which would not require the approval of the Company’s stockholders other than Parent and Merger Sub), and all outstanding shares of our common stock (excluding shares held (i) by the Company (including treasury shares), Parent, Merger Sub or any subsidiary of the Company or Parent and (ii) by stockholders who have perfected and not withdrawn a demand for appraisal rights or otherwise lost appraisal rights under Delaware law with respect to such shares) will be canceled and converted into the right to receive cash equal to the $24.75 offer price per share, less any required withholding taxes (referred to herein as the “Offer Price”). The Offer was commenced pursuant to the Merger Agreement.

The Merger Agreement provides that the Merger may be consummated regardless of whether the Offer is completed, but if the Offer is not completed and is terminated in accordance with the Merger Agreement, and the Merger Agreement is not terminated, the Merger will only be able to be consummated, subject to the terms and conditions of the Merger Agreement, after the stockholders of the Company have adopted the Merger Agreement at a special meeting of our stockholders. We have prepared this preliminary proxy statement in connection with the solicitation of proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger regardless of the outcome of the Offer. If the Offer and the “short-form” merger are completed, we will not need to solicit proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger.

The Merger Agreement contains provisions that govern the circumstances in which the Offer is required or permitted to be terminated. The Offer may not be terminated prior to its expiration unless the Merger Agreement is validly terminated; provided, however, that if at any date on which the Offer is scheduled to expire any conditions to the Offer have not been satisfied or waived (to the extent waivable by Parent and Merger Sub) and three (3) business days have elapsed since the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the proxy statement to be filed by the Company in connection with the adoption of the Merger Agreement, including by informing the Company that it does not intend to review the proxy statement (the “Proxy Statement Clearance Date”), then (x) Merger Sub may irrevocably and unconditionally terminate the Offer or (y) from and after the close of business on July 9, 2013, the Company may cause Merger Sub to irrevocably and unconditionally terminate the Offer at the then-scheduled expiration date (such termination, an “Offer Termination”). If the Offer is terminated as described in the foregoing sentence, then the Company will proceed with and take all actions necessary to hold a stockholders’ meeting to adopt and approve the Merger in accordance with the terms of the Merger Agreement.

We refer in this proxy statement to the Offer and to terms of the Merger Agreement applicable to the Offer; however, the Offer is being made separately to the holders of shares of Company common stock and is not applicable to the special meeting. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”

The Special Meeting (Page [—])

Time, Place and Purpose of the Special Meeting (Page [—])

The special meeting will be held on [—] at [—] Pacific Time, at [—].

At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the Merger Agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. In addition, holders of Company common stock will be asked to approve, on an advisory (non-binding) basis, the existing compensatory arrangements between the Company and its named executive officers providing for specified compensation as may become payable in connection with the Merger.

Record Date and Quorum (Page [—])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [—], which the Company has set as the record date for the special meeting and which we refer to as the “record date”. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page [—])

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon (the “Stockholder Approval”). Failure to vote, by proxy or in person, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority in voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

The non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the Merger will be approved if a majority in voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote on the subject matter vote in favor of the proposal. For purposes of this proposal and the proposal to adjourn the special meeting, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposals. Broker non-votes will not have any effect on the proposal to adjourn the special meeting or on the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the Merger. Failure to submit a proxy or vote in person at the special meeting will also not have any effect on the proposal to adjourn the special meeting or, assuming a quorum is present, on the non-binding advisory proposal to approve the golden parachute compensation.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding shares issuable upon the vesting and exercise of stock options or the vesting of restricted share units and performance share awards as of such date (collectively representing [—]% of the outstanding shares of Company common stock on the record date)). The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock (other than shares of Company common stock as to which such holder does not have discretionary authority) “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page [—])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on any of the proposals submitted to a vote at the special meeting, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, and your shares of Company common stock will not have an effect on approval of the proposal to adjourn the special meeting or on the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the Merger.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

The Merger (Page [—])

The Merger Agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger (which we refer to as the “Surviving Corporation”) and will continue to do business following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

Merger Consideration (Page [—])

In the Merger, each outstanding share of Company common stock (excluding shares held (i) by the Company (including treasury shares), Parent or Merger Sub (other than shares in trust accounts, managed accounts and the like) and (ii) by stockholders who have perfected and not withdrawn a demand for appraisal rights or otherwise lost appraised rights under Delaware law with respect to such shares, which we refer to collectively as the “excluded shares”) will be converted into the right to receive $24.75 in cash, without interest thereon and less any required withholding taxes, which amount we refer to as the “Per Share Amount” or the “Merger Consideration,” less any required withholding taxes.

Treatment of Stock Options and Restricted Stock Units (Page [—])

If the Merger occurs without the consummation of the Offer, outstanding Company stock options (the “Stock Options”) and restricted stock unit awards (the “Restricted Stock Units”) will be treated as described below:

•

Each Stock Option, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to (i) the excess (if any) of the per share Merger Consideration over the exercise price of such Stock Option multiplied by (ii) the number of shares then issuable upon exercise in full of such Stock Option, without interest and less any required withholding taxes, which will be paid through Websense’s payroll (to the extent applicable) promptly after the closing of the Merger (but in no event later than the second payroll date after the closing of the Merger).

•

Each Restricted Stock Unit whether earned or unearned, vested or unvested, will be cancelled in exchange for a cash payment determined by multiplying (i) the number of shares of common stock of Websense, par value $0.01 per share (the “Shares” or “shares of Websense common stock”) subject to such Restricted Stock Unit immediately prior to the closing of the Merger (assuming any unearned, performance-based Restricted Stock Units will be settled for the maximum number of Shares subject to each such Restricted Stock Unit) by (ii) the per share Merger Consideration, without interest and less any required withholding taxes, which shall be paid through Websense’s payroll (to the extent applicable) promptly after the closing of the Merger (but in no event later than the second payroll date after the closing of the Merger).

Recommendation of the Board of Directors; Reasons for the Transaction (Page [—])

After due and careful discussion and consideration of various factors described in the section entitled “Proposal 1—The Merger—Recommendation of Our Board of Directors; Reasons for the Transactions,” the board of directors of the Company (the “Board”) unanimously (i) determined that the Merger Agreement and the Merger are advisable to, and in the best interest of, Websense and its stockholders, (ii) approved the execution, delivery and performance by Websense of the Merger Agreement and the consummation of the Merger, and (iii) resolved to recommend that the stockholders of Websense approve the adoption of the Merger Agreement and the Merger.

The Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

To review the factors that our Board considered when deciding whether to approve the Merger Agreement and the transactions contemplated thereby, see “Proposal 1—The Merger—Recommendation of Our Board of Directors; Reasons for the Transactions.”

Opinion of the Company’s Financial Advisor (Page [—])

In connection with the Transactions, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), the Company’s financial advisor, delivered to the Company’s board of directors a written opinion, dated May 19, 2013, as to the fairness, from a financial point of view and as of the date of the opinion, of the $24.75 per share (the “Consideration”) to be received in the Offer and the Merger (taken together, the “Transaction”) by holders of the Company common stock (other than (a) shares held by the Company or any wholly owned subsidiary of the Company (or held in the Company’s treasury), (b) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent and (c) Dissenting Shares (as defined in the Merger Agreement (as of May 19, 2013))). The full text of the written opinion, dated May 19, 2013, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Company’s board of directors (in its capacity as such) for the benefit and use of the Company’s board of directors in connection with and for purposes of its evaluation of the Consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Transaction and no opinion or view was expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Transaction. BofA Merrill Lynch’s opinion does not address any other aspect of the Transaction and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Transaction or any related matter.

Financing of the Merger (Page [—])

Merger Sub estimates that it will need up to approximately $1.137 billion to purchase all of the issued and outstanding Shares and to pay related fees and expenses, including the repayment of approximately $68 million of the Company’s existing indebtedness at the closing of the Offer and the Merger.

Debt Financing (Page [—])

Parent has received a debt commitment letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Royal Bank of Canada, RBC Capital Markets, Guggenheim Corporate Funding, LLC, Guggenheim Private Debt Fund Note Issuer, LLC, NZC Guggenheim Fund LLC, Heritage Life Insurance Company, Guggenheim Life and Annuity Company and Equitrust Life Insurance Company (collectively, the “Debt Commitment Parties”) (which we refer to as the “Debt Commitment Letter”), pursuant to which the Debt Commitment Parties have agreed to provide it with $390 million in senior secured first lien facilities ($350 million of which will be first lien term loans that will be funded on the date of closing of the Offer and the Merger and available to finance a portion of the Offer and the Merger and pay a portion of the related fees and expenses and $40 million of which will be a revolving credit facility that will be available to be used on the date of closing of the Merger to fund certain amounts set forth in the fee letters that are referred to in the Debt Commitment Letter and for issuing letters of credit to backstop or replace existing letters of credit and cash collateralizing outstanding letters of credit) and a $225 million senior secured second lien term loan facility (the “Debt Financing”). Subject to certain conditions, the term loans provided with respect to the Debt Financing will be fully drawn on the date of the closing of the Merger and available to Merger Sub to finance the Offer and the Merger and pay related fees and expenses.

Equity Financing (Page [—])

Parent has received an equity commitment letter from Vista (which we refer to as the “Equity Commitment Letter”), pursuant to which Vista has committed to contribute to Parent an amount equal to $500 million (subject to adjustment as set forth in the Equity Commitment Letter) in cash in immediately available funds for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate per share Merger Consideration pursuant to and in accordance with the Merger Agreement, and certain other amounts required to be paid pursuant to the Merger Agreement, including fees and expenses directly related to the Debt Financing required to be paid by Parent, Merger Sub and the Surviving Corporation. We refer to the financing contemplated by the Equity Commitment Letter, as may be amended, restated, supplemented or otherwise modified from time to time, as the “Equity Financing.”

The funding of the Equity Financing is subject to (i) the satisfaction, or waiver by Parent and Merger Sub, of all conditions of the Offer or the Merger, as applicable, (ii) the funding (or contemporaneous funding) of the Debt Financing pursuant to the terms and conditions of the Debt Commitment Letter or any alternative financing that Parent and Merger Sub are required to accept from alternative sources pursuant to the Merger Agreement and (iii) the contemporaneous consummation of the acquisition of the Shares tendered in the Offer at the closing of the Offer, if the closing of the Offer shall occur, and the Merger (regardless of whether the closing of the Offer occurs).

Limited Guarantee (Page [—])

Concurrently with the execution and delivery of the Equity Commitment Letter, Vista executed and delivered to the Company a limited guarantee in favor of the Company in respect of certain of Parent’s and Merger Sub’s liabilities and obligations under the Merger Agreement (which we refer to as the “Limited Guarantee”), provided that in no event will Vista incur obligations totaling more than $68.9 million in the aggregate (plus the amount of any reimbursement or indemnification obligations payable pursuant to the Merger Agreement) under the Limited Guarantee.

Confidentiality Agreement (Page [—])

On April 8, 2013, Vista entered into a Confidentiality Agreement (the “Confidentiality Agreement”) with the Company. Under the terms of the Confidentiality Agreement, Vista agreed that, subject to certain exceptions, any non-public information regarding the Company and its subsidiaries or affiliates furnished to Vista or to its representatives for the purposes of evaluating a potential transaction between the parties would, for a period of two years from the date of the Confidentiality Agreement, be kept confidential, except as provided in the Confidentiality Agreement. Additionally, Vista further agreed that, subject to certain exceptions, Vista would not solicit for employment any employee of the Company for a period of one year from the date of the Confidentiality Agreement. Vista also agreed, among other things, to certain “standstill” provisions which prohibit Vista and its representatives from taking certain actions involving or with respect to the Company (except that Vista may submit a private proposal to us) for a period ending on the one year anniversary of the date of the Confidentiality Agreement.

Interests of Certain Persons in the Merger (Page [—])

In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, yours. These interests include the acceleration and “cash-out” of certain equity and equity-based awards, certain severance benefits that may be payable upon termination following a change in control and the right to continued indemnification and insurance coverage by the Surviving Corporation after the Merger. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company.

Material United States Federal Income Tax Consequences of the Merger (Page [—])

The exchange of shares of Company common stock for cash in the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, if you are a United States Holder and you hold your Shares as a capital asset, you will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares exchanged therefor, such gain or loss will be a capital gain or loss and will be treated as a long–term capital gain or loss if you have held the Shares for more than one (1) year at the time of the exchange. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Payments made to a non-United States Holder with respect to shares of Company common stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax. You should read “Proposal 1—The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page [—] for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the material United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Regulatory Approvals and Notices (Page [—])

Under the HSR Act (as defined below), and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until required information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Merger Sub’s acquisition of the Shares in the Offer and the Merger.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), the purchase of Shares in the Offer may not be completed until the expiration of a fifteen (15) calendar day waiting period which begins when Parent files a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. If the end of the fifteen (15) calendar day waiting period is set to fall on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 P.M., New York City time, the next business day. Parent filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on May 24, 2013, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 P.M., New York City Time, on June 10, 2013, unless earlier terminated by the FTC and the Antitrust Division, or Parent receives a request for additional information or documentary material prior to that time. If prior to the expiration or termination of this waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten (10) calendar days following the date of Parent’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, absent the Parent’s and the Company’s agreement, they can be prevented from closing only by court order. The FTC or the Antitrust Division may terminate the additional ten (10) calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

Litigation Relating to the Merger (Page [—])

Between May 23, 2013 and May 31, 2013, four putative class-action lawsuits were filed against: (a) the Company; (b) each member of the Company’s board of directors (including its chief executive officer); and (c) Vista Equity Partners, Vista Equity Partners Fund IV, L.P., Tomahawk Acquisition, LLC, and Tomahawk Merger Sub, Inc. (collectively the “Vista Entities”). Three complaints were filed in the Superior Court of the State of California (captioned Coyne v. Websense, Inc., Case No. 37-2013-00050566-CU-SL-CTL, Krieger v. Websense, Inc., Case No. 37-2013-00050132-CU-SL-STL, and Laborers’ Local #231 Pension Fund v. Websense, Inc., Case No. 37-2013-00050879-CU-BT-CTL (the “California Complaints”)) and one was filed in the Court of Chancery of the State of Delaware (captioned Willner v. Websense, Inc., Case No. 8614 (the “Delaware Complaint,” and together with the California Complaints, the “Complaints”)). The Complaints generally allege that the Company’s directors breached their fiduciary duties in connection with the proposed sale of the Company to the Vista Entities, and that the other defendants aided and abetted these alleged breaches of fiduciary duty. Specifically, the Complaints assert that the Company’s directors breached their fiduciary duties to the Company’s public stockholders by, among other things, (i) agreeing to sell the Company to the Vista Entities at an unfair price, (ii) implementing an unfair process and (iii) agreeing to certain provisions of the Merger Agreement that purportedly favor the Vista Entities and deter alternative bids. The Delaware Complaint also alleges that the Company’s directors breached their fiduciary duty of disclosure by omitting material information from the Company’s Schedule 14D-9, filed on May 29, 2013. The Complaints seek injunctive relief, among other remedies, and an award of costs and expenses, including a reasonable allowance for attorneys’ and experts’ fees. The Company intends to vigorously defend against these claims.

The Merger Agreement (Page [—])

Conditions to the Merger (Page [—])

If the closing of the Offer (the “Offer Closing”) shall have occurred, the respective obligations of the Company and Parent to complete the Merger are subject to the satisfaction or waiver by the Company and Parent of the following conditions:

•	Merger Sub shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer;

•	if required by applicable law to consummate the Merger, the Company shall have obtained the Stockholder Approval;

•	the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated;

•

no governmental entity of competent jurisdiction shall have issued an order or enacted a law that prohibits, makes illegal or prevents the consummation of the transactions contemplated by the Merger Agreement.

If the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to complete the Merger shall be subject to the satisfaction or the waiver of certain additional conditions as set forth in the Merger Agreement regarding:

•	in the case of Parent and Merger Sub:

•

that the representations and warranties of the Company set forth in the Merger Agreement (A) relating to certain aspects of the Company’s capitalization shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the date of the closing of the Merger (such closing, the “Merger Closing” and such date, the “Merger Closing Date”) as though made at and as of the Merger Closing Date (except (other than a result of a willful breach by the Company) where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their affiliates, individually or in the aggregate that is more than $1,000,000 and except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date), (B) relating to certain aspects of the Company’s capitalization, the authority of the Company to enter into the Transactions and the binding nature of the Merger Agreement, the vote required to effect the Merger and the Company’s financial advisor shall have been accurate in all material respects as of the date of the Merger Agreement and shall be accurate in all material respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date), (C) relating to the occurrence of any material adverse effect shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date, and (D) other than the representations and warranties referred to in clause (A), (B) or (C) above shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies do not constitute, and would not reasonably be expected to have, a material adverse effect (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct as of such specified date); provided, however, that (x) for purposes of determining the satisfaction of the condition in clauses (A), (B), (C) and (D), no effect shall be given to any update of or modification to the disclosure schedule to the Merger Agreement made or purposed to have been made after the date of the Merger Agreement and (y) for purposes of determining the satisfaction of the condition in clauses (B) and (D), all references to “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;

•

that the Company shall have performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger (“Effective Time”); and

•

that since the date of the Merger Agreement, there has not been an effect, state of facts, occurrence, condition, event, development or change that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

•	in the case of the Company:

•

that the representations and warranties of the Parent and Merger Sub set forth in the Merger Agreement (A) relating to the due organization of the Parent and Merger Sub, the authority of the Parent and Merger Sub to effect the Transactions and the binding nature of the Merger Agreement, and solvency shall have been accurate in all material respects as of the date of the Merger Agreement and shall be accurate in all material respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct as of such specified date), and (B) other than the representations and warranties referred to in clause (A) above shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies do not constitute, and would not reasonably be expected to have, a material adverse effect (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct as of such specified date); provided, however, that for purposes of determining the satisfaction of the conditions listed in clauses (A) and (B) above, all materiality qualifications contained in such representations and warranties shall be disregarded; and

•	that each of Parent and Merger Sub shall have performed in all material respects its respective obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time.

The Merger is not subject to a condition related to financing.

Solicitation of Alternative Proposals (Page [—])

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed not to solicit any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal, except with respect to certain excluded parties as described below under “The Merger Agreement—No Solicitation.” Notwithstanding these restrictions, under certain circumstances, at any time before the Acceptance Time (or, if the Offer is terminated, at any time prior to obtaining stockholder approval), the Company may (i) provide information in response to a request therefor to any third party that has made an alternative proposal and (ii) engage in discussions or negotiations with any third party regarding an alternative proposal, if the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such alternative proposal constitutes, or could reasonably be expected to lead to, a superior offer. The Company has agreed to promptly, and in any event within 24 hours, provide Parent with any information concerning the Company and its subsidiaries that is provided to any third party making an unsolicited superior offer. If the Company terminates the Merger Agreement in order to accept a superior offer, the Company is required to pay a termination fee of $34.5 million, plus up to $4.9 million in Parent’s reasonable and documented out-of-pocket fees and expenses (except that such termination fee will be $17.2 million in the event of a termination on or before June 7, 2013 to accept a superior offer from an excluded party who has made an acquisition proposal prior to the date of the Merger Agreement and with whom the Company has been actively engaged in discussions or negotiations with respect to an acquisition proposal as of the date of the Merger Agreement which could reasonably be expected to result in a superior offer).

Termination (Page [—])

The Merger Agreement may be terminated at any time prior to the Effective Time, except as otherwise provided in the Merger Agreement, as follows:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company if:

•

if the Offer Termination occurs and Stockholder Approval is not obtained at the Stockholders’ Meeting or any adjournment or postponement thereof, provided that such right to termination is not available to a party if it is in breach of its obligations with respect to the filing of the proxy statement, holding of the Stockholders’ Meeting or obtainment of the Stockholder Approval;

•

if a court of competent jurisdiction or other governmental body has taken any final and non-appealable action that has the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or making consummation of the Merger illegal; provided that the right to terminate in this circumstance shall not be available to Parent or the Company if the issuance of such final and non-appealable action is primarily attributable to a failure on the part of such party to perform in any material respect any covenant or obligation required to be performed at or prior to the Effective Time;

•

if the Merger shall not have been consummated on or before the End Date (i.e., November 15, 2013); provided that such right to terminate the Merger Agreement on the End Date shall not be available to Parent or the Company if the failure of the Merger to be consummated on or before such date is primarily due to the failure Parent or the Company, as applicable, to perform in all material respects any of its obligations the Merger Agreement;

•

if, for any reason other than the Offer Termination, the Offer either (x) expires as a result of the non-satisfaction of one or more conditions to the Offer or (y) is terminated or withdrawn prior to the acceptance for payment of any shares of Company common stock pursuant to the Offer (the “Acceptance Time”) without Merger Sub accepting for payment any Shares tendered pursuant to the Offer (the “Offer Failure Termination Right”). However, if the only tender offer condition not satisfied is the condition that Parent has received funds (either directly or through its subsidiaries) under the Debt Commitment Letter (or the receipt of alternative financing from alternative sources) or the receipt by Parent and Merger Sub of definitive and irrevocable confirmation from such financing sources (or alternative financing sources) that the financing (or alternative financing) will be available in an amount sufficient to consummate the Transaction on the terms set forth in the Debt Commitment Letter (or other alternative financing commitments) (the foregoing condition is referred to as the “Financing Proceeds Condition”), the Offer Failure Termination Right is not available to Parent. In addition, this right to terminate the Merger Agreement shall not be available to Parent or the Company if the non-satisfaction of the conditions to the Offer or termination or withdrawal of the Offer is attributable to the failure of such party to perform any covenant or obligation under the Merger Agreement

•	by the Company if:

•

at any time prior to the Acceptance Time, or if an Offer Termination occurs, at any time prior to the Closing, if there is any breach of or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties set forth in the Merger Agreement or Parent or Merger Sub has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of a condition to the Merger regarding the accuracy of Parent’s or Merger Sub’s representations and warranties or Parent’s or Merger Sub’s compliance with its covenants or agreements and (ii) is not capable of being cured prior to November 15, 2013 or is not commenced to have been cured within fifteen days of the date the Company gives Parent notice of such breach or failure to perform; provided that the Company shall not have the right to terminate the Merger Agreement in this circumstance if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Parent has the right to terminate the Merger Agreement as described above;

•

at any time prior to the earlier to occur of the Acceptance Time or receipt of the Stockholder Approval in order to accept a Superior Offer and enter into a Specified Agreement, subject to the Company’s compliance with its obligations described in the section above titled “No Solicitation” (provided that that payment by the Company of the termination fee described below shall be a condition to the termination of the Merger Agreement by the Company in this circumstance); or;

•

if the Offer Termination has occurred and (i) the Marketing Period (as defined below) has ended and the conditions to Parent and Merger Sub’s obligations to close the Merger have been satisfied, (ii) the Company has irrevocably confirmed that after the end of the Marketing Period all conditions to Parent and Merger Sub’s obligations to close the Merger have been satisfied as of the date of such notice (other than those conditions that by their nature are to be satisfied at the Closing) and, if there are any unsatisfied conditions to its obligations to close the Merger (other than those conditions that by their nature are to be satisfied at the Closing) that it is willing to waive such unsatisfied conditions and (iii) the Merger shall not have been consummated within three (3) business days after the delivery of such notice (the “Merger Failure Termination Right”).

•	by Parent if:

•

at any time prior to the Acceptance Time, or if an Offer Termination occurs, at any time prior to the Closing, if there is a breach of any representation or warranty or failure to perform any covenant in the Merger Agreement on the part of the Company, which inaccuracy, breach or failure to perform

•

would give rise to (x) if the Offer Termination shall have occurred, the failure of a condition to the Merger regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants or agreements or (y) if the Offer Termination shall not have occurred, the failure of a condition to the Offer regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants or agreements, and

•

is not capable of being cured prior to November 15, 2013 or is not commenced to have been cured within fifteen (15) days of the date Parent gives the Company notice of such breach or failure to perform; provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that the Company has the right to terminate the Merger Agreement as described below; or

•

at any time prior to the earlier to occur of the Acceptance Time or the receipt of the Stockholder Approval, if (i) the Company has failed (x) to include the Recommendation in the Proxy Statement or Schedule 14D-9 or has effected a Company Adverse Change Recommendation, (y) publicly reaffirm the Recommendation in the absence of a publicly announced Acquisition Proposal within ten (10) business days after Parent so requests in writing and two (2) business days prior to the Stockholders’ Meeting or (z) recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 rejection of a tender offer or exchange offer within ten business days after the commencement thereof or (ii) there has been a material breach of the provisions described in the section titled “No Solicitation” above.

Effect of Termination (Page [—])

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect (subject to certain designated provisions of the Merger Agreement which survive, including provisions relating to expenses, the termination fees, limitations on liability and specific performance, among others) and, other than certain termination fees and reimbursement obligations described below, there will be no liability on the part of Parent, Merger Sub or the Company. No party is relieved of any liability for any willful and material breach of the Merger Agreement prior to the date thereof or for any common law fraud.

Termination Fees (Page [—]); Expenses (Page [—])

The Company has agreed to pay Parent or a person designated by Parent a termination fee of $34.5 million (less any expense reimbursement previously paid to Parent by the Company) in certain circumstances described below:

•

if the Merger Agreement is terminated by the Company in order for the Company to accept a Superior Offer and enter into a Specified Agreement (subject to the terms and conditions of such termination right), with such fee being payable prior to such termination; however, in the event the Company terminates the Merger Agreement prior to the Excluded Party Deadline to enter into a Specified Agreement with an Excluded Party, then the termination fee will be $17.2 million;

•

if the Merger Agreement is terminated by Parent because the Company has failed (x) to include the Recommendation in the Proxy Statement or Schedule 14D-9 or has effected a Company Adverse Change Recommendation, (y) publicly reaffirm the Recommendation in the absence of a publicly announced Acquisition Proposal within ten (10) business days after Parent so requests in writing and two (2) business days prior to the Stockholders’ Meeting or (z) recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 rejection of a tender offer or exchange offer within ten business days after the commencement thereof, in each case, with such fee being payable, within two business days after such termination; and

•

if the Merger Agreement is terminated by Parent due to a willful breach by the Company of any of its representations, warranties or covenants set forth in the Merger Agreement or by Parent or the Company due to failure to obtain the Stockholder Approval, if required by applicable legal requirements, and (A) after the date of the Merger Agreement but prior to such termination any person shall have publicly disclosed or made known to the Board a bona fide Acquisition Proposal (unless such Acquisition Proposal is irrevocably, in good faith and publicly (if publicly made) withdrawn prior to such termination) and (B) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal. For purposes of determining whether the termination fee is payable under the circumstances described in the previous sentence, the term Acquisition Proposal has the meaning described below, except that the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.” In the event the termination fee is payable in accordance with the foregoing, such fee shall be payable prior to the consummation of the Acquisition Proposal referred to therein.

Parent has agreed to pay the Company $68.9 million (the “Reverse Termination Fee”), in certain circumstances described below:

•

if (i) the Merger Agreement is terminated by Parent because the Effective Time has not occurred by the End Date (as such termination right is described above), (ii) at the time of such termination all of the conditions to the Offer have been satisfied except for the condition that and the condition that there shall not have been a termination of the Merger Agreement and (iii) the failure of the Financing Proceeds Condition is not directly attributable to a breach of the Company’s covenant to cooperate with respect to the Debt Financing or any covenant of the Company or other action or failure to act by the Company, in each case, that caused certain conditions set forth in the Debt Commitment Letter not to be satisfied;

•

if (i) the Merger Agreement is terminated by the Company because the Effective Time has not occurred by the End Date (as such termination right is described above), (ii) at the time of such termination all of the conditions to the Offer have been satisfied except for the Financing Proceeds Condition and the condition that there not have been a termination of the Merger Agreement, (iii) the failure of the Financing Proceeds Condition is not directly attributable to a breach of the Company’s covenant to cooperate with respect to the Debt Financing or any covenant of the Company or other action or failure to act by the Company, in each case, that caused any condition set forth in the Debt Commitment Letter not to be satisfied and (iv) the Company shall have given Parent five (5) business days’ prior written notice of its intent to terminate the Agreement; and

•

if the Merger Agreement is terminated by the Company pursuant to its Merger Failure Termination Right or the Offer Failure Termination Right (if Parent did not at the time of the Company’s termination have a right to terminate pursuant to the Offer Failure Termination Right) as described above.

In the event the Merger Agreement is terminated by the Company or Parent because the shareholder approval was not obtained at the Stockholders’ Meeting or the Company’s willful breach of its representations, warranties or covenants contained in the Merger Agreement, the Company is required to reimburse all actual and reasonable out-of-pocket fees and expenses incurred by Parent in connection with the transactions contemplated by the Merger Agreement, in an amount not to exceed $4.9 million. Payment by the Company of expense reimbursement does not relieve the Company of any subsequent obligation to pay the termination fee as described above.

Market Price of Company Common Stock (Page [—])

Our common stock is listed on the Nasdaq Global Select Market under the symbol “WBSN.” On May 17, 2013, the last trading day prior to the announcement of the Merger, our common stock closed at $19.23 per share. On [—], the latest practicable trading day before the printing of this proxy statement, our common stock closed at $[—].

We have never declared or paid any cash dividend on our common stock. Following the Merger, there will be no further market for our common stock.

Appraisal Rights (Page [—])

Stockholders are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”) in connection with the Merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of Section 262 of the DGCL (the Delaware appraisal rights statute) reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page [—])

If the Merger is completed, the Company’s common stock will be delisted from the NASDAQ Global Select Market, or the “Nasdaq”, and deregistered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”. As such, we would no longer file periodic reports with the SEC on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Q.	Why am I receiving this proxy statement?

A.	On May 19, 2013, Websense entered into the Merger Agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into Websense, with Websense surviving the merger as a wholly owned subsidiary of Parent. You are receiving this proxy statement and voting instruction form because you own shares of Company common stock. The proxy statement describes matters on which we urge you to vote, including the Merger, and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent and Merger Sub pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company. Upon completion of the Merger, Merger Sub will cease to exist and the Company will continue as the Surviving Corporation. As a result of the Merger, the Company will become a wholly owned direct subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the Nasdaq and deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC on account of Company common stock.

Q.	Did Merger Sub commence a tender offer for shares of Company common stock?

A.	Yes. On May 28, 2013, Merger Sub commenced the Offer for all of the outstanding shares of Company common stock at a price of $24.75 per share, net to seller thereof in cash, without interest thereon and less any required withholding taxes. The Offer was commenced pursuant to the Merger Agreement.

The Merger Agreement provides that the Merger may be consummated regardless of whether the Offer is completed, but if the Offer is not completed and is terminated in accordance with the Merger Agreement, and the Merger Agreement is not terminated, the Merger will only be able to be consummated, subject to the terms and conditions of the Merger Agreement, after the stockholders of the Company have adopted the Merger Agreement at a special meeting of stockholders.

We have prepared this preliminary proxy statement in connection with the solicitation of proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger regardless of the outcome of the Offer.

If the Offer is terminated, regardless of whether you tendered your shares of Company common stock in the Offer, you may vote your shares at the special meeting because you were a stockholder as of the record date of the meeting.

Q.	What will I receive if the Merger is completed?

A.	Upon completion of the Merger, you will be entitled to receive the per share Merger Consideration of $24.75 in cash, without interest and less any required withholding taxes, for each share of Company common stock that you own, unless you have properly exercised and not lost or withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $2,475 in cash in exchange for your shares of Company common stock, less any required withholding taxes. You will not own any shares of the capital stock in the Surviving Corporation.

Q.	When do you expect the Merger to be completed?

A.	We are working towards completing the Merger as soon as possible. If the Merger is approved at the special meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Q.	When will I receive the cash payment for my shares of Company common stock?

A.	Assuming that you do not elect to exercise your appraisal rights, shortly after the effective time of the Merger, Computershare Trust Company, N.A., will send to you a letter of transmittal with instructions regarding the surrender of your shares in exchange for the Merger Consideration. Once you have delivered an executed copy of the letter of transmittal together with any other required documentation to Computershare Trust Company, N.A., it will promptly pay, on behalf of Parent, the Merger Consideration owing to you, less any required withholding taxes.

Q.	What happens if the Merger is not completed?

A.	If the Merger Agreement is not adopted by the stockholders of the Company or if the Merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock. Instead, the Company will remain an independent public company, and Company common stock will continue to be listed and traded on the Nasdaq. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fees” beginning on page [—].

Q.	Is the Merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash in the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company common stock are converted into the right to receive cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any required withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules.

Payments made to a non-United States Holder with respect to shares of Company common stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax.

You should read “Proposal 1—The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page [—] for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the material United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Q.	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See “Proposal 1—The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [—], at [—] California Time, at [—]. This proxy statement for the special meeting will be mailed to stockholders on or about [—].

Q.	Who may attend the special meeting?

A.	All stockholders of record at the close of business on [—], or the record date, or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold shares of Company common stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker or nominee.

Stockholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

Q.	When will the stockholders’ list be available for examination?

A.	A complete list of the stockholders of record as of the record date will be available for examination by stockholders of record beginning on [—] at the Company’s headquarters and will continue to be available through and during the meeting at [—].

Q.	Who may vote?

A.	You may vote if you owned Company common stock as of the close of business on the record date. Each share of Company common stock is entitled to one vote. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting.

Q.	What will I be voting on?

A.	You will be voting on the following:

•	A proposal to adopt the Merger Agreement, as it may be amended from time to time;

•

A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	An advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

Q.	What are the voting recommendations of the Board of Directors?

A.	The Board recommends that you vote your shares of Company common stock “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

Q.	How do I vote?

A.	If you are a stockholder of record (that is, if your shares of Company common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:

Telephone Voting: You may vote by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Internet Voting: You may vote by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail: You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company common stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company common stock will be voted by the persons named in the proxy in accordance with the recommendations of the Board as set forth in this proxy statement. If you vote by returning your proxy card by mail, your proxy card must be received by us before 11:59 p.m. Pacific Standard Time on [—].

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Pacific Standard Time on [—]. Telephone and Internet voting is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause votes to arrive late and therefore not be counted.

Even if you plan to attend the special meeting, you are encouraged to vote your shares of Company common stock by proxy. You may still vote your shares of Company common stock in person at the meeting even if you have previously voted by proxy. If you are present at the meeting and desire to vote in person, your previous vote by proxy will not be counted.

Q.	What if I hold my shares of Company common stock in “street name”?

A.	You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your shares of Company common stock as you have directed. Please note that if you wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the Merger Agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting or the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the Merger.

Q.	Can I change my mind after I vote?

A.	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?

A.	A representative of [—] will count the votes and will serve as the independent inspector of elections.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares. We encourage you to register all of your shares of Company common stock in the same name and address. You may do this by contacting your broker or our transfer agent. Our transfer agent may be reached at (781) 575-2332 or at the following address:

Computershare Trust Company, N.A.

P.O. Box 43011

Providence, RI 02940-3011

Q.	Will my shares of Company common stock be voted if I do not provide my proxy?

A.	If you are the stockholder of record and you do not vote or provide a proxy, your shares of Company common stock will not be voted.

If your shares of Company common stock are held in street name, they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions. Currently, banks, brokerage firms or other nominees have the authority under Nasdaq rules to vote shares of Company common stock for which their customers do not provide voting instructions on certain “routine” matters.

However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the Merger Agreement, the proposal to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies and the non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the Merger and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as “broker non-votes”.

Q.	May stockholders ask questions at the special meeting?

A.	Yes. Our representatives will answer stockholders’ questions of general interest following the meeting consistent with the rules distributed at the meeting.

Q.	How many votes must be present to hold the meeting?

A.	A majority of the outstanding shares of Company common stock entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum. Shares of Company common stock represented in person or by proxy, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present.

Q.	What vote is required to approve each proposal?

A.	The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the Merger Agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority in voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Approval of the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the advisory (non-binding) proposal to approve the specified compensation. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Websense common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Websense common stock, your shares of our common stock will not be voted, but this will not have an effect on the advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

Q.	How are votes counted?

A.	On the proposal to adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement.

On the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

On the advisory (non-binding) proposal to approve the specified compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q.	Why am I being asked to cast a vote on an advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger?

A.	In accordance with the rules promulgated by the SEC, under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a vote on a non-binding advisory proposal to approve the golden parachute compensation payable to our named executive officers in connection with the Merger. See “Proposal 3—Advisory Vote Regarding Executive Compensation.”

Q.	What will happen if stockholders do not approve the advisory proposal on executive compensation payable to our named executive officers in connection with the Merger?

A.	Approval of this proposal is not a condition to the completion of the Merger. The vote on this proposal is an advisory vote and will not be binding on us or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding advisory vote, if the Merger Agreement is adopted by the stockholders and completed, the specified compensation that may become payable to our named executive officers in connection with the Merger may be paid even if stockholders fail to approve this proposal.

Q.	Will any other matters be voted on at the special meeting?

A.	As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What is the Company’s website address?

A.	Our corporate website address is www.websense.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the Investors section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that is filed electronically with the SEC. Stockholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, stockholders may obtain free copies of the documents filed with the SEC by contacting our Company Investor Relations at 10240 Sorrento Valley Road, San Diego, California 92121, telephone number (858-320-9364) or akauffman@websense.com.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any stockholder who requests a copy at the phone number or address listed above.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the Merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share Merger Consideration to the person to whom you transfer your shares.

Q.	Who will pay for this proxy solicitation?

A.	We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of Company common stock.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company is paying the cost of soliciting these proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. We agreed to pay [—] a fee of approximately $[—] for its services and to reimburse reasonable out of pocket expenses.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal as soon as reasonably practicable after the completion of the Merger, describing how you may exchange your shares of Company common stock for the per share Merger Consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	I already sent my stock certificates to Computershare Trust Company, N.A., in connection with the Offer. What do I need to do to get my Merger Consideration?

A.	If the Offer has been terminated, your stock certificates will be returned to you. If you tendered your shares by book-entry transfer into Computershare Trust Company, N.A.’s account at The Depository Trust Company (“DTC”), those shares will be credited to an account maintained at the DTC, promptly following the termination of the Offer. If the Merger Agreement is adopted and other conditions to the Merger are satisfied, shortly after the Merger is completed you will receive a new letter of transmittal with instructions informing you how to send in your stock certificates to Computershare Trust Company, N.A., the paying agent appointed by Parent. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. If the Offer is consummated prior to the special meeting, you will receive payment in accordance with the documents you received in connection with the Offer.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share Merger Consideration for my shares of Company common stock?

A.	Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page [—].

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call [—] toll-free at [—].

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which include statements regarding information regarding the intent, belief or current expectation of the Company and members of its senior management team. These forward-looking statements involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements include, without limitation, statements regarding prospective performance and opportunities and the outlook for the Company’s businesses, performance and opportunities and regulatory approvals, the anticipated timing of filings and approvals relating to the Transactions; the expected timing of the completion of the Transactions; the ability to complete the Transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward looking statements include: uncertainties as to the timing of the Offer and the Merger; uncertainties as to how many of the Company stockholders will tender their Shares in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, the effects of disruption from the Transactions making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in this proxy statement, the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 20, 2013, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K, its Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on May 29, 2013 (and any amendments thereto) and the Tender Offer Statement on Schedule TO filed by Merger Sub, Parent and certain of their affiliates with the SEC on May 28, 2013 and other tender offer documents to be filed by Merger Sub, Parent and certain of their affiliates. All of the materials related to the Transactions (and all other Transaction documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed by the Company with the SEC by contacting Company Investor Relations at 10240 Sorrento Valley Road, San Diego, California 92121, telephone number (858-320-9364) or akauffman@websense.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on [—], starting at [—], California Time, at [—], or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the Merger Agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, and to approve an advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger.

If the Offer is not consummated, our stockholders must approve the proposal to adopt the Merger Agreement in order for the Merger to occur. If our stockholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—] as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or by proxy, of the holders of a majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, or shares of Company common stock for which a stockholder directs an “abstention” from voting, as well as broker non-votes, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and a valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. On the proposal to adopt the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the Merger Agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under Nasdaq rules, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the Merger Agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as “broker non-votes”. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority in voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. On the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. Failure to submit a proxy or vote in person at the special meeting and broker non-votes on the issue will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

The advisory (non-binding) proposal to approve the specified compensation that may become payable to our named executive officers in connection with the Merger requires the affirmative vote of the holders of a majority in voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. On the non-binding proposal to approve the specified compensation, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. Broker non-votes on the issue will not be counted in respect of, and will not have an effect on, the non-binding proposal to approve the golden parachute compensation. Assuming a quorum is present, failure to submit a proxy or vote in person at the special meeting will also not have any effect on the proposal.

Most of our stockholders have three options for submitting their votes: (i) by telephone, (ii) via the Internet, or (iii) by mail. If your stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. Of course, you are always welcome to come to the meeting and vote your shares in person.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our General Counsel and Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share Merger Consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the non-binding proposal to approve the golden parachute compensation.

If you have any questions or need assistance voting your shares, please call [—] toll-free at [—].

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [—], the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the advisory (non-binding) proposal to approve the specified compensation.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may vote by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the Merger Agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the Merger as soon as possible. If the Merger is approved at the stockholders meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Rights of Stockholders Who Seek Appraisal

Stockholders that do not vote for the adoption of the Merger Agreement, and who precisely comply with the procedures specified under Section 262 of the DGCL, are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the right to receive $24.75 per share of Company common stock in cash, without interest and less any required withholding taxes. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of Section 262 of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Payment of Solicitation Expenses

The Company is paying the cost of soliciting these proxies. The Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their reasonable out-of-pocket expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies We agreed to pay [—] a fee of approximately $[—] for its services and to reimburse its reasonable out of pocket expenses.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [—] toll-free at [—].

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

The Merger Agreement provides that Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation and will continue to do business following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the Surviving Corporation.

Parties to the Merger

Websense, Inc.

10240 Sorrento Valley

Road San Diego, California 92121

(858) 320-8000

The Company was organized in 1994 as NetPartners, a reseller of firewalls and other network security products. Websense Internet Screening System, the Company’s first product, was introduced in 1996. In 1999, the Company changed it’s name to Websense, Inc. The Company became a public company in on March 28, 2000. Its principal offices are located at 10240 Sorrento Valley Road, San Diego, California, 92121 and its telephone number is (858) 320-8000.

The Company is a global provider of unified Web, email, mobile and data security solutions designed to protect an organization’s data and users from external and internal threats, including modern cyber-threats, advanced malware attacks, information leaks, legal liability and productivity loss. Its customers deploy our subscription software solutions on standard servers or other information technology hardware, including its optimized appliances, as a software-as-a-service (otherwise referred to as a cloud-based or “Cloud” service) offering, or in a hybrid hardware/Cloud configuration. The Company’s products and services are sold worldwide to provide content security to enterprise customers, small and medium sized businesses, public sector entities, and Internet service providers through a network of distributors, value-added resellers and original equipment manufacturers (“OEMs”).

For additional information about the Company and our business, please visit our website at www.websense.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” on page [—]. Company common stock is publicly traded on the Nasdaq Global Select Market under the symbol “WBSN.”

Tomahawk Merger Sub, Inc.

c/o Vista Equity Partners Fund IV, L.P.

401 Congress Avenue

Austin, Texas 78701

(512) 730-2400

Tomahawk Merger Sub, Inc., a Delaware corporation (which we refer to in this proxy statement as “Merger Sub”) and wholly owned direct subsidiary of Tomahawk Acquisition, LLC, was formed on May 15, 2013 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement (including the Offer and the Merger) and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Offer and the Merger.

Tomahawk Acquisition, LLC

c/o Vista Equity Partners Fund IV, L.P.

401 Congress Avenue

Austin, Texas 78701

(512) 730-2400

Tomahawk Acquisition, LLC, a Delaware limited liability company (which we refer to in this proxy statement as “Parent”), was formed on May 15, 2013 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement (including the Offer and the Merger) and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Offer and the Merger.

Merger Sub and Parent are affiliates of Vista Equity Partners Fund IV, L.P. (“Vista”).

Merger Consideration

In the Merger, each outstanding share of Company common stock (excluding shares held (i) by the Company (including treasury shares), Parent or Merger Sub and (ii) by stockholders who have perfected and not withdrawn a demand for appraisal rights or otherwise lost appraisal rights under Delaware law with respect to such shares) will be converted into the right to receive the per share Merger Consideration of $24.75 in cash, without interest and less any required withholding taxes.

Background of the Merger Agreement

We are a global provider of unified Web, email, mobile and data security solutions designed to protect an organization’s data and users from external and internal threats, including modern cyber-threats, advanced malware attacks, information leaks, legal liability and productivity loss. Our customers deploy our subscription software solutions on standard servers or other information technology hardware, including our optimized appliances, as a Cloud offering, or in a hybrid hardware/Cloud configuration.

Our senior management and our board of directors (sometimes referred to as the “board”) regularly review our strategic plan and consider alternatives for increasing our billings growth rates, improving our billings operating margins and enhancing stockholder value. As part of the strategic planning process, beginning in the fourth quarter of 2012, we made a substantial investment in expanding our global internal sales organization in order to accelerate the growth of our TRITON business in the face of our declining billings from our commoditized web filtering business. On January 13, 2013, we announced the retirement of our former chief executive officer and the appointment of John McCormack as our chief executive officer. In the first quarter of 2013, we also announced a new strategic relationship with F5 intended to create new market opportunities for inserting our products into information technology ecosystems, announced a new go-to-market strategy to demonstrate the competitive strength of our products and announced our new product strategy.

In 2011, we retained an investment bank to conduct a process to determine the value of Websense to potential buyers, including the potential sale of the Company. In the course of that process, we entered into confidentiality agreements with approximately twenty parties, including nine strategic parties and eleven financial sponsors, including Vista (some of which, but not Vista, own portfolio companies, that would make them strategic investors), and provided confidential information to potential buyers. None of the strategic parties made a proposal to acquire the Company and the few proposals received from financial parties were not compelling proposals. Accordingly, our board of directors terminated the process.

On March 1, 2013, our board of directors held a special meeting with management and outside counsel to review a director nomination from a stockholder. During the meeting, management reviewed the terms of a possible engagement letter with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) with respect to defensive strategies, including strategic responses or any resulting sale of Websense. Our board reviewed BofA Merrill Lynch’s credentials, including its expertise in advising companies in potential sale transactions and its relevant industry knowledge and authorized the retention of BofA Merrill Lynch in accordance with the engagement terms outlined during the meeting should the Company need to engage a financial advisor. Effective April 1, 2013, BofA Merrill Lynch was engaged as financial advisor to Websense.

Beginning in early March 2013, senior management began to receive calls from private equity fund sponsors who requested introductory meetings to discuss a potential acquisition of Websense. None of these requests or subsequent meetings was initiated by management and management did not have any arrangements or understandings with any private equity fund sponsors or any other parties to pursue a management buyout of Websense.

On March 28 and April 1, 2013, three private equity funds (Fund A, Fund B, and Fund C) submitted unsolicited preliminary indications of interest to us regarding a potential acquisition. Fund A, Fund B, and Fund C provided us with indicative price ranges from $18.50 to $20 per share. At the time these proposals were submitted our common stock was trading at approximately $15 per share and our common stock traded from a high of $16.42 per share to a low of $12.83 per share from the beginning of the fourth quarter 2012 until the end of the first quarter of 2013. On April 1, 2013, Vista called us and sent a follow-up email to introduce itself, register its interest in the Company and note that Vista was interested in participating in any sale process that we may undertake in the future. In addition, Vista requested an in-person introductory meeting in the near future.

Our board of directors met on April 2, 2013 to consider the unsolicited proposals from Fund A, Fund B and Fund C and our strategic alternatives. Our management and our legal advisor, Cooley LLP (“Cooley”), participated in the meeting. The board acknowledged the planned review of the Company’s long-term strategic plan at the regular meeting of our board on April 17 and 18, 2013 including management’s plan for addressing billings growth challenges. Cooley reviewed fiduciary duty considerations in the context of the consideration of unsolicited proposals to acquire the Company. Our board of directors reviewed strategic alternatives, including remaining independent and executing on the standalone management plan, pursuing inorganic growth through targeted acquisitions, returning additional capital to the stockholders or selling the Company. Our board and management also discussed the possibility of contacting potential strategic buyers. In light of the fact that Websense engaged in a thorough marketing process that involved potential strategic buyers in 2011 that did not result in Websense receiving any acquisition proposals from strategic parties, the disruptive effect of the prior discussions on the organization, the potential risks of sharing competitively sensitive information and the fact that Websense did not receive any inbound proposals from strategic buyers between the end of the process in 2011 and March 2013, our board determined that any outreach to potential strategic parties should be deferred until later in any process that may develop. After discussions, our board authorized BofA Merrill Lynch to invite a limited number of qualified financial sponsors who had previously contacted the Company expressing interest (some of whom own portfolio companies with potential synergies) to meet with management under nondisclosure agreements and share additional due diligence material to assess valuation, while preserving the right for our board to consider all strategic alternatives, including terminating any potential sale process.

On April 2, 2013, we responded to Vista indicating that management was not able to meet in person, but that management would be willing to have an introductory telephone call with Vista on April 3, 2013.

On April 2 and April 3, 2013, our management participated in telephone calls and in-person meetings with various financial sponsors, including Fund D, Fund E and Fund F, during which the parties discussed the financial sponsors’ interest in acquiring Websense. We informed each of these financial sponsors that the Company had retained BofA Merrill Lynch as its financial advisor and that BofA Merrill Lynch would be in touch to discuss next steps.

On April 3, 2013, Vista participated in a telephone call with our management. During this telephone call, Vista and management discussed Vista’s interest in participating in any process in the event Websense were to explore strategic alternatives including a sale of the Company. We indicated that we appreciated Vista’s interest and that the Company or its advisors would be in touch to discuss next steps in the event we decided to move forward with a potential evaluation of strategic alternatives. Vista and our management did not discuss specific terms regarding management’s post-closing employment arrangements during such call or at any other time thereafter. Later that day, at the direction of our board of directors, a representative of our financial advisor, BofA Merrill Lynch, sent an email to Vista requesting a conference call on April 4, 2013.

On April 4 and April 5, 2013, at the direction of our board of directors, BofA Merrill Lynch contacted eight financial sponsors, including Vista, Fund A, Fund B, Fund C, Fund D, Fund E, Fund F and Fund G, and all eight financial sponsors subsequently entered into confidentiality agreements (except for one sponsor who was already a party to an existing confidentiality agreement in connection with an unsolicited proposal submitted to the Company in April 2012 (the “Existing CDA”)), which agreements contained “standstill” provisions prohibiting the sponsors and their representatives from taking certain actions involving or with respect to Websense (except that each sponsor may submit a private proposal to us, other than in the case of the Existing CDA, which does not permit such a private proposal, but provides, instead, that the “standstill” provision would cease to apply in the event a third- party makes a public announcement of its intent to acquire Websense through a tender or exchange offer). The standstill terms were intended to cause each participant to propose its best price in the strategic review process and also to ensure that the board would be fully informed as to any potential interest on the part of each participant, including after the announcement of a definitive agreement with another party.

On April 4, 2013, at the direction of our board of directors, representatives of BofA Merrill Lynch and Vista participated in a conference call. Representatives of BofA Merrill Lynch informed Vista that it had been engaged by the Company in connection with the Company’s exploration of strategic alternatives, including a potential sale of the Company. Representatives of BofA Merrill Lynch indicated that the Company would be inviting other parties, in addition to Vista, to participate in a process and to attend management presentations that would provide potential bidders with information about the Company. Representatives of BofA Merrill Lynch and Vista then discussed scheduling an in-person management presentation the week of April 8th. Representatives of BofA Merrill Lynch further indicated that it would provide Vista with a draft confidentiality agreement. Representatives of BofA Merrill Lynch mentioned that, under the terms of the confidentiality agreement, Vista would not be permitted to contact potential debt financing providers without the prior written consent of the Company prior to the April 29th due date for initial indications of interest in a potential transaction. On April 8, 2013, Vista entered into a confidentiality agreement with the Company.

Over the next two weeks, our management, with assistance from representatives of BofA Merrill Lynch, conducted extensive in-person management presentations with each of the financial sponsors, including Vista and its representatives, who attended an in-person management presentation on April 10, 2013.

On April 16, 2013, representatives of Vista had a telephone conference with Websense representatives and representatives of BofA Merrill Lynch to discuss Vista’s questions on supplemental financial information provided by Websense following the management presentation.

On April 17, 2013, our board of directors held a regularly scheduled meeting to review our three-year strategic plan for operating as an independent public company. At that meeting, our management presented, and our board reviewed, the management plan, including the April projections described under “—Certain Company Projections”, management’s proposed initiatives for improving billings growth rates, including potential product additions and a potential acquisition, and the execution and other risks and uncertainties in the plan.

On April 18, 2013, our board of directors continued its regular quarterly meeting. During the meeting, our board of directors reviewed billings and results of operations during the first quarter of 2013, the sales pipeline and prospects for the upcoming quarters and the proposed guidance for the second quarter and for the 2013 fiscal year. Our board also received updates and presentations on the annual sales kickoff in the first quarter, the early results from the expansion in internal sales coverage and an update on the Company’s new marketing initiatives. Prior to BofA Merrill representatives joining the meeting, Cooley advised our board on fiduciary duty considerations and discussed the fact that BofA Merrill Lynch likely has provided debt financing to all of the financial sponsors that would be participating in the process but that BofA Merrill Lynch would not be providing new acquisition financing for purposes of acquiring the Company or M&A financial advisory services in connection with a potential sale of the Company to any third-parties participating in our strategic review process. Following a discussion, our board agreed that BofA Merrill Lynch’s relationships with the financial sponsors would not adversely affect BofA Merrill Lynch’s services to our board or impact BofA Merrill Lynch’s ability to provide independent advice. Later in the meeting, representatives of BofA Merrill Lynch reviewed with our board of directors its preliminary financial analysis of Websense. After the representatives of BofA Merrill Lynch left the meeting, our board discussed strategic alternatives, including having the Company remain an independent public company, seeking inorganic billings growth through acquisitions and increasing the return of capital to stockholders through increased stock repurchases or other means. Our board of directors also discussed the risks attendant in remaining an independent public company, including the risks of failing to achieve the billings growth rates reflected in the management case financial projections, in light of historic performance and execution and other risks. At this meeting, our board of directors also held an executive session where it continued discussions of the management plan and the strategic review process. Following the review of strategic alternatives, the board agreed that the Company should solicit preliminary indications of interest from the financial sponsors discussing possible acquisition transactions.

Between April 20, 2013 and April 22, 2013, at the direction of our board of directors, BofA Merrill Lynch distributed first round bid process letters to Fund A, Fund B, Fund C, Fund D, Fund E, Fund F, Fund G, and Vista, describing a potential sale of the Company following a bid process and timetable, including that initial indications of interest should be delivered by April 29, 2013.

No bidders other than Vista requested due diligence meetings with the Company prior to April 29, 2013.

On April 20, 2013, John McCormack, the chief executive officer of the Company, met with Martin Taylor, a principal of Vista. At the meeting, Mr. McCormack and Mr. Taylor discussed the Company’s technology and product roadmap and the Company’s development organization and development offices.

On April 29, 2013, we received non-binding indications of interest from each of the financial sponsors except Fund D which indicated that it would not be submitting a proposal or continuing in the process. The nonbinding indications ranged from $20.50 to $23.00 per share, with Vista submitting the high bid. On April 29, 2013, Vista submitted a preliminary, non-binding indication of interest, to acquire all of the Company’s outstanding stock for $23.00 per share in cash. Vista’s indication of interest also noted that, if provided its requested due diligence information and access to the Company’s management, Vista would be prepared to enter into a definitive agreement for a fully financed transaction within 20 calendar days.

On April 30, 2013, our board of directors held a special telephonic meeting with management and our financial and legal advisors present to review the current status of the bid process and the preliminary indications of interest and possible next steps. After representatives of BofA Merrill Lynch left the meeting, the board discussed strategic alternatives and next steps with management and counsel. Management, including Mr. McCormack then left the meeting and the board met in executive session. During the executive session, our board of directors further discussed the bid process and related matters. Following extensive discussions, our board determined to provide each of the bidders with access to certain due diligence materials of Websense and to allow the bidders to contact their financing sources.

On April 30, 2013, at the direction of our board of directors, representatives of BofA Merrill Lynch called Vista to discuss its initial indication of interest and to invite Vista to participate in the second round of the process. Representatives of BofA Merrill Lynch informed Vista that they would be granted access to an electronic data room later that week. Representatives of BofA Merrill Lynch and Vista discussed scheduling in person meetings with management the week of May 6th. Representatives of BofA Merrill Lynch also informed Vista that it would be permitted to reach out to certain debt financing sources with the prior approval of the Company, and representatives of BofA Merrill Lynch noted that the Company had approved Vista contacting certain debt financing sources. On May 1, 2013, Vista submitted to BofA Merrill Lynch a supplemental due diligence request list regarding certain business, legal, accounting and tax matters.

Between April 30 and May 1, 2013, at the direction of our board of directors, representatives of BofA Merrill Lynch held telephonic discussions with each of the parties that submitted an initial indication of interest. Representatives of BofA Merrill Lynch discussed with each party the next steps of the process, including access to an electronic data room and meetings with management, and potential timing associated with such next steps. Representatives of BofA Merrill Lynch discussed with each of them that our board of directors would be seeking final bids at or before the end of May. Further, at the direction of our board, the representatives of BofA Merrill Lynch advised each of the parties that the process would move quickly and the Company was open to receiving proposals in advance of the final bid deadline, provided the terms of such proposals were compelling in price and other terms.

On May 1, 2013, Brian Sheth, the President of Vista, met with Mr. McCormack and Michael Newman to discuss the bid process, due diligence requests and Vista’s proposed timeline and the general market position of the Company’s products.

Also on May 1, 2013, representatives of Vista had a follow-up telephone conference with representatives of BofA Merrill Lynch regarding Vista’s willingness and ability to complete all its remaining due diligence promptly and submit a final bid by May 17th. Representatives of BofA Merrill Lynch noted to Vista that it would discuss this timeline with the Company and Cooley.

On May 2, 2013, the seven parties who submitted indications of interest, including Vista, were given access to an electronic data room containing financial, operating, intellectual property, human resource, legal and other information concerning Websense. Over the following two weeks, due diligence meetings with management were scheduled and held with all of the interested parties, telephonic due diligence discussions between Websense’s and the interested parties’ outside financial, legal and accounting advisors were scheduled and held, and Websense responded to supplemental due diligence requests made by the interested parties and added information to the electronic data room. Each of the seven financial sponsors, including Vista, were also given the right to talk to their financing sources and include them in the due diligence process.

On May 2, 2013, at the direction of our board of directors, representatives of BofA Merrill Lynch told Vista on a conference call that the Company would be willing to facilitate Vista’s attempt to meet its proposed timeline by providing the remaining due diligence materials and a draft merger agreement. Representatives of BofA Merrill Lynch and Vista also scheduled in-person management meetings the week of May 6th and discussed certain due diligence requests.

On May 3, 2013, Fund A requested and was given permission by the Company to form a consortium with Fund C in the bid process, and Fund B requested and was given permission by the Company to form a consortium with Fund E in order to retain these funds in the process because two of the funds were not large enough individually to be competitive in the process and the other funds indicated that they would only continue in the process on a partnered basis.

On May 3, 2013, Kirkland & Ellis LLP (“K&E”), outside counsel to Vista, held a conference call with Cooley, to discuss the bid process and the terms Cooley contemplated including in the draft form of merger agreement. Cooley noted that it intended to propose a one-step merger structure because of expected timing needs of bidders for completion of financing. On such call, K&E indicated to Cooley Vista’s interest in and ability to attempt to reach a deal on an accelerated timeline and noted Vista’s willingness to use a tender offer structure in order to provide speed of execution and greater certainty of closing for the Company’s stockholders. In addition, K&E noted that, should Vista and the Company succeed in reaching a definitive agreement before the date that the Company was considering as a deadline for binding bids from other process participants, Vista was willing to consider tailored exceptions to the traditional post-signing non-solicitation covenants in recognition of the possible acceleration of the process timeline as compared to the timeline that other bidders were able to meet. Cooley responded that the Board was prepared to review any proposals, but that ultimately the Company’s willingness to consider proceeding on an accelerated timeline would be predicated on Vista making a compelling offer on price and other terms.

From May 3 to May 5, 2013, at the direction of our board of directors, representatives of BofA Merrill Lynch also contacted four potential strategic parties (not including Strategic H) to assess their interest in engaging in discussions with Websense about a potential strategic transaction. These parties were selected based on our past discussions with some of these parties, a recent in-bound expression of interest from one of the parties and the potential strategic fit of our business with certain strategic parties. None of the outreaches to these four strategic parties resulted in a party signing a confidentiality agreement, holding meetings with management or conducting any due diligence. These strategic parties did not provide any reason for not participating in the strategic review process.

On May 8, 2013, a strategic party owned by a private equity fund, Strategic H, contacted representatives of BofA Merrill Lynch expressing an interest in participating in the strategic review process. On May 10, 2013, Strategic H entered into a confidentiality agreement, was provided access to the electronic data room and began a due diligence review and subsequently received a management presentation.

From May 8 through May 17, 2013 our management held all day due diligence meetings with representatives of each of Fund A, Fund B, Fund C, Fund E, Fund F, Fund G and Strategic H.

On May 8 through mid-day May 9, 2013, Websense management held an in-person due diligence session with Vista representatives, which included a dinner between representatives of Websense’s management and Vista.

On May 9, 2013, at the direction of our board of directors, representatives of BofA Merrill Lynch distributed a final bid process letter to each of the financial sponsors and Strategic H. From May 9 through May 14, 2013, interested parties were encouraged to submit any proposed revisions to the proposed form of the merger agreement that had been prepared by Cooley, with input from Websense, along with drafts of its debt and equity commitments and sponsor limited guarantee, on or before May 24, 2013, and a binding written proposal to acquire Websense on or before June 3, 2013. The proposed form of merger agreement, which was posted to the electronic data room on May 6, 2013, contemplated a one-step merger in consideration of the payment of all cash consideration. In conjunction with the circulation of the final bid process letter, at the direction of our board of directors, representatives of BofA Merrill Lynch spoke with each of the interested parties and reiterated that Websense would like to proceed quickly and was open to receiving proposals ahead of the formal bid deadline if they were compelling, and that they should complete their due diligence quickly.

On May 10, 2013, K&E sent Cooley a mark-up of the draft merger agreement previously provided by Cooley. In the mark-up of the agreement, Vista indicated that it was prepared to discuss the possibility of a dual track acquisition structure whereby Vista would initiate a tender offer for all of the Company’s outstanding shares of common stock while the Company would soon thereafter file a proxy statement and prepare to hold a stockholders’ meeting to approve the merger agreement in the event the tender offer was unsuccessful.

Also on May 10, 2013, in a due diligence coordination call with Fund F, at the direction of our board of directors, representatives of BofA Merrill Lynch reiterated that the process was likely to move quickly and that the Company was open to receiving compelling proposals ahead of the bid deadline.

On May 12, 2013, Vista contacted representatives of BofA Merrill Lynch to discuss the markup of the merger agreement submitted by K&E, timing of an expected response to that markup of the merger agreement and the remaining information needed to finalize its work in order to be in a position to submit a final offer later that week. Representatives of BofA Merrill Lynch inquired as to whether Vista would be able to secure the required financing to meet Vista’s proposed timeline. Vista indicated that it was making significant process towards securing debt financing commitments and that it expected to be in a position to make a binding offer by the end of that week.

On May 13, 2013, Cooley contacted K&E to advise that it would provide a revised draft of the merger agreement by May 14, 2013 and that the revised draft would reflect the dual-track structure previously proposed by Vista.

On May 14, 2013, Cooley sent to K&E a revised draft of the merger agreement, which included the dual track structure as previously discussed between the parties.

On May 14, 2013, outside legal counsel to Fund F submitted a mark-up of the draft merger agreement to Cooley, and drafts of its equity commitment letter and limited guarantee. Cooley sent a revised draft of the merger agreement to Fund F’s outside counsel on May 16, 2013 and on May 17, 2013 outside counsel discussed the merger agreement.

On May 15, 2013, Websense made available in the electronic data room an initial draft of the disclosure schedules to the form of merger agreement that had been previously made available on May 6, 2013.

On May 16, 2013, prior to the formal bid deadline, Vista submitted to Websense a definitive, fully financed and binding proposal to acquire Websense for $24.00 per share in cash, including the Debt Commitment Letter, a draft of the Equity Commitment Letter for Vista, a limited guarantee in favor of Websense from Vista and a revised draft of the merger agreement. The proposal letter also provided that the proposal would expire if a definitive agreement was not entered into before the stock market opened on May 20, 2013.

The revised draft of the merger agreement submitted by Vista provided for a limited exception to the “no shop” provision. The exception would permit us to continue negotiations following the execution of a definitive merger agreement until May 31st in connection with acquisition proposals received from certain “excluded parties” who had submitted acquisition proposals before the announcement of a definitive agreement with Vista and with whom the Company had been engaged in active discussions as of the date of any such definitive agreement. The draft provided a single-tier break-up fee of 4% of the equity value of the transaction if we terminated the Vista transaction to accept a superior proposal. The draft also provided that we would reimburse Vista’s expenses up to 1% of the equity value of the transaction in the event the agreement is terminated because either the stockholders do not approve the merger agreement or we willfully breach our representations, warranties and covenants in the merger agreement.

On May 17, 2013, Strategic H submitted an indicative proposal to acquire Websense at a range of $21.00 to $23.00 per share, which was subsequently increased to $23.00 to $25.00 per share on May 18, 2013. Strategic H indicated that it would be unlikely that its final offer price would reach the $25.00 per share upper end of its range and that it would need additional time to arrange for financing, review the merger agreement and complete its due diligence. Following the public announcement of the execution of the Merger Agreement, Strategic H withdrew from the process.

On May 17, 2013, K&E called Cooley to discuss the structure of the exceptions to the “no-shop” provision proposed in the revised draft of the merger agreement submitted by Vista.

On May 17, 2013, our board of directors held a special telephonic meeting to discuss the status of the bid process and next steps with management and its financial and legal advisors. Our board of directors reviewed with representatives of BofA Merrill Lynch the parties who had entered into confidentiality agreements, the results of BofA Merrill Lynch’s efforts in reaching out to various strategic parties, including Strategic H, and the terms of the binding proposal submitted by Vista, including the debt commitment terms and its expiration time of Monday, May 20, 2013, at the open of the stock market. Cooley explained the structure of the transaction proposed by Vista, including the potential advantages of a dual track two-step tender offer as opposed to a one-step merger and the general approach taken by Vista in the merger agreement, including the proposed termination fees and the limited exception to the no-shop covenants to permit Websense to engage in ongoing discussions with the existing participants in the process. Our board of directors discussed with our financial and legal advisors possible counter proposals to Vista with respect to the no-shop exception. Our board of directors then reviewed with representatives of BofA Merrill Lynch each of the other bidders. Our board discussed potential next steps with its advisors, including the strategy for requesting a price increase from Vista and also discussed a potential forthcoming proposal from Fund F. Representatives of BofA Merrill Lynch then left the meeting. Our board discussed strategic alternatives and agreed to pursue a higher price from Vista without risking loss of the existing bid and to seek to determine whether Fund F would make a competitive bid. Management then left the meeting and the board held an executive session with Cooley present.

On the evening of May 17, 2013, at the direction of our board of directors, representatives of BofA Merrill Lynch called Vista to discuss its proposal, including the price per share offered by Vista. In addition to requesting that Vista increase its offer price, representatives of BofA Merrill Lynch requested that Vista extend the period of time that the Company would be permitted to continue negotiations with certain “excluded parties” from May 31st to June 17th. Representatives of BofA Merrill Lynch proposed that the termination fee payable by the Company in the event the Company terminated the merger agreement to enter into a superior offer agreement with an “excluded party” be reduced from 4% to 0.75% of the equity value of the transaction and that the generally applicable termination fee payable by the Company in other circumstances be reduced from 4% to 2.75% of equity value. In addition, representatives of BofA Merrill Lynch asked that the cap on the Company’s obligation to reimburse Vista’s expenses be reduced from 1% to approximately 0.5% of equity value of the transaction.

Over the course of May 18th, Vista had multiple discussions with representatives of BofA Merrill Lynch and K&E had multiple discussions with Cooley regarding the proposal submitted on May 16th and the requests and revised terms proposed by BofA Merrill Lynch, at the direction of our board of directors, on May 17th. During the conversations, Vista and K&E conveyed that Vista would withdraw from the strategic process if a definitive agreement was not reached before the stock market opened on Monday, May 20, 2013. In response to the Company’s proposals from the evening of May 17th, Vista agreed to raise its offer price to $24.50 per share and proposed a termination fee payable by the Company in the event the Company terminated the merger agreement to enter into an agreement with an “excluded party” equal to 1.75% of the equity value of the transaction and proposed a termination fee payable by the Company in other circumstances equal to 3.5% of equity value. Vista also proposed that the Company be permitted to discuss acquisition proposals with certain “excluded parties” until June 7th, noting that such date was after the due date for binding proposals in the Company’s final-round process letter sent on May 9th. Vista accepted the Company’s proposal of 0.5% of equity value as the cap on expense reimbursement.

Later on May 18, 2013, at the direction of our board of directors, BofA Merrill Lynch called Vista and requested that Vista further increase its offer price. Late the evening of May 18, 2013, Vista submitted its final offer of $24.75 per share.

On May 18, 2013, Fund F submitted a proposal to acquire Websense at $21.75 per share. The proposal was accompanied by equity and debt commitments and a mark-up of the merger agreement. Between May 18 and May 19, 2013, at the direction of our board of directors, representatives of BofA Merrill Lynch had multiple discussions with Fund F regarding its proposal, including discussions relating to price, terms and debt commitments. During these discussions, Fund F noted that its proposal required that certain of its representatives meet in-person with the Company’s CEO and CFO to discuss strategic alignment. Fund F had attended two prior in-person meetings with the CEO and CFO during the process. The representatives of BofA Merrill Lynch also discussed with Fund F its proposed price, including the fact that it was below the top end of Fund F’s initial indication of interest, and certain terms of the debt commitments provided by Fund F. Representatives of BofA Merrill Lynch asked representatives of Fund F how much it could offer per share in excess of $21.75 per share. Representatives of Fund F declined to indicate a specific price and indicated that its proposal implied multiples that are in excess of multiples paid in precedent transactions Fund F deemed comparable to the Transaction, was at the higher end of the range of prices submitted in its initial indication of interest and was very good value to the Company’s stockholders. Given that representatives of Fund F declined to provide a specific price above $21.75 per share, representatives of BofA Merrill Lynch again asked representatives of Fund F if it had an ability to increase its price and if there was any additional information it would like to convey to the Company’s board of directors. Representatives of Fund F indicated that Fund F has the ability to increase its price, but declined to be specific. Lastly, representatives of BofA Merrill Lynch reiterated that the process, from a timing standpoint, was continuing to move forward quickly.

On May 18, 2013 through the evening of May 19, 2013, Vista, the Company and their advisors worked towards finalizing the terms of the merger agreement with Cooley, including the provisions relating to termination rights, break-up fees to be payable by the Company and Vista upon the occurrence of certain events, and the Company’s ability to continue negotiations with certain “excluded parties” as described above. K&E and Cooley also continued to finalize the terms of the limited guarantee, the equity and debt commitment letters and the disclosure schedules.

On the evening of May 19, 2013, at a special telephonic meeting, our board of directors in consultation with our management and representatives of BofA Merrill Lynch and Cooley reviewed the strategic review process and considered the proposals received to date, including Vista’s revised offer of $24.75 per share, the fact that Vista had indicated it would withdraw from the process if the bid were not accepted by May 20, 2013 before the stock market opened and Fund F’s revised proposal of $21.75 per share which was lower than the top end of the range indicated in Fund F’s initial bid. At this meeting, our board of directors also reviewed with representatives of BofA Merrill Lynch the discussions with representatives of Fund F, including that Fund F could potentially pay a higher purchase price per share but declined to provide a specific price, that it viewed its price as at the high end of its previous range, and that its debt commitments were for a shorter duration than those provided for in Vista’s proposal. Our board of directors concluded that due to Fund F’s offer price being significantly below Vista’s offer price, the likelihood that Fund F would not be willing to materially increase its offer price, and the uncertainty surrounding Fund F’s proposal, it would proceed with Vista’s proposal before it expired on Monday, May 20, 2013. At this meeting, representatives of BofA Merrill Lynch reviewed with our board of directors its financial analyses of Vista’s $24.75 per share offer and delivered to our board an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 19, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Consideration to be received in the Transaction by holders of our common stock (other than (a) shares held by us or any wholly owned subsidiary of Websense (or held in our treasury), (b) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent and (c) Dissenting Shares (as defined in the Merger Agreement (as of May 19, 2013))) was fair, from a financial point of view, to such holders. Also, at this meeting, representatives of Cooley reviewed the terms of the proposed merger agreement and other transaction agreements, including conditions to closing, termination rights and any fees associated with terminations under certain circumstances, and our limited right to continue negotiations with other interested parties. Cooley again reviewed the fiduciary duties of our board of directors in consideration of whether to approve the merger agreement and such other agreements. Following extended discussion our board of directors unanimously approved the Merger Agreement and the Transactions.

On the evening of May 19, 2013, the parties executed the Merger Agreement, Debt Commitment Letter, Equity Commitment Letter and the Limited Guarantee.

On May 20, 2013, before the opening of trading on the Nasdaq Stock Market, the Company and Vista issued a joint press release announcing the execution of the Merger Agreement.

On May 24, 2013, the parties filed a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

On May 28, 2013, Merger Sub commenced the Offer.

Recommendation of Our Board of Directors; Reasons for the Transactions

On May 19, 2013, our board of directors unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are advisable to, and in the best interest of, Websense and its stockholders, (ii) approved the execution, delivery and performance by Websense of the Merger Agreement and the consummation of the Transactions and (iii) resolved to recommend that our stockholders approve the adoption of the Merger Agreement and the Merger.

In evaluating the Merger Agreement and the Transactions, our board of directors consulted with our senior management, our outside legal advisor, Cooley, and our financial advisor, BofA Merrill Lynch. In the course of reaching its determination to approve the Merger Agreement and the Transactions and to recommend that our stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement and approve the Merger, our board considered numerous factors, including the following factors (which are not listed in any relative order of importance):

•	the fact that the $24.75 per share of the Offer will be paid in cash, providing certainty, immediate value and liquidity to our stockholders;

•

the current and historical market price of our common stock, including the fact that the $24.75 per share cash price represents a premium of 28.7% to our closing stock price of $19.23 per share on May 17, 2013, the last full trading day prior to the announcement of the execution of the Merger, and a premium of 44.1% and 56.6% to the trailing average one-month and three-month historical prices;

•

the targets for our stock price published by twelve equity analysts during the period from April 25, 2013 to April 29, 2013 and ranging from $13.50 per share to $17.00 per share, excluding the lowest and highest price targets;

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the possibility that it could take a considerable period of time before the trading price of our common stock would reach and sustain trading at least at the per share Offer Price of $24.75, as adjusted for present value;

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the belief of our board of directors, after a thorough review of strategic alternatives and discussions with our management and advisors, that the value offered to stockholders pursuant to the Transactions is more favorable to our stockholders than the potential value that might have resulted from remaining an independent public company, considering our three-year strategic plan for substantially increasing billings growth rates following years of low billings growth rates and the execution and other risks and uncertainties relating to future execution of our strategic plan;

•	our board’s familiarity with our current and historical financial condition, results of operations, prospects, business strategy, competitive position, properties, assets and prospects;
•

the belief of our board of directors based upon arm’s length negotiations with Vista that the price to be paid by Merger Sub is the highest price per share that Vista was willing to pay for Websense and that the terms of the Merger Agreement include the most favorable terms to us to which Vista was willing to agree;

•

the belief of our board of directors that Vista would withdraw its $24.75 per share offer and withdraw from the process if the offer was not accepted by May 20, 2013 before the open of the Nasdaq Stock Market, the fact that the only other firm bid received by us was at $21.75 per share and a belief that none of the other bidders would be willing to pay more than $24.75 per share, that the Merger Agreement created an opportunity for any other party who had made an acquisition proposal prior to the execution of the Merger Agreement and was actively engaged in negotiations that could reasonably be expected to result in a superior offer until June 7, 2013 to enter into a definitive agreement for a superior offer and pay a reduced termination fee of 1.75% of equity value, and the opportunity for other parties to approach us if interested in a strategic transaction;

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the fact that the Merger Agreement was unanimously approved by our board of directors, which is comprised of a majority of independent directors who are not affiliated with Parent or Merger Sub or any of their affiliates and are not employees of Websense or any of its subsidiaries, and which retained and received advice from our financial advisor and legal advisor in evaluating, negotiating and recommending the terms of the Merger Agreement;

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the opinion of BofA Merrill Lynch, dated May 19, 2013, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Consideration to be received in the Transaction by holders of our common stock (other than (a) shares held by Websense or any wholly owned subsidiary of Websense (or held in our treasury), (b) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent and (c) Dissenting Shares (as defined in the Merger Agreement (as of May 19, 2013))), as more fully described in the section entitled “Opinion of the Company’s Financial Advisor”;

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the fact that Parent and Merger Sub had obtained committed debt financing for 180 days and committed equity financing for the Transactions, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligations of Parent and Merger Sub to use their reasonable best efforts to obtain the debt and equity financing, each of which, in the reasonable judgment of our board, increases the likelihood of such financings being completed;

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the fact that the Merger Sub must extend the Offer if requested by us for successive periods of ten business days until the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) three business days after the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the proxy statement to be filed by the Company in connection with the adoption of the Merger Agreement, including by informing the Company that it does not intend to review the proxy statement or (iii) November 15, 2013 (the “End Date”), if, on any scheduled expiration date, any of the conditions to the consummation of the Offer is not satisfied and has not been waived;

•	the terms and conditions of the Merger Agreement, including the following related factors:

•

the transaction is structured as a tender offer, which can be completed, and the cash Offer Price can be delivered to our stockholders, on a prompt basis, following satisfaction or, in certain cases, waiver of the conditions to the Offer, reducing the period of uncertainty during the pendency of the Transactions to stockholders, with a second-step merger in which stockholders who do not tender their Shares in the Offer will receive cash consideration equal to the Offer Price;

•	our ability to convert the structure into a one-step merger in the event the conditions to the Offer are not met;

•	the nature of the conditions to Merger Sub’s obligations to consummate the Offer, the Merger and other Transactions and the risks of non-satisfaction of such conditions;

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the ability of our board of directors under the Merger Agreement to withdraw or modify its recommendation that our stockholders accept the Offer and tender their Shares or vote in favor of adoption of the Merger Agreement in certain limited circumstances, including in connection with a superior offer, and our right to terminate the Merger Agreement in order to accept a superior offer and enter into a definitive agreement with respect to such superior offer, in both cases subject to payment of a termination fee;

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the conclusion of our board of directors that the termination fee and the circumstances when such termination fee may be payable, are reasonable in light of the benefit of the Offer, Merger and the other Transactions;

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the fact that the Merger Agreement provides that, in the event of a failure of the Transactions to be consummated under certain circumstances, Parent will pay us a $68,900,000 reverse termination fee, without us having to establish any damages, and the guarantee of such payment obligation by an entity affiliated with Vista pursuant to the Limited Guarantee;

•	the likelihood that the Offer or Merger will be consummated on a timely basis, including the likelihood that the Transactions will receive all necessary regulatory approvals;

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the availability of statutory appraisal rights to our stockholders who do not tender their Shares in the Offer or vote in favor of the Merger and otherwise comply with all required procedures under the DGCL; and

•	the fact that the End Date under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Transaction;

Our board of directors also considered a variety of risks and other potentially negative factors of the Merger Agreement and the Transactions, including the following:

•	the fact that our stockholders will not participate in any potential future earnings or growth of Websense and will not benefit from any appreciation in the value of the Company as a private company;

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that if the Offer and Merger and the other Transactions are not consummated, we will be required to pay our own expenses associated with the Merger Agreement, the Offer, the Merger and the other Transactions contemplated by the Merger Agreement as well as, under certain circumstances, to pay Parent a termination fee and reimburse Parent’s reasonable and documented out-of-pocket fees and expenses (up to $4,900,000), in connection with the termination of the Merger Agreement;

•	the fact that, if the Offer and the other Transactions are not consummated in a timely manner or at all:

•	the trading price of Shares could be adversely affected;

•	we will have incurred significant transaction and opportunity costs attempting to consummate the Transactions;

•	we may lose employees after announcement of the Merger Agreement;

•	our business may be subject to significant disruption; and

•	our directors, officers and other employees will have expended considerable time and effort to consummate the Transactions.

•	the restrictions in the Merger Agreement on our actively soliciting competing bids to acquire Websense;

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the fact that Parent and Merger Sub are newly formed entities with essentially no assets other than equity and debt commitments, and that our remedy in the event of breach of the Merger Agreement by Parent or Merger Sub may be limited to receipt of the reverse termination fee provided under the Merger Agreement, which is guaranteed by an entity affiliated with Vista and that under certain circumstances we may not be entitled to a reverse termination fee at all;

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the termination fee payable to Merger Sub upon the occurrence of certain events, including the potential effect of such termination fee to deter other potential acquirors from making a competing offer for Websense that might be more advantageous to our stockholders, and the impact of the termination fee on our ability to engage in another transaction for twelve months if the Merger Agreement is terminated in certain circumstances;

•	the fact that the gain realized by our stockholders as a result of the Offer and the Merger generally will be taxable to the stockholders for U.S. federal income tax purposes;

•

the restrictions in the Merger Agreement on the conduct of our business prior to the consummation of the Merger, which may delay or prevent us from undertaking business or other opportunities that may arise prior to the consummation of the Offer or the Merger; and

•

the fact that our executive officers and directors may have interests in the Transactions, including the Offer and the Merger, that are different from, or in addition to, those of our stockholders. See “—Interests of Certain Persons in the Merger.”

Our board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Offer and Merger were outweighed by the potential benefits of the Offer and Merger.

The foregoing discussion of the reasons of our board of directors for its recommendation to adopt the Merger Agreement is not meant to be exhaustive, but addresses the material information and factors considered by our board of directors in consideration of its recommendation. In view of the wide variety of factors considered by our board of directors in connection with the evaluation of the Offer and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our board of directors may have been influenced to a greater or lesser degree by different factors.

Opinion of the Company’s Financial Advisor

The Company has retained BofA Merrill Lynch to act as its financial advisor in connection with the Transaction. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as Websense’s financial advisor in connection with the Transaction on the basis of BofA Merrill Lynch’s experience in transactions similar to the Transaction, its reputation in the investment community and its familiarity with Websense and its business.

On May 19, 2013, at a meeting of Websense’s board of directors held to evaluate the Transactions, BofA Merrill Lynch delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated May 19, 2013, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Consideration to be received in the Transaction by holders of Websense common stock (other than (a) shares held by Websense or any wholly owned subsidiary of Websense (or held in Websense’s treasury), (b) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent and (c) Dissenting Shares (as defined in the Merger Agreement (as of May 19, 2013))) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to Websense’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Websense’s board of directors for the benefit and use of Websense’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the Consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Transaction and no opinion or view was expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Websense or in which Websense might engage or as to the underlying business decision of Websense to proceed with or effect the Transaction. BofA Merrill Lynch’s opinion does not address any other aspect of the Transaction and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Transaction or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to Websense;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Websense furnished to or discussed with BofA Merrill Lynch by the management of Websense, including certain financial forecasts relating to Websense prepared by the management of Websense and sensitivities related thereto prepared by or at the direction of, and approved by, the management of Websense, referred to herein as the Websense management forecasts;

•

reviewed certain publicly available financial forecasts relating to Websense as extrapolated at the direction of, and approved by, the management of Websense, referred to herein as the extrapolated street forecasts;

•	discussed the past and current business, operations, financial condition and prospects of Websense with members of senior management of Websense;

•	reviewed the trading history for Websense common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;
•	compared certain financial and stock market information of Websense with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•

considered the results of BofA Merrill Lynch’s efforts to solicit, at the direction of Websense, indications of interest and definitive proposals from third-parties with respect to a possible acquisition of Websense;

•	reviewed the Merger Agreement (as of May 19, 2013); and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Websense that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Websense management forecasts, BofA Merrill Lynch was advised by Websense, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Websense as to the future financial performance of Websense. With respect to the extrapolated street forecasts, BofA Merrill Lynch was advised by Websense, and assumed, with the consent of Websense, that they were a reasonable basis upon which to evaluate the future financial performance of Websense. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Websense, nor did it make any physical inspection of the properties or assets of Websense. BofA Merrill Lynch did not evaluate the solvency or fair value of Websense, Parent or any of their respective affiliates under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Websense, that the Transaction would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Websense or the Transaction (including the contemplated benefits thereof).

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Transaction, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the Consideration to be received in the Transaction by holders of Websense common stock (other than (a) shares held by Websense or any wholly owned subsidiary of Websense (or held in Websense’s treasury), (b) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent and (c) Dissenting Shares (as defined in the Merger Agreement (as of May 19, 2013))) and no opinion or view was expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Websense or in which Websense might engage or as to the underlying business decision of Websense to proceed with or effect the Transaction. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter. Except as described above, Websense imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Websense’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Websense and the following 16 publicly traded companies in the software industry, which, based on BofA Merrill Lynch’s professional judgment and experience, were determined to be relevant to Websense:

Similar Growth Profile Software Companies	Mid-Cap Growth Security Companies
Symantec Corporation	Palo Alto Networks, Inc.
CA, Inc.	Fortinet, Inc.
Check Point Software Technologies Ltd.	Sourcefire, Inc.
Sage Group Plc	Imperva, Inc.
TIBCO Software Inc.	Proofpoint, Inc.
Software AG	Qualys, Inc.
Compuware Corporation
Micro Focus Plc
Progress Software Corporation
Netscout Systems, Inc.

BofA Merrill Lynch reviewed enterprise values, commonly referred to as EV, of the selected publicly traded companies, calculated as market capitalization based on closing stock prices on May 17, 2013 (the last trading day prior to the public announcement of the Transaction), or, in the case of Compuware Corporation, on December 16, 2012 (the trading day prior to the public disclosure of an unsolicited proposal to acquire Compuware Corporation), plus debt, minority interest and preferred stock, less cash and cash equivalents, as a multiple of calendar year 2014 estimated levered free cash flow from operations, less capital expenditures, commonly referred to as FCF. BofA Merrill Lynch also reviewed per share equity values of the selected publicly traded companies, based on closing stock prices on May 17, 2013 (the trading day prior to the public announcement of the Transaction), or, in the case of Compuware Corporation, on December 16, 2012 (the trading day prior to the public disclosure of an unsolicited proposal to acquire Compuware Corporation), as a multiple of calendar year 2014 estimated earnings per share, commonly referred to as a price to earnings ratio, or P/E. This analysis resulted in the following high, mean, median and low multiples:

Similar Growth Profile Software Companies	CY2014E EV/FCF	CY2014E P/E
High	18.2x	18.2x
Mean	11.6x	13.8x
Median	10.6x	13.5x
Low	8.2x	11.1x

Mid-Cap / Growth Security Companies	CY2014E EV/FCF	CY2014E P/E
High	32.3x	NM
Mean	25.2x	NM
Median	29.3x	NM
Low	12.6x	NM

BofA Merrill Lynch then applied calendar year 2014 EV/FCF multiples of 9.5x to 11.5x derived from the selected publicly traded companies to Websense’s calendar year 2014 estimated FCF. BofA Merrill Lynch also then applied calendar year 2014 P/E multiples of 12.0x to 14.5x derived from the selected publicly traded companies to Websense’s calendar year 2014 estimated earnings per share. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Websense were based on each of the management case and the street case (see “—Certain

Company Projections”). This analysis indicated the following approximate implied per share equity value reference ranges, rounded to the nearest $0.25, for Websense, as compared to the Consideration:

	Implied Per Share Equity Value Reference Ranges
	Street Case	Management Case	Consideration
CY2014E EV/FCF	$15.00 - $18.00	$15.75 - $18.75	$24.75
CY2014E P/E	$12.25 - $14.75	$15.25 - $18.25

No company used in this analysis is identical or directly comparable to Websense. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Websense was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 21 selected transactions involving companies in the software industry since January 1, 2010, which, based on BofA Merrill Lynch’s professional judgment and experience, were determined to be relevant to Websense and the Transaction:

Selected Precedent Transactions (Target / Acquiror)
BMC Software, Inc. / Bain Capital Partners, LLC; and Golden Gate Private Equity, Inc.
Ebix, Inc. / Goldman Sachs Group Inc.
Retalix Ltd. / NCR Corporation
JDA Software Group, Inc. / RedPrairie Corporation
Mediware Information Systems, Inc. / Thoma Bravo, LLC
Deltek, Inc. / Thoma Bravo, LLC
Quest Software, Inc. / Dell Inc.
X-Rite, Incorporated / Danaher Corporation
Misys Plc / Vista Equity Partners, LLC
NDS Group Limited / Cisco Systems, Inc.
Blue Coat Systems, Inc. / Thoma Bravo, LLC; and Ontario Teacher’s Pension Plan
Emdeon, Inc. / Blackstone Group LP
Blackboard, Inc. / Providence Equity Partners L.L.C.
Epicor Software Corporation / Apax Partners, L.P.
Activant Solutions, Inc. / Apax Partners, L.P.
Lawson Software, Inc. / Infor Global Solutions; and Golden Gate Capital
Novell, Inc. / Attachmate Corporation
Syniverse Technologies, Inc. / The Carlyle Group
McAfee, Inc. / Intel Corporation
SonicWALL, Inc. / Thoma Bravo, LLC
Sybase, Inc. / SAP AG

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s next twelve months estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as NTM EBITDA. This review resulted in the following high, mean, median and low multiples:

All Selected Precedent Transactions	EV/NTM EBITDA
High	16.5x
Mean	10.8x
Median	10.7x
Low	8.2x

BofA Merrill Lynch then applied multiples of 10.0x to 12.0x derived from the selected transactions to Websense’s estimated NTM EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Websense were based on each of the management case and the street case (see “—Certain Company Projections”). This analysis indicated the following approximate implied per share equity value reference ranges, rounded to the nearest $0.25, for Websense, as compared to the Consideration:

Implied Per Share Equity Value Reference Ranges
Street Case	Management Case	Consideration
$16.00 - $19.00	$17.25 - $20.50	$24.75

No company, business or transaction used in this analysis is identical or directly comparable to Websense or the Transaction. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Websense and the Transaction were compared.

Present Value of Future Stock Price Analysis. BofA Merrill Lynch performed an analysis of the present value of the implied future stock price of Websense during fiscal years 2015 and 2016 based on the management case and the street case. BofA Merrill Lynch applied calendar year 2014 EV/FCF multiples of 9.5x to 11.5x derived from the Selected Publicly Traded Companies Analysis discussed above to Websense’s fiscal year 2015 and fiscal year 2016 estimated FCF. BofA Merrill Lynch also then applied calendar year 2014 P/E multiples of 12.0x to 14.5x derived from the Selected Publicly Traded Companies Analysis discussed above to Websense’s fiscal year 2015 and fiscal year 2016 estimated earnings per share. The resulting implied future stock prices were then discounted to present value using a discount rate of 10.0%, which was based on an estimate of Websense’s cost of equity derived using the capital asset pricing model. Estimated financial data of Websense were based on each of the management case and the street case (see “—Certain Company Projections”). This analysis indicated the following approximate implied per share equity value reference ranges, rounded to the nearest $0.25, for Websense, as compared to the Consideration:

Implied Per Share Equity Value Reference Ranges
	Street Case	Management Case	Consideration
2015E	$13.00 - $18.00	$15.25 - $24.75	$24.75
2016E	$12.50 - $17.25	$18.75 - $25.00

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Websense to calculate the estimated present value of the standalone unlevered, after-tax, free cash flows that Websense was forecasted to generate during the second fiscal quarter of Websense’s fiscal year 2013 through Websense’s fiscal year 2017 based on each of the management case (including certain sensitivities thereto as described below) and the street case (see “—Certain Company Projections”). BofA Merrill Lynch calculated terminal values for Websense by applying terminal forward multiples of 9.0x to 11.0x to Websense’s fiscal year 2018 unlevered free cash flow. The cash flows and terminal values were then discounted to present value as of March 31, 2013 (utilizing a mid-point discounting convention), using discount rates ranging from 9.0% to 11.0%, which were based on an estimate of Websense’s weighted average cost of capital derived using the capital asset pricing model. As part of this analysis, BofA Merrill Lynch assumed a 25.0% tax rate as per Websense’s management and accounted for stock based compensation as a cash expense.

In addition, BofA Merrill Lynch performed a sensitivity analysis with respect to the results of the discounted cash flow analysis for the management case. In particular, BofA Merrill Lynch performed a discounted cash flow analysis based on the management case as described above but taking into account, at the direction of, and with the approval of, Websense, the following assumptions: (1) a fiscal year 2012 through 2017 billings compounded annual growth rate of 5.0% to 7.5%, (2) an implied fiscal year 2017 adjusted free cash flow margin of 10.0% to 18.0%, (3) a terminal forward multiple of 10.0x and (4) a discount rate of 10.0% (see “—Certain Company Projections”).

This analysis indicated the following approximate implied per share equity value reference ranges, rounded to the nearest $0.25, for Websense, as compared to the Consideration:

Implied Per Share Equity Value Reference Ranges
Street Case	Management Case	Management Case Sensitivity	Consideration
$15.25 - $18.75	$25.50 - $31.75	$15.00 - $25.00	$24.75

Selected Premiums Paid Analysis. BofA Merrill Lynch identified, to the extent publicly available, selected transactions for U.S.-based, publicly traded companies in the technology industry, announced since January 1, 2010. BofA Merrill Lynch calculated the premium over the target company’s closing stock price one day prior to the announcement of the transaction, or to the extent applicable, the target company’s unaffected stock price, of the per share price paid in each selected transaction.

1-Day Premium to Pre- Announcement Stock Price
Strategic Transactions
Mean	41.7%
Median	34.5%
Financial Sponsor Transactions
Mean	24.9%
Median	23.5%

BofA Merrill Lynch then applied a range of calculated premiums from 20%-30% for financial sponsor transactions and 30%-50% for strategic transactions to the estimated unaffected Company stock price per share of $15.50. Such price was determined by BofA Merrill Lynch at the direction of, and in consultation with, Websense, in order to approximate the implied Company stock price without the effect of market speculation that Websense would engage in a potential strategic transaction.

This analysis indicated the following approximate implied per share equity value reference ranges, rounded to the nearest $0.25, for Websense, as compared to the Consideration:

Implied Per Share Equity Value Reference Ranges		Consideration
Financial Sponsor Transactions	$18.50 - $20.25	$24.75
Strategic Transactions	$20.25 - $23.25

No company, business or transaction used in this analysis is identical or directly comparable to Websense or the Transaction. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Websense and the Transaction were compared.

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•

historical trading prices and trading volumes of Websense common stock during the six-month period ended May 17, 2013, which indicated that during such period closing prices ranged from $13.42 per share to $19.23 per share;

•

targets for Websense’s stock price published by 12 equity analysts during the period from April 25, 2013 to April 29, 2013 and ranging from $13.50 per share to $17.00 per share, excluding the lowest and highest price targets, discounted to present value using a 10.0% discount rate, which was based on an estimate of Websense’s cost of equity derived using the capital asset pricing model, resulting in an approximate implied per share equity value reference range, rounded to the nearest $0.25, for Websense of $12.25 to $15.50; and

•

an analysis of the estimated price per share a hypothetical financial sponsor buyer would pay in a leveraged buyout of Websense assuming a financial sponsor buyer would complete the transaction by June 30, 2013, seek to achieve a target internal rate of return of 20% to 30%, utilize total debt of $575 million, achieve $15 million in pro forma cost savings beginning in fiscal year 2014 and exit by December 31, 2017 at a next twelve months billings EBITDA (that is, EBITDA including the cash flow impact of change in deferred revenue) multiple of 8.0x, resulting in an approximate implied per share equity value reference ranges, rounded to the nearest $0.25, for Websense of $18.50 to $20.50 for the street case and $24.50 to $29.00 for the management case.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to Websense’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Websense and Parent. The estimates of the future performance of Websense and Parent in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the Consideration and were provided to Websense’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Websense or Parent.

The type and amount of consideration payable in the Transaction was determined through negotiations between Websense and Parent, rather than by any financial advisor, and was approved by Websense’s board of directors. The decision to enter into the Merger Agreement (as of May 19, 2013) was solely that of Websense’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by Websense’s board of directors in its evaluation of the proposed Transaction and should not be viewed as determinative of the views of Websense’s board of directors or management with respect to the Transaction or the Consideration.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the Transaction an aggregate fee currently estimated to be approximately $12 million, $500,000 of which was payable in connection with its opinion and the remainder of which is contingent upon the completion of the Transaction. In connection with its engagement, Websense has also agreed to pay BofA Merrill Lynch a quarterly retainer fee of $125,000 (subject to a minimum aggregate quarterly retainer fee of $500,000), which fees will be credited against the portion of the fee described in the preceding sentence that will be paid upon completion of the Transaction to the extent paid. The Company also has agreed to reimburse BofA Merrill Lynch for a portion of its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Websense, Parent and/or certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Websense and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (a) having acted or acting as administrative agent, book manager and joint lead arranger for, and/or as a lender under, certain term loans, letters of credit and credit facilities and other credit arrangements of Websense and certain of its affiliates, (b) having provided or providing certain derivatives, foreign exchange and other trading services to Websense and certain of its affiliates, and (c) having provided or providing certain treasury management products and services to Websense and certain of its affiliates. In addition, we and/or certain of our affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with Websense and/or certain of its affiliates.

From January 1, 2011 through April 30, 2013, BofA Merrill Lynch and its affiliates received aggregate revenues from Websense and certain of its affiliates of approximately $4 million for corporate, commercial and investment banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and/or certain of its affiliates, including Vista Equity Partners, LLC (“Vista Equity”) and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (a) having acted or acting as administrative agent, joint bookrunner and joint lead arranger for, and/or as a lender under, certain term loans, letters of credit and credit and leasing facilities and other credit arrangements of certain of Parent’s affiliates, including Vista Equity and certain of its affiliates and portfolio companies (including acquisition financing), (b) having provided or providing certain derivatives, foreign exchange and other trading services to certain of Parent’s affiliates, including Vista Equity and certain of its affiliates and portfolio companies, and (c) having provided or providing certain treasury management products and services to certain of Parent’s affiliates, including Vista Equity and certain of its affiliates and portfolio companies. In addition, we and/or certain of our affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with Parent and/or certain of its affiliates, including Vista Equity and certain of its affiliates and portfolio companies.

From January 1, 2011 through April 30, 2013, BofA Merrill Lynch and its affiliates received aggregate revenues from Vista Equity and certain of its affiliates and portfolio companies of approximately $30 million for corporate, commercial and investment banking services unrelated to the Transaction.

Certain Company Projections

Prior to our receipt of unsolicited proposals to acquire the Company, and in connection with a long-term strategy session with our board of directors on April 17, 2013, management prepared three-year financial projections (the “April projections”). Later, after receiving the unsolicited proposals, management modified the April projections to include projections for 2016 and 2017 (the five-year projections are referred to as the “management case”). We provided the management case projections to BofA Merrill Lynch for its review and analysis in connection with its fairness opinion and to our board of directors in connection with its review of strategic alternatives.

The information set forth below is included solely to give Websense stockholders access to the financial projections that were made available to BofA Merrill Lynch and the board of directors of Websense and is not included in this proxy statement in order to influence any stockholder’s decision to vote to adopt the Merger Agreement or any other purpose.

The financial projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or United States generally accepted accounting principles. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The financial projections of Websense as a standalone company include estimates that are not prepared in accordance with generally accepted accounting practices (GAAP). The projections include our non-GAAP estimated billings, non-GAAP total expenses, non-GAAP Billings EBITDA, non-GAAP free cash flow, and non-GAAP adjusted cash flow for the years 2013 through 2017. Billings represent the amount of subscription contracts, OEM royalties and appliance sales billed to customers during the applicable period and are not derived from our financial statements. Billings EBITDA is calculated as billings during the applicable period, less total expenses excluding stock based compensation, intangible asset amortization, amortization of appliance-related expense for prior period appliance sales, depreciation, interest and income taxes during that period. Free cash flow is cash flows from operations less capital expenditures. Unlevered free cash flow is cash flows from operations, plus after-tax interest, less capital expenditures. Adjusted unlevered free cash flow is unlevered free cash flow less stock based compensation (as if paid in cash). The adjusted free cash flow margin is adjusted free cash flow as a percentage of revenue during the applicable period.

The management case projections reflect numerous estimates and assumptions with respect to general business, economic, competitive, market and financial conditions and other future events, as well as matters specific to our business, such as end user billings growth rates, including billings for TRITON solutions and billings to new customers, OEM billings growth rate, customer subscriptions up for renewal and renewal rates, average duration of contract subscriptions, appliance sales and our non-GAAP operating margin as a percentage of billings, all of which are difficult to predict and many of which are beyond our control. The management case assumes a billings growth rate of 5.4% in 2013, 6.2% in 2014, 15.3% in 2015, 8.9% in 2016 and 10.0% in 2017 for a compound annual growth rate, or CAGR, of 9.1% and assumes adjusted free cash flow margin of 9.8%, 11.2%, 17.6%, 18.2% and 19.9%, respectively in years 2013 to 2017. The billings growth in 2016 and 2017 was based on industry projections for growth in the market size and the assumption that we would retain our existing market share. Our billings grew 1.8% in 2012 and 4.6% in 2011 as we transitioned from the legacy web filtering business to our advanced TRITON security products. We recently expanded our internal sales organization by approximately 50 employees in order to drive growth in our billings to new customers and our billings growth rate above historical levels. While we expect the expanded sales coverage to drive billings growth beginning in the second half of 2013, there is a risk that the newly hired sales personnel will not become as productive as expected in the management case. Given our subscription model, if billings growth is less than expected this year or in early years, then customer subscriptions up for renewal in later years will be less than expected and have a further negative effect on billings growth. While management has a defined growth strategy reflected in the management case, there is substantial risk and uncertainty about achieving and sustaining double digit billings growth rates, particularly in 2016 and 2017 when management has little visibility on the potential economic and competitive landscape or the installed base up for renewal and growth would be measured against a much larger billings base. The management case also assumes that operating expenses remain constant other than inflationary adjustments from 2013 through 2017. There is a risk that we will need to make significant investments in order to increase our billings growth rates as projected. The management case assumes the payment of cash taxes at a rate of 25%.

The financial projections reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The inclusion of the financial projections should not be regarded as an indication that Websense, or anyone who received the projections then considered, or now considers, the projections to be material information of Websense or a reliable prediction of future events, and this information should not be relied upon as such. Websense views the financial projections as non-material because of the inherent risks and uncertainties associated with such long-range projections. Websense does not intend to, and disclaims any obligation to, update, revise or correct the projections if any of it is or becomes inaccurate (even in the short term).

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Websense in its public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Further, the financial projections do not take into account the effect of any failure of the Offer or the Merger to be consummated and should not be viewed as accurate or continuing in that context. Stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this proxy statement.

Management Case Projections

Management Case

(in millions)

	2013	2014	2015	2016	2017
Billings	$389.3	$413.6	$476.8	$519.5	$571.5
Revenue	$360.3	$392.7	$424.3	$472.3	$516.6
EBITDA	$55.5	$74.5	$83.4	$108.2	$124.6
Billings EBITDA	$85.6	$95.8	$136.2	$155.6	$179.6
Income tax	$(10.5)	$(15.2)	$(17.0)	$(22.9)	$(26.7)
Depreciation	$13.3	$13.6	$15.2	$16.4	$17.7
Deferred revenue	$29.0	$21.0	$52.5	$47.1	$54.9
Stock based compensation	$19.7	$19.7	$19.7	$19.7	$19.7
Change in working capital	$(4.6)	$(0.8)	$(7.4)	$(8.5)	$(10.4)
Capital expenditures	$14.6	$15.8	$17.0	$18.4	$19.9
Free Cash Flow (“FCF”)	$55.4	$61.8	$92.7	$104.6	$121.2
Adjusted Unlevered FCF	$35.1	$44.0	$74.8	$85.8	$102.7

Non-GAAP to GAAP Reconciliation

(in millions)

	2013	2014	2015	2016	2017
GAAP income from operations	$16.8	$36.6	$44.7	$68.4	$87.2
Amortization of intangibles	$5.7	$4.7	$3.9	$3.7	$0.0
Share-based compensation	$19.7	$19.7	$19.7	$19.7	$19.7
Non-GAAP income from operations	$42.2	$61.0	$68.2	$91.8	$106.8
GAAP net income	$11.5	$27.8	$34.4	$54.2	$70.1
After-tax amortization of intangibles	$4.6	$3.8	$3.1	$3.0	$0.0
After-tax share-based compensation	$15.9	$15.9	$15.9	$15.9	$15.9
Non-GAAP net income	$32.0	$47.5	$53.5	$73.1	$86.0

Sensitivity Analysis

Because the financial projections were prepared as part of a strategic planning process for an independent company, they were prepared on a best case basis and were not risk adjusted for probability of achieving the projected billing CAGRs and free cash flow margin. The sensitivity analysis was performed to examine the impact of underperformance of the billing CAGR and free cash flow margin relative to the management case. Therefore, the following sensitivities to the management case were prepared by or at the direction of, and approved by, the management of the Company. We provided these sensitivities to BofA Merrill Lynch for its review and analysis in connection with its fairness opinion and to our board of directors in connection with its review of strategic alternatives.

Management Case Sensitivity

(in millions)

2017E Billings
Implied Billings CAGR
2012 – 2017
5.0%	$471.6
7.5%	$530.4

	Adjusted Unlevered FCF
Implied 2017 Adjusted Unlevered FCF Margin	Implied Billings CAGR 2012 – 2017
	5.0%	7.5%
18.0%	$76.7	$86.3
16.0%	$68.2	$76.7
14.0%	$59.7	$67.1
12.0%	$51.2	$57.5
10.0%	$42.6	$48.0

Street Case Projections

In addition to the management case, certain publicly available financial forecasts relating to Websense and covering a period through 2015 were reviewed by the management of the Company and were extrapolated by or at the direction of, and approved by, the management of the Company to cover a period through 2017 (referred to herein as the “street case”). These extrapolations were developed by taking into account public commentary by research analysts about the future performance of the Company. In particular, the extrapolations assume 5% and 4% revenue growth in 2016 and 2017, respectively, and operating margin and Free Cash Flow margin trends consistent with the research analysts’ commentary. We provided the street case projections to BofA Merrill Lynch for its review and analysis in connection with its fairness opinion and to our board of directors in connection with its review of strategic alternatives.

Street Case

(in millions)

	2013	2014	2015	2016	2017
Billings	$380.1	$397.8	$414.6	$435.3	$452.7
Revenue	$357.0	$371.8	$391.1	$414.6	$435.3
EBITDA	$56.0	$63.2	$72.4	$77.2	$76.7
Billings EBITDA	$79.7	$90.6	$101.2	$107.8	$108.8
Income tax	$10.7	$12.5	$14.6	$15.3	$14.6
Depreciation	$13.3	$13.4	$14.1	$16.2	$18.3
Deferred revenue	$23.8	$27.4	$28.8	$30.6	$32.1
Stock based compensation	$19.7	$20.0	$20.8	$22.0	$23.1
Change in working capital	$1.1	$(3.6)	$(4.8)	$(5.8)	$(5.1)
Capital expenditures	$15.0	$16.7	$17.6	$18.7	$19.6
Free Cash Flow (“FCF”)	$55.5	$58.8	$65.8	$69.8	$71.1
Adjusted Unlevered FCF	$35.5	$37.8	$43.5	$46.1	$46.4

Non-GAAP to GAAP Reconciliation

(in millions)

	2013	2014	2015	2016	2017
GAAP income from operations	$13.4	$20.0	$33.7	$35.6	N/A
Amortization of intangibles	$9.6	$9.7	$3.9	$3.4	N/A
Share-based compensation	$19.7	$20.0	$20.8	$22.0	N/A
Non-GAAP income from operations	$42.7	$49.8	$58.3	$61.1	N/A
GAAP net income	$8.6	$14.3	$25.4	$26.9	N/A
After-tax amortization of intangibles	$7.8	$7.9	$3.1	$2.8	N/A
After-tax share-based compensation	$15.9	$16.2	$16.8	$17.8	N/A
Non-GAAP net income	$32.3	$38.4	$45.3	$47.5	N/A

Financing of the Merger

Parent and Merger Sub estimate that the total funds required to complete the Merger, to repay certain existing debt of the Company, to repay certain existing debt of the Company and to pay related transaction fees and expenses at the closing of the Merger will be approximately $1.137 billion. Parent has received the Debt Commitment Letter, pursuant to which its lenders have agreed to provide it with $390 million in senior secured first lien facilities ($350 million of which will be first lien term loans that will be funded on the date of closing of the Merger and available to finance a portion of the Merger and pay a portion of the related fees and expenses and $40 million of which will be a revolving credit facility that will be available to be used on the date of closing of the Merger to fund certain amounts set forth in the fee letters that are referred to in the Debt Commitment Letter and for issuing letters of credit to backstop or replace existing letters of credit and cash collateralizing outstanding letters of credit) and a $225 million senior secured second lien term loan facility (the “Debt Financing”). Subject to certain conditions, the term loans provided with respect to the Debt Financing will be fully drawn on the date of the closing of the Merger and available to Merger Sub to finance the Merger and pay related fees and expenses. In addition, Vista Equity Partners Fund IV, L.P. has provided to Parent an equity commitment equal to $500 million (subject to adjustments as described in the Equity Commitment Letter). Parent will contribute or otherwise advance to Merger Sub the proceeds of each of the equity commitment (the “Equity

Financing”) and the Debt Financing, which together will be sufficient to pay the aggregate Merger Consideration and all related fees and expenses. Funding of the Debt Financing and Equity Financing is subject to the satisfaction of various conditions set forth in the Debt Commitment Letter and Equity Financing Commitment.

Equity Financing and Limited Guarantee

Parent has received an equity commitment letter from Vista (which we refer to as the “Equity Commitment Letter”), pursuant to which Vista has committed to contribute to Parent an amount equal to $500 million (subject to adjustment as set forth in the Equity Commitment Letter) in cash in immediately available funds for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Merger Consideration pursuant to and in accordance with the Merger Agreement, and certain other amounts required to be paid pursuant to the Merger Agreement, including fees and expenses directly related to the debt financing required to be paid by Parent, Merger Sub and the Surviving Corporation. We refer to the financing contemplated by the Equity Commitment Letter, as may be amended, restated, supplemented or otherwise modified from time to time, as the “Equity Financing.” The funding of the Equity Financing is subject to (i) the satisfaction, or waiver by Parent and Merger Sub, of all conditions of the Merger, (ii) the funding (or contemporaneous funding) of the debt financing pursuant to the terms and conditions of the Debt Commitment Letter or any alternative financing that Parent and Merger Sub are required to accept from alternative sources pursuant to the Merger Agreement, and (iii) the contemporaneous consummation of the Merger. The Company is a third party beneficiary of the Equity Commitment Letter for the limited purposes provided in the Equity Commitment Letter, which include the right of the Company to seek and obtain specific performance to cause Parent and Merger Sub to cause, or to directly cause, Vista to fund the Equity Financing in accordance with the terms of the Equity Commitment Letter and the Merger Agreement. Concurrently with the execution and delivery of the Equity Commitment Letter, Vista executed and delivered to the Company a limited guarantee in favor of the Company in respect of certain of Parent’s and Merger Sub’s liabilities and obligations under the Merger Agreement (which we refer to as the “Limited Guarantee”), provided that in no event will Vista incur obligations totaling more than $68.9 million in the aggregate (plus the amount of any reimbursement or indemnification obligations payable pursuant to the Merger Agreement) under the Limited Guarantee.

Vista’s obligation to fund its equity commitment will expire upon the earliest to occur of (i) the effective time of the Merger, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the date on which any claim is brought by the Company under, or any legal proceeding is brought by the Company with respect to, the Limited Guarantee, Vista or certain affiliates of Guarantor (other than in respect of certain obligations guaranteed as set forth in the Limited Guarantee or a claim for specific performance under and in accordance with the terms of the Equity Commitment Letter) or (iv) the date on which any other claim is brought under, or legal proceeding is initiated against Vista or any affiliate thereof in connection with the Equity Commitment Letter, the Limited Guarantee, the Merger Agreement or any transaction contemplated thereby or otherwise relating thereto (with the exception of certain claims related to the merger or the equity funding or under the Limited Guarantee, all as specified in the Limited Guarantee).

Debt Financing

Merger Sub has received a debt commitment letter from JPMorgan Chase Bank, N.A. (which we refer to as “JPMCB”), J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”), Royal Bank of Canada (which we refer to as “Royal Bank”), RBC Capital Markets (which we refer to as “RBCCM”), Guggenheim Corporate Funding, LLC (which we refer to as “GCF”), Guggenheim Private Debt Fund Note Issuer, LLC (which we refer to as “GPDFNI”), NZC Guggenheim Fund LLC (which we refer to as “NZC”), Heritage Life Insurance Company (which we refer to as “Heritage”), Guggenheim Life and Annuity Company (which we refer to as “GLAC”) and Equitrust Life Insurance Company (which we refer to as “Equitrust”; and, together with JPMCB, J.P. Morgan, Royal Bank, RBCCM, GCF, GPDFNI, NZC, Heritage and GLAC, the “Debt Commitment Parties”) (which we refer to as the “Debt Commitment Letter”) to provide, subject to the conditions set forth in the Debt Commitment Letter to Merger Sub (which includes for purposes of the description of the debt financing the

Surviving Corporation of the Merger), the credit facilities, of which a $350 million senior secured first lien term loan facility and $225 million of the senior secured second lien term loan facility (together, the “Credit Facilities”) is expected to be drawn at the closing of the Credit Facilities for the purpose of financing the Offer and the Merger and paying related fees and expenses, and a portion of the senior secured first lien revolving credit facility is expected to be drawn at the closing of the Credit Facilities to pay certain amounts set forth in the debt financing commitment fee letter and to back-stop, replace or cash-collateralize certain existing letters of credit of the Company and, after the closing of the Merger, to provide funding for working capital and other general corporate purposes of Merger Sub and its subsidiaries.

The commitment of the Debt Commitment Parties with respect to the Credit Facilities expires upon the earliest to occur of (i) 11:59 p.m. New York City time on the date that is 180 days after the date of the Merger Agreement, (ii) the date of the funding of the Credit Facilities and the consummation of the Merger, (iii) the closing of the Merger without the use of the Credit Facilities and (iv) the date on which the Merger Agreement shall be terminated prior to the closing of the Merger. The documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Merger Sub has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, each of Parent and Merger Sub must use its reasonable best efforts to promptly arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger with terms and conditions not materially less favorable from the standpoint of Parent, Merger Sub and the Company than the terms and conditions set forth in the Debt Commitment Letter (giving effect to any rights of the financing sources to adjust certain terms contained therein).

Although the debt financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

Credit Facilities

The availability of the Credit Facilities is subject, among other things, to the consummation of the Merger in accordance with the Merger Agreement (including the satisfaction (or waiver with the consent of the Administrative Agent (as defined below) and the Senior Lead Arrangers (as defined below)) of all conditions precedent to the consummation of the Merger, and without any material amendment, waiver, modification or consent of any of the provisions thereof that are materially adverse to the initial lenders without the consent of the Administrative Agent and the Senior Lead Arrangers), the absence of a “Material Adverse Effect” (as defined in the Merger Agreement and as described below in Section 11 of this Offer to Purchase), solvency of the Company or Parent and its subsidiaries on a consolidated basis after giving effect to the funding of the Credit Facilities, payment of required fees and expenses, the funding of the equity financing, the absence of certain types of other debt, delivery of certain historical and pro forma financial information, delivery of documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, affording the Senior Lead Arrangers a period of time to syndicate the Credit Facilities, the execution of certain guarantees and the creation and perfection of certain security interests, the truthfulness and correctness of specified Merger Agreement representations and specified representations in all material respects, and the negotiation, execution and delivery of definitive documentation.

Term and Revolving Credit Facilities. The Credit Facilities will consist of a (i) $350 million senior secured first lien term loan facility with a term of seven (7) years (which we refer to as the “First Lien Term Loan Facility”), (ii) a $225 million senior secured second lien term loan facility with a term of seven and one-half (7.5) years (which we refer to as the “Second Lien Term Loan Facility”) and (iii) a $40 million first lien senior secured revolving credit facility with a term of five (5) years (which we refer to as the “Revolving Credit Facility” and together with the First Lien Term Loan Facility, the “First Lien Credit Facility”).

Roles. J.P. Morgan, RBCCM and GCF have been appointed as joint lead arrangers and joint book-running managers for the Credit Facilities (which we refer to collectively as the “Senior Lead Arrangers”). JPMCB has been appointed as administrative agent for the First Lien Credit Facility (which we refer to as the “First Lien Administrative Agent”) and Royal Bank has been appointed as administrative agent for the Second Lien Credit Facility (which we refer to as the “Second Lien Administrative Agent” and together with the First Lien Administrative Agent, collectively, the “Administrative Agent”)).

Interest Rate. Loans under the Credit Facilities are expected to bear interest, at Merger Sub’s option, at a rate equal to the adjusted Eurodollar rate or an alternate base rate, in each case, plus a spread.

Prepayments and Amortization. Merger Sub will be permitted to make voluntary prepayments with respect to the Revolving Credit Facility at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). Merger Sub will be permitted to make voluntary prepayments with respect to the First Lien Term Loan Facility and Second Lien Credit Facility at any time, subject to the following prepayment premiums, and, if applicable, any LIBOR breakage costs: (i) with respect to the First Lien Term Loan Facility, in an amount equal to 1.00% of the amount prepaid prior to the date that is six (6) months from the closing date of the Credit Facilities solely to the extent such prepayment is in connection with a non-acquisition related refinancing that reduces the effective yield of the debt, and (ii) with respect to the Second Lien Term Loan Facility, in an amount equal to (a) 2.00% of the amount repaid prior to the date that is one (1) year from the closing date of the Credit Facilities and (b) 1.00% of the amount repaid after the date that is one (1) year from the closing date of the Credit Facilities but prior to the date that is two (2) years from the closing date of the Credit Facilities. The first lien term loans under the Credit Facilities will amortize 1% per annum in equal quarterly installments until the final maturity date. The remaining aggregate principal amount of the term loans under the Credit Facilities will be due on their respective maturity dates.

Guarantors. All obligations under the Credit Facilities will be guaranteed by Parent and each existing and future direct and indirect, domestic subsidiaries of Merger Sub, subject to certain limitations.

Security. The obligations of Merger Sub and the guarantors under the Credit Facilities and under any interest rate protection or other hedging arrangements entered into with any Debt Commitment Parties (or any affiliates of the foregoing), will be secured, subject to permitted liens and other agreed upon exceptions on a first priority basis by a perfected security interest in all of Merger Sub’s and each guarantor’s existing or after-acquired personal property, including all of the capital stock of Merger Sub and all of the capital stock in first-tier, wholly owned restricted subsidiaries directly held by the Merger Sub or any guarantor (limited, in the case of first-tier foreign subsidiaries, to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such subsidiaries). If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Credit Facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be mutually agreed.

Other Terms. The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Credit Facilities will also include customary events of defaults including a change of control to be defined.

Closing and Effective Time of Merger

If the Merger is approved at the stockholders meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter. The effective time of the Merger will occur as soon as practicable following the closing of the Merger upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of Merger).

Payment of Merger Consideration and Surrender of Stock Certificates

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned (i) by the Company (including treasury shares), Parent or Merger Sub and (ii) by stockholders who have perfected and not withdrawn a demand for appraisal rights or otherwise lost appraisal rights under Delaware law) will be converted into and become the right to receive the Merger Consideration.

Prior to the Merger Closing Date, Parent shall deposit, or cause to be deposited with the paying agent, an amount in cash sufficient to pay the aggregate Merger Consideration pursuant to the Merger Agreement. As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day thereafter, Parent shall instruct the paying agent to mail to each registered holder of a certificate (“Certificate”) or book-entry shares (“Book-Entry Shares”) which, immediately prior to the Effective Time, represented Company common stock (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits in lieu thereof) or Book-Entry Shares to the paying agent, and which shall be in such form and have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as the Company and Parent may reasonably agree prior to the Merger Closing Date) and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares, as applicable, in exchange for payment of the Merger Consideration into which the number of Shares previously represented by such Certificates or Book-Entry Shares, as applicable, shall have been converted pursuant to the Merger Agreement.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Overview

Our executive officers and members of our board of directors may be deemed to have interests in the execution and delivery of the Merger Agreement and all of the Transactions, including the Offer and the Merger, that may be different from or in addition to those of our stockholders, generally. These interests may create potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other things, in reaching its decision to approve the Merger Agreement and the Transactions. Websense’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the Merger Agreement. These interests are described in more detail below, and certain of them are qualified in the narrative and the tables below, including:

•

the cancelation of vested and unvested Company stock options (the “Stock Options”) outstanding immediately prior to the earlier to occur of the consummation of the Offer and the Effective Time (such earlier time, the “Acceleration Time”) and the conversion of such Stock Options into the right to receive a cash payment equal to (i) the excess, if any, of the Offer Price over the exercise price per share of such Stock Option, multiplied by (ii) the total number of Shares then issuable upon exercise in full of such Stock Option, without interest and less any required withholding taxes;

•

the accelerated vesting of Company restricted stock unit awards (the “RSUs”) outstanding immediately prior to the Acceleration Time and the cancelation of such awards in exchange for a cash payment equal to the Offer Price for each Share subject to the award;

•

the receipt of certain payments and benefits under certain executive officers’ executive employment agreements upon certain types of terminations of employment that occur before or following the Acceleration Time; and

•	the entitlement to the indemnification and exculpation benefits in favor of directors and officers of Websense.

Outstanding Shares held by Directors and Executive Officers

If the executive officers and directors of Websense who own Shares tender their Shares for purchase pursuant to the Offer, they will receive the same cash consideration on the same terms and conditions as the other stockholders of Websense. As of May 19, 2013, the executive officers and directors of Websense beneficially owned, in the aggregate, 305,765 Shares, excluding Shares issuable upon the exercise of Stock Options or the vesting of RSUs.

The following table sets forth the number of Shares beneficially owned as of May 19, 2013 by each of our executive officers and directors, excluding Shares issuable upon the exercise of Stock Options or the vesting of RSUs, and the aggregate Merger Consideration that would be payable for such Shares.

Name	Number of Shares Owned	Cash Value of Shares Owned
Executive Officers
John McCormack , CEO	25,984	$643,104
Michael A. Newman, EVP, CFO	26,265	$650,059
Didier Guibal, EVP, Worldwide Sales	52,325	$1,295,044
Russ Dietz, EVP, CTO	—	$—
Christian Waage, VP, General Counsel	1,221	$30,220

Directors
John B. Carrington, Chairman of the Board	40,857	$1,011,211
Charles M. Boesenberg, Director	—	$—
Bruce T. Coleman, Director	79,495	$1,967,501
John F. Schaefer, Director	61,857	$1,530,961
Mark S. St.Clare, Director	7,857	$194,461
Gary E. Sutton, Director	4,047	$100,163
Peter C. Waller, Director	5,857	$144,961

All of our current directors and executive officers as a group (12 persons)	305,765	$7,567,685

Treatment of Stock Options

Pursuant to the Merger Agreement, each Stock Option outstanding immediately prior to the Acceleration Time, whether vested or unvested, will be cancelled as of immediately prior to the Acceleration Time and converted into the right to receive a cash payment equal to (i) the excess, if any, of the Offer Price over the exercise price per Share of such Stock Option, multiplied by (ii) the total number of Shares then issuable upon exercise in full of such Stock Option, without interest and less any required withholding taxes. The cash payments with respect to Stock Options will be delivered promptly after the Acceleration Time (but in no event later than the second payroll date after the Acceleration Time).

The table below sets forth, for each of our executive officers and directors holding Stock Options with exercise prices below the Offer Price as of May 19, 2013, (a) the aggregate number of Shares subject to such Stock Options and (b) the value of amounts payable in respect of such Stock Options on a pre-tax basis at the Acceleration Time, calculated by multiplying (i) the excess of the Offer Price over the respective per share exercise prices of the Stock Options by (ii) the number of Shares subject to those Stock Options. Since March 30, 2013 (the period commencing 60 days prior to the filing of our Schedule 14D-9), certain of our executive officers and directors have exercised their Stock Options and have sold Shares received upon exercise of such Stock Options. A list of the transactions involving the sale of Shares received upon the exercise of Stock Options through May 29, 2013 is set forth in “Item 6. Interest in Securities of the Subject Company” on our Schedule 14d-9 filed with the SEC on May 29, 2013. Our executive officers and directors may continue to exercise their Stock Options and may sell some or all of the Shares received upon such exercise prior to the Acceleration Time.

	Vested Options			Unvested Options
Name	Number of Shares Underlying Vested Options	Weighted Average Exercise Price Per Share	Cash Spread Value from Vested Options	Number of Shares Underlying Unvested Options	Weighted- Average Exercise Price Per Share	Cash Spread Value from Unvested Options	Total Option Cash Spread Value
John McCormack	477,500	$18.63	$2,920,738	332,500	$15.32	$3,135,963	$6,056,701
Michael A. Newman	209,593	$20.27	$938,323	151,407	$16.98	$1,175,684	$2,114,007
Didier Guibal	112,500	$15.23	$1,070,531	107,500	$15.69	$973,569	$2,044,100
Russ Dietz	—	$—	$—	225,000	$13.96	$2,427,750	$2,427,750
Christian Waage	—	$—	$—	96,000	$14.92	$943,440	$943,440
John B. Carrington(1)	217,110	$20.55	$911,285	—	$—	$—	$911,285
Charles M. Boesenberg(2)	104,279	$14.63	$1,055,303	—	$—	$—	$1,055,303
Bruce T. Coleman(1)	76,500	$19.07	$434,610	—	$—	$—	$434,610
John F. Schaefer(1)	76,500	$19.07	$434,610	—	$—	$—	$434,610
Mark St.Clare(1)	71,500	$19.80	$354,110	—	$—	$—	$354,110
Gary E. Sutton(1)	71,500	$19.80	$354,110	—	$—	$—	$354,110
Peter C. Waller(1)	73,500	$19.49	$386,310	—	$—	$—	$386,310
All of our current directors and executive officers as a group (12 persons)(3)	1,490,482		$8,859,930	912,407		$8,656,406	$17,516,336

(1)	Includes 917 unvested shares underlying Stock Options that are early exercisable and therefore subject to certain rights of repurchase by the Company. The Company’s right of repurchase will lapse in full immediately before the Acceleration Time.
(2)	Includes 101,712 unvested shares underlying Stock Options that are early exercisable and therefore subject to certain rights of repurchase by the Company. The Company’s right of repurchase will lapse in full immediately before the Acceleration Time.
(3)	Includes 107,214 unvested shares underlying Stock Options that are early exercisable and therefore subject to certain rights of repurchase by the Company. The Company’s right of repurchase will lapse in full immediately before the Acceleration Time.

Treatment of Restricted Stock Units

Each outstanding RSU will become fully vested immediately prior to the Acceleration Time and will be cancelled and converted into the right to receive a cash payment equal to the product of (i) the total number of Shares subject to such RSU immediately prior to the Acceleration Time (assuming any unearned performance-based RSU will be settled for the maximum number of shares subject to each such RSU) and (ii) the Offer Price, without interest and less any required withholding taxes. Shares underlying RSUs that are subject to performance-based vesting conditions will become fully vested at the maximum performance level immediately prior to the Acceleration Time. The cash payment with respect to RSUs will be delivered promptly after the Acceleration Time (but in no event later than the second payroll date after the Acceleration Time).

The table below sets forth, for each of our executive officers and directors holding RSUs as of May 19, 2013, (a) the aggregate number of Shares subject to such awards that are or will become fully vested immediately prior to the Acceleration Time (in the manner described above) and (b) the value of amounts payable in respect of such awards on a pre-tax basis at the Acceleration Time, calculated by multiplying (i) the Offer Price by (ii) the number of Shares subject to those awards.

	Vested RSUs		Unvested RSUs
Name	Number of Shares Underlying Vested and Unreleased RSUs	Value from Vested RSUs	Number of Shares Underlying Unvested RSUs	Value from Unvested RSUs	Total Value from RSUs
John McCormack	—	$0	156,450	$3,870,573	$3,870,573
Michael A. Newman	—	$0	97,629	$2,415,341	$2,415,341
Didier Guibal	—	$0	61,713	$1,526,780	$1,526,780
Russ Dietz	—	$0	10,000	$247,400	$247,400
Christian Waage	—	$0	8,750	$216,475	$216,475
John B. Carrington	1,972	$48,787	180	$4,453	$53,240
Charles M. Boesenberg	501	$12,395	336	$8,313	$20,708
Bruce T. Coleman	1,972	$48,787	180	$4,453	$53,240
John F. Schaefer	1,972	$48,787	180	$4,453	$53,240
Mark St.Clare	1,972	$48,787	180	$4,453	$53,240
Gary E. Sutton	1,972	$48,787	180	$4,453	$53,240
Peter C. Waller	1,972	$48,787	180	$4,453	$53,240
All of our current directors and executive officers as a group (12 persons)	12,333	$305,117	335,958	$8,311,600	$8,616,717

Employee Stock Purchase Plan

The Company suspended the commencement of any new offering periods under our Amended and Restated Employee Stock Purchase Plan (the “ESPP”), effective after May 19, 2013, unless and until the Merger Agreement is terminated. Prior to the Acceleration Time, Websense shall take all actions necessary to (i) terminate the ESPP, and (ii) treat the last business day prior to the Acceleration Time as the last day of the offering period then underway and by treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP.

Employment Arrangements

We have an Officer Change in Control Severance Benefit Plan (the “Severance Plan”) with individual participation agreements for officers under the Severance Plan. Websense has previously entered into employment agreements with John McCormack, our Chief Executive Officer, Michael Newman, our Executive Vice President, Chief Financial Officer, Didier Guibal, our Executive Vice President, Worldwide Sales, Russ Dietz, our Executive Vice President, Chief Technology Officer, and Christian Waage, our Vice President, General Counsel, and Corporate Secretary.

Severance Plan

Under the Severance Plan, participants are entitled to receive “double-trigger” severance benefits if the participant’s employment with Websense is involuntarily terminated without cause (as defined in the Severance Plan) or the participant voluntarily resigns with good reason (as defined in each individual’s participation agreement) (a “Covered Termination”), during the period beginning two months prior to the Acceleration Time and ending 18 months following the Acceleration Time (the “Coverage Period”). Certain participants are also eligible for severance benefits in the event the participant is involuntarily terminated without Cause or resigns for Good Reason outside the Coverage Period.

Certain of the participants are parties to employment agreements or may be entitled to certain statutory protections of the laws of their respective country. To the extent the severance benefits in a participant’s individual employment agreement or statutory protection is greater than those provided under the Severance Plan and participation agreement, then the participant will be entitled to receive, without duplication, the greater severance benefits under the participant’s employment agreement or statutory protection, as well as any additional benefits provided under the Severance Plan not otherwise available to the participant. None of our named executive officers have employment agreements which provide severance benefits greater than those provided under the Severance Plan and participation agreement under a change in control. In order to receive benefits under the Severance Plan, the participant must meet certain criteria set forth in the individual’s participation agreement, including the execution of a general waiver and release. A participant’s right to benefits terminates if the participant violates any material proprietary information, non-disparagement, confidentiality or non-solicitation obligation.

We have provided different severance benefits to three tiers of officers as set forth in each individual’s participation agreement. All of our named executive officers with the exception of Mr. Waage have entered into “Tier 1” participation agreements (“Tier 1 participants”). Mr. Waage has entered into a “Tier 2” participation agreement (“Tier 2 participants”). The severance benefits for Tier 1 participants and Tier 2 participants under the Severance Plan are set forth below.

Tier 1 participants. Tier 1 participants are entitled to the following benefits in the event of a Covered Termination during the Coverage Period: (i) a lump sum payment equal to 24 months of the Tier 1 participant’s base salary in effect immediately prior to the Covered Termination; (ii) a lump sum additional amount equal to the greatest of (a) the average of the last three annual bonuses paid to the Tier 1 participant, (b) the last annual bonus paid to the Tier 1 participant, (c) the average of the last three annual bonuses paid prior to the Change in Control to the Tier 1 participant, (d) the last annual bonus paid prior to the Change in Control to the Tier 1 participant, or (e) the last annual target bonus for the Tier 1 participant; (iii) the full acceleration of vesting on all equity awards and a 12 month extension of the Tier 1 participant’s option exercise period (but not beyond the original maximum term of the equity awards); and (iv) the payment of COBRA premiums until the earliest of (x) 18 months from employment termination, (y) the expiration of continued coverage under COBRA for the Tier 1 participant or (z) the date the Tier 1 participant is eligible for coverage from a subsequent employer. In addition, if the amounts payable to the Tier 1 participant under the Severance Plan and participation agreement or any other arrangement in connection with a Change in Control exceed the safe harbor for parachute payments by 10% or more under federal tax law, the Tier 1 participant would be entitled to an additional “gross-up” payment for the payment of all of the excise taxes payable on these benefits as well as income and employment taxes imposed on the excise taxes and gross-up payments. If the amounts payable to the Tier 1 participant are less than 10% in excess of the safe harbor for parachute payments, then the amounts payable to the Tier 1 participant would be reduced by an amount necessary to qualify the payments for the safe harbor and no gross-up payment would be made. In the event of a Covered Termination outside of the Coverage Period, the Tier 1 participant will be entitled to a cash severance payment equal to six months of the Tier 1 participant’s base salary, and none of the other benefits described in this paragraph.

Tier 2 participants. In the event of a Covered Termination during the Coverage Period, Tier 2 participants are entitled to a lump sum payment equal to 12 months of the Tier 2 participant’s base salary in effect immediately prior to the Covered Termination, the full acceleration of vesting on all equity awards, and a 12 month extension of the Tier 2 participant’s option exercise period (but not beyond the original maximum term of the equity awards). Tier 2 participants are not entitled to additional gross-up payments related to excise taxes payable on these benefits or severance payments for termination of employment outside of the Coverage Period.

John McCormack Employment Arrangement

In connection with Mr. McCormack’s promotion from President to CEO effective January 13, 2013, we entered into an employment agreement with Mr. McCormack, dated as of January 10, 2013, detailing the terms of his employment as CEO. The employment agreement is for at-will employment without a set term and supersedes all prior employment agreements, including the employment agreement dated July 5, 2006 between us and Mr. McCormack. Pursuant to his new employment agreement, if Mr. McCormack’s employment is terminated without cause or if Mr. McCormack terminates his employment with us for good reason, Mr. McCormack is entitled to the severance payable to Mr. McCormack as a Tier 1 participant under the Severance Plan; provided, however, that if his Covered Termination occurs outside the Coverage Period, he will receive: (i) severance pay in the form of his annual base salary and annual target bonus in effect as of the date of such termination or resignation paid in twelve (12) equal monthly installments, less standard deductions and withholdings and (ii) continued payment of the health insurance premium paid on his behalf by us until he and his covered dependents obtain alternative health insurance coverage, up to a maximum of twelve (12) months in lieu of severance that would have otherwise been payable under the Severance Plan.

Employment Arrangements with Other Named Executive Officers

Each of our other named executive officers is party to an employment agreement with us detailing the terms of such named executive officer’s employment with us. The employment agreements are for at-will employment without a set term.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the Offer and the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The table below assumes that the Acceleration Time occurred on June 30, 2013 and the employment of the executive was terminated without cause or by the executive for good reason on such date. The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the narrative that follows the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see “—Interests of Certain Persons in the Merger” above.

Name	Cash Payment(1)	Additional Payment(2)	COBRA(3)	Value of Equity(4)	Gross-Up Payments(5)	Total
John McCormack, CEO	$1,050,000	$525,000	$36,663	$7,006,536	$2,004,617	$10,622,816
Michael A. Newman, EVP, CFO	$788,200	$295,575	$29,923	$3,591,026	$1,024,271	$5,728,995
Didier Guibal, EVP, Worldwide Sales	$666,600	$333,300	$0	$2,500,348	$0	$3,500,248
Russ Dietz, EVP, CTO	$650,000	$243,750	$36,663	$2,675,150	$774,181	$4,379,744
Christian Waage, VP, General Counsel	$309,000	$0	$0	$1,159,915	$0	$1,468,915

(1)	Represents 24 months of additional salary based on the salary in effect as of May 19, 2013 for Messrs. McCormack, Newman, Guibal and Dietz. Represents 12 months of additional salary based on the salary in effect as of May 19, 2013 for Mr. Waage.
(2)	The Additional Payment represents the last annual target bonus for Tier 1 participants.
(3)	Estimated amount of premiums for continued coverage under Websense’s group health plans for 18 months for Tier 1 participants. Mr. Guibal declines health plan coverage from Websense.
(4)	The amount listed in the column represents, as of May 19, 2013, the sum of (i) amounts payable for unvested shares subject to Stock Options on a pre-tax basis at the Acceleration Time, calculated by multiplying (a) the excess, if any, of the Offer Price over the respective per share exercise prices of the Stock Options by (b) the number of unvested shares subject to those Stock Options and (ii) amounts payable for unvested shares subject to RSUs on a pre-tax basis that will become fully vested immediately prior to the Acceleration Time, calculated by multiplying (a) the Offer Price by (b) the number of unvested shares subject to those RSUs.
(5)	Assumes the change in control benefits equal the total benefits in the table based upon the underlying assumptions noted in footnotes (1) through (4) above and that change in control occurred as of June 30, 2013. Only Tier 1 participants are eligible for gross-up payments related to excise taxes payable on severance benefits.

Employee Benefits

For a period of one year following the Effective Time, with respect to employees of Websense or its subsidiaries immediately before the Effective Time who remain employed during such one year period, Parent will provide, or will cause to be provided, base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity based compensation) that are substantially comparable in the aggregate to such base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity based compensation provided to such employees immediately prior to the execution of the Merger Agreement).

Potential for Future Arrangements

To our knowledge, except for certain agreements described in this proxy statement between Websense and its executive officers and directors, no employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of Websense, on the one hand, and Parent, Merger Sub, any of their affiliates or Websense, on the other hand, existed as of the date of this proxy statement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Websense entering into any such agreement, arrangement or understanding.

It is possible that certain members of our current management team will enter into new employment arrangements with the Surviving Corporation after the completion of the Offer and the Merger. Such arrangements may include the right to purchase or participate in the equity of Merger Sub or its affiliates. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the Offer and will not become effective until after the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.

Director Compensation

We reimburse non-employee directors for reasonable costs and expenses incurred in attending board meetings. Each non-employee director receives annual compensation consisting of an annual retainer of $30,000. In addition, the Chairman of our board receives an annual retainer of $25,000, the Lead Independent Director receives an annual retainer of $7,500, the chair of the Audit Committee receives an annual retainer of $15,000, the chair of the Compensation Committee receives an annual retainer of $10,000 and the Nominating and Corporate Governance Committee chair receives an annual retainer of $7,000. Each Audit Committee member also receives an annual retainer of $5,000. In addition, members of our board of directors receive meeting fees of $3,000 for participation in any in-person board meeting and $1,000 for participation in any in-person committee meeting or any telephonic meeting.

On the date of each annual meeting of our stockholders, each non-employee director also receives a nonqualified Stock Option to purchase 11,000 shares of our common stock and an RSU award covering $40,000 of our common stock, with the number of shares of our common stock underlying the RSU award equal to the quotient of $40,000 divided by the closing price of our common stock on the date of the annual award. The shares subject to both the Stock Options and the RSUs shall vest, and any repurchase right, shall lapse, in a series of 12 successive equal monthly installments upon the individual’s completion of each month of service as a board member measured from the annual award date. As of May 19, 2013, 1,416 shares of our common stock underlying RSU awards and 107,214 shares of our common stock underlying Stock Options held by our directors remained unvested. The unvested shares underlying Stock Options held by our directors are early exercisable and therefore subject to certain rights of repurchase by Websense. The next annual meeting of our stockholders is scheduled for June 12, 2013.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that all existing rights to indemnification that the present directors and officers of the Company and our subsidiaries are entitled to that are contained in the organizational documents of the Company or the organizational documents of any of our subsidiaries as in effect as of May 19, 2013, or as provided in any indemnification agreement between the Company or our subsidiaries and any such person as in effect as of May 19, 2013, will survive the Merger and will be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the Effective Time.

In addition, the Merger Agreement provides that Parent and the Surviving Corporation will indemnify and hold harmless each director or officer of the Company or any of our subsidiaries against any losses, claims, damages, liabilities, fees, expenses, judgments or fines in connection with any threatened or actual action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation based on, or arising out of, in whole or in part, the fact that such director or officer is or was a director or officer of the Company or any of our subsidiaries or any of their respective predecessors. The Merger Agreement also provides that Parent and the Surviving Corporation will also advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by such directors and officers in connection with matters for which such directors and officers are eligible to be indemnified pursuant to the Merger Agreement (to the extent permitted by applicable law).

The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect the Company’s current insurance coverage with respect to the Company’s directors and officers. Alternatively, the Company may, prior to the Effective Time, purchase a tail policy to the Company’s current policy of directors’ and officers’ liability insurance for a period of six years from the Effective Time. If the tail policy is not purchased, the cost of such insurance coverage to be maintained by the Surviving Corporation will not exceed 250% of the annual premium currently paid by the Company for such insurance and, if the premium for such insurance coverage would exceed such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy or policies with the greatest coverage available for a cost equal to such amount.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences to beneficial owners of Shares upon the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction or under any applicable tax treaty and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States

Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax–exempt organization;

•	a retirement plan or other tax–deferred account;

•	a partnership, an S corporation or other pass–through or disregarded entity (or an investor in a partnership, S corporation or other pass–through or disregarded entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark–to–market treatment;

•	a regulated investment company;

•	a real estate investment trust;

•	a person who acquired Shares through the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation for services;

•	a holder of Shares subject to the alternative minimum tax provisions of the Code;

•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction; or

•	a United States expatriate, certain former citizens or long-term residents of the United States.

This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Merger, or transactions pertaining to options that are cancelled and converted into the right to receive cash, as the case may be, in connection with the Merger.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding Shares should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non–income tax consequences, and tax consequences under state, local or non-United States tax laws or tax treaties.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares. The exchange of Shares for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long–term capital gain or loss if such United States Holder’s holding period for the Shares is more than one (1) year at the time of the exchange. Long–term capital gain recognized by certain non-corporate holders generally is subject to tax at a lower rate than short–term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax. Proceeds from the exchange of Shares pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 28%) unless the applicable United States Holder provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W–9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W–9 to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non–United States Holder of Shares. The term “non–United States Holder” means a beneficial owner of Shares that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to non–United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non–United States Holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non–United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass–through entities that are subject to special treatment under the Code; and

•	non–United States Holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Shares. Subject to the discussion on “—Backup Withholding Tax” below, payments made to a non–United States Holder with respect to Shares exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax. However, if the non–United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States–source losses from sales or exchanges of other capital assets recognized by the holder during the taxable year.

Backup Withholding Tax. A non–United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Merger unless, generally, the non–United States Holder certifies under penalties of perjury on an applicable IRS Form W–8 that such non–United States Holder is not a United States person, or such non–United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary. Each non-United States Holder should complete, sign and provide to the Depositary an applicable IRS Form W-8 to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non–United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of exchanging their Shares for cash in the Merger under any federal, state, local, non-United States or other tax laws.

Regulatory Approvals and Notices

United States Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until required information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Merger Sub’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a fifteen (15) calendar day waiting period which begins when Parent files a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. If the end of the fifteen (15) calendar day waiting period is set to fall on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 P.M.,

New York City time, the next business day. Parent filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on May 24, 2013, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 P.M., New York City Time, on June 10, 2013, unless earlier terminated by the FTC and the Antitrust Division, or Parent receives a request for additional information or documentary material prior to that time. If prior to the expiration or termination of this waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten (10) calendar days following the date of Parent’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, absent the Parent’s and the Company’s agreement, they can be prevented from closing only by court order. The FTC or the Antitrust Division may terminate the additional ten (10) calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

At any time before or after Parent’s acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by Parent or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.

Litigation Relating to the Merger

Between May 23, 2013 and May 31, 2013, four putative class-action lawsuits were filed against: (a) the Company; (b) each member of the Company’s board of directors (including its chief executive officer); and (c) Vista Equity Partners, Vista Equity Partners Fund IV, L.P., Tomahawk Acquisition, LLC, and Tomahawk Merger Sub, Inc. (collectively the “Vista Entities”). Three complaints were filed in the Superior Court of the State of California (captioned Coyne v. Websense, Inc., Case No. 37-2013-00050566-CU-SL-CTL, Krieger v. Websense, Inc., Case No. 37-2013-00050132-CU-SL-STL, and Laborers’ Local #231 Pension Fund v. Websense, Inc., Case No. 37-2013-00050879-CU-BT-CTL (the “California Complaints”)) and one was filed in the Court of Chancery of the State of Delaware (captioned Willner v. Websense, Inc., Case No. 8614 (the “Delaware Complaint,” and together with the California Complaints, the “Complaints”)). The Complaints generally allege that the Company’s directors breached their fiduciary duties in connection with the proposed sale of the Company to the Vista Entities, and that the other defendants aided and abetted these alleged breaches of fiduciary duty. Specifically, the Complaints assert that the Company’s directors breached their fiduciary duties to the Company’s public stockholders by, among other things, (i) agreeing to sell the Company to the Vista Entities at an unfair price, (ii) implementing an unfair process and (iii) agreeing to certain provisions of the Merger Agreement that purportedly favor the Vista Entities and deter alternative bids. The Delaware Complaint also alleges that the Company’s directors breached their fiduciary duty of disclosure by omitting material information from the Company’s Schedule 14D-9, filed on May 29, 2013. The Complaints seek injunctive relief, among other remedies, and an award of costs and expenses, including a reasonable allowance for attorneys’ and experts’ fees. The outcome of these lawsuits is uncertain. An adverse monetary judgment could have a material adverse effect on the operations and liquidity of Websense, a preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin the completion of the merger. We believe these lawsuits are without merit and intend to vigorously defend against these claims.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page [—].

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

The Offer

On May 28, 2013, Merger Sub commenced a tender offer, which we refer to as the “Offer,” for all of the outstanding shares of Company common stock at a price of $24.75 per share, par value $0.01 per share, which we refer to as “Company common stock,” net to the seller in cash without interest and less any required withholding taxes. The Offer contemplates that, after completion of the Offer and the satisfaction or waiver of all conditions, we will merge with Merger Sub, pursuant to a “short form” merger under Delaware law (which would not require the approval of the Company’s stockholders other than Parent and Merger Sub), and all outstanding shares of our common stock (excluding shares held (i) by the Company (including treasury shares), Parent, Merger Sub or any subsidiary of the Company or Parent and (ii) by stockholders who have perfected and not withdrawn a demand for appraisal rights or otherwise lost appraisal rights under Delaware law with respect to such shares) will be canceled and converted into the right to receive cash equal to the $24.75 offer price per share, less any required withholding taxes (referred to herein as the “Offer Price”). The Offer was commenced pursuant to the Merger Agreement.

The Merger Agreement provides that the Merger may be consummated regardless of whether the Offer is completed, but if the Offer is not completed and is terminated in accordance with the Merger Agreement, and the Merger Agreement is not terminated, the Merger will only be able to be consummated, subject to the terms and conditions of the Merger Agreement, after the stockholders of the Company have adopted the Merger Agreement at a special meeting of our stockholders. We have prepared this preliminary proxy statement in connection with the solicitation of proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger regardless of the outcome of the Offer. If the Offer and the “short-form” merger are completed, we will not need to solicit proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger.

The Merger Agreement contains provisions that govern the circumstances in which the Offer is required or permitted to be terminated. The Offer may not be terminated prior to its expiration unless the Merger Agreement is validly terminated; provided, however, that if at any date on which the Offer is scheduled to expire any conditions to the Offer have not been satisfied or waived (to the extent waivable by Parent and Merger Sub) and three (3) business days have elapsed since the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the proxy statement to be filed by the Company in connection with the adoption of the Merger Agreement, including by informing the Company that it does not intend to review the proxy statement (the “Proxy Statement Clearance Date”), then (x) Merger Sub may irrevocably and unconditionally terminate the Offer or (y) from and after the close of business on July 9, 2013, the Company may cause Merger Sub to irrevocably and unconditionally terminate the Offer at the then-scheduled expiration date (such termination, an “Offer Termination”).

The Merger

The Merger Agreement provides that, following completion of the Offer, if applicable, and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Parent.

In certain circumstances in which the Offer is not completed, the parties have agreed to complete the Merger without the prior completion of the Offer, after the receipt of the Stockholder Approval (as defined below).

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. At the Effective Time, The Company’s certificate of incorporation as in effect immediately prior to the Effective Time will be amended so as to read in its entirety as set forth in the applicable exhibit to the Merger Agreement, and as so amended, will be the certificate of incorporation of the Surviving Corporation. The Company’s bylaws as in effect immediately prior to the Effective Time will be amended so as to read in its entirety as the bylaws of Merger Sub, and as so amended, will be the bylaws of the Surviving Corporation. The individuals set forth in the applicable schedule to the Merger Agreement will become the directors and officers of the Surviving Corporation.

Merger Closing Conditions. If the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to complete the Merger shall be subject to the satisfaction or the waiver of certain additional conditions as set forth in the Merger Agreement regarding:

•	in the case of Parent and Merger Sub:

•

that the representations and warranties of the Company set forth in the Merger Agreement (A) relating to certain aspects of the Company’s capitalization shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the date of the closing of the Merger (such closing, the “Merger Closing” and such date, the “Merger Closing Date”) as though made at and as of the Merger Closing Date (except (other than a result of a willful breach by the Company) where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their affiliates, individually or in the aggregate that is more than $1,000,000 and except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date), (B) relating to certain aspects of the Company’s capitalization, the authority of the Company to enter into the Transactions and the binding nature of the Merger Agreement, the vote required to effect the Merger and the Company’s financial advisor shall have been accurate in all material respects as of the date of the Merger Agreement and shall be accurate in all material respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date), (C) relating to the occurrence of any material adverse effect shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date, and (D) other than the representations and warranties referred to in clause (A), (B) or (C) above shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies do not constitute, and would not reasonably be expected to have, a material adverse effect (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct as of such specified date); provided, however, that (x) for purposes of determining the satisfaction of the condition in clauses (A), (B), (C) and (D), no effect shall be given to any update of or modification to the disclosure schedule to the Merger Agreement made or purposed to have been made after the date of the Merger Agreement and (y) for purposes of determining the satisfaction of the condition in clauses (B) and (D), all references to “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;

•	that the Company shall have performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; and

•

that since the date of the Merger Agreement, there has not been an effect, state of facts, occurrence, condition, event, development or change that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

•	in the case of the Company:

•

that the representations and warranties of the Parent and Merger Sub set forth in the Merger Agreement (A) relating to the due organization of the Parent and Merger Sub, the authority of the Parent and Merger Sub to effect the Transactions and the binding nature of the Merger Agreement, and solvency shall have been accurate in all material respects as of the date of the Merger Agreement and shall be accurate in all material respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct as of such specified date), and (B) other than the representations and warranties referred to in clause (A) above shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the Merger Closing Date as though made at and as of the Merger Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies do not constitute, and would not reasonably be expected to have, a material adverse effect (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct as of such specified date); provided, however, that for purposes of determining the satisfaction of the conditions listed in clauses (A) and (B) above, all materiality qualifications contained in such representations and warranties shall be disregarded; and

•	that each of Parent and Merger Sub shall have performed in all material respects its respective obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time.

The Merger does not contain a condition related to financing.

The closing of the Merger will occur as soon as reasonably practicable (but in any event no later than the second business day) after satisfaction or waiver of the conditions to the Merger (unless otherwise agreed by the parties to the Merger Agreement). However, if the Marketing Period (as defined below) has not ended at such time, then the closing of the Merger shall occur instead on the earliest of (a) any business day during the Marketing Period as may be specified by Parent, (b) the second business day after the final day of the Marketing Period and (c) such other date, time or place as agreed by Parent and the Company.

Merger Consideration. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or the Company (or held in its treasury), any subsidiary of Parent or the Company, or by any stockholder of the Company who or which is entitled to appraisal rights under Section 262 of the DGCL and properly exercises and perfects appraisal of such Shares pursuant to, and complies in all respects with, the applicable provisions of Delaware law) will be converted into the right to receive the Per Share Amount in cash net to the seller in cash without interest and less any applicable withholding taxes, if any. All Shares converted into the right to receive the Per Share Amount shall automatically be canceled and cease to exist.

Payment for Shares. Before the Merger, Parent will designate a bank or trust company reasonably acceptable to the Company to make payment of the Merger Consideration (which we refer to as the “Paying Agent”). At the Effective Time, Parent will cause to be deposited, with the Paying Agent, cash sufficient to make payment of the aggregate consideration payable to the stockholders in connection with the Merger.

Promptly after the Effective Time (but in no event later than five (5) days thereafter), the Surviving Corporation will cause to be mailed to each holder of record of Certificates a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the stockholders upon receipt of (1) surrendered certificates representing the Shares and (2) a signed letter of transmittal and any other items specified by the Paying Agent. Interest will not be paid or accrue in respect of the Merger Consideration. Each of the Surviving Corporation, Merger Sub and Parent are entitled to reduce the amount of any Merger Consideration paid to the stockholders by any applicable withholding taxes.

At any time following twelve (12) months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Share Certificates, and thereafter, such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Share Certificates held by them. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental body shall become, to the extent permitted by applicable law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any person previously entitled thereto.

Treatment of Equity Awards. At the earlier to occur of the Acceptance Time and the Effective Time (the “Acceleration Time”), each outstanding, unexpired and unexercised option, whether or not vested, will be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of Shares subject to such option immediately prior to the Acceleration Time (without regard to vesting) multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share under such option. No holder of an option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment on such options, either before or after the Acceleration Time. Each holder of restricted stock will have the right to tender such restricted stock into the Offer, subject to and contingent upon the occurrence of the acceptance for purchase of Shares tendered pursuant to the Offer. At the Acceleration Time, each share of restricted stock will be treated as a Share for the purposes of the Merger Agreement and will be entitled to receive the Merger Consideration. At the Acceleration Time, each restricted stock unit then outstanding will be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of Shares subject to such restricted stock unit immediately prior to the Acceleration Time without regard to vesting multiplied by (ii) the Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub with respect to, among other things:

•	the corporate organization and qualification of the Company and its subsidiaries;

•	the organizational documents of the Company and its subsidiaries;

•	the Company’s capital structure;

•	the Company’s financial statements and filings with the SEC;

•	the absence of certain changes since certain specified dates;

•	title to material assets owned by the Company and its subsidiaries;

•	real property owned and leased by the Company and its subsidiaries;

•	intellectual property;

•	material contracts;

•	the absence of undisclosed liabilities;

•	compliance with legal requirements by the Company and its subsidiaries;

•	certain business practices of the Company and its subsidiaries;

•	compliance with and possession of governmental authorizations by the Company and its subsidiaries;

•	tax matters;

•	employee benefits and other employee matters;

•	environmental matters;

•	insurance coverage;

•	the absence of legal proceedings involving the Company and its subsidiaries;

•	the Company’s corporate power and authority to enter into the Merger Agreement;

•	the due execution and delivery by the Company of the Merger Agreement and the enforceability of the Merger Agreement against the Company;

•	the inapplicability of state takeover statutes or regulations to the Offer or the Merger;

•	the shareholder vote required to approve the Merger Agreement;

•	the absence of conflicts with the Company’s organizational documents, applicable law or contracts to which the Company or any of its subsidiaries is a party;

•	the fairness opinion delivered to the Company by Merrill Lynch, Pierce, Fenner & Smith Incorporated as financial advisor to the Company;

•	financial advisors; and

•	economic sanctions.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company with respect to, among other things:

•	the corporate organization and qualification of Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate power and authority to enter into the Merger Agreement;

•	the due execution and delivery by Parent and Merger Sub of the Merger Agreement and the enforceability of the Merger Agreement against Parent and Merger Sub;

•	the absence of conflicts with the organizational documents of Parent or Merger Sub, applicable law or contracts to which Parent or Merger Sub is a party;

•	the accuracy of the information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9 or Information Statement and the proxy statement;

•	the absence of legal proceedings involving Parent or Merger Sub;

•	Parent’s and Merger Sub’s ownership of the Company’s common stock;

•	Parent’s ability to obtain sufficient financing for the transactions contemplated by the Merger Agreement;

•	Parent’s solvency after giving effect to the transactions contemplated by the Merger Agreement;

•	the absence of certain arrangements between Parent, Merger Sub, the guarantors or any of their affiliates and any member of the Company’s management or Board or shareholders of the Company; and

•	brokers and other advisors.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any event, violation, inaccuracy, circumstance or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach to the representations, warranties, covenants or agreements of the Company set forth in the Agreement) which had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by the Merger Agreement in a timely manner. For the purposes of clause (a) above, none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a “Material Adverse Effect”:

•	any change in the market price or trading volume of the Company’s stock;

•

any event, violation, inaccuracy, circumstance or other matter directly resulting from the announcement or pendency of the Transactions (other than for purposes of representations and warranties regarding non-contravention and consents), including to the extent so resulting in, any reduction in billings or revenue, any disruption in (or loss of) supplier, distributor, partner, reseller or similar relationships, loss of any customer or any loss of employees;

•

any event, circumstance, change or effect in the industries in which the Company and its subsidiaries operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Company and its subsidiaries are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable;

•	any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency;

•

any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Company and its subsidiaries relative to other participants in the industries in which the Company and its subsidiaries operate or the economy generally, as applicable;

•	the failure of the Company and its subsidiaries to meet internal or analysts’ expectations or projections or the results of operations of the Company and its subsidiaries;

•

any adverse effect arising directly from or otherwise directly relating to any action taken by the Company or its subsidiaries at the written direction of Parent or any action specifically required to be taken by the Company and its subsidiaries, or the failure of the Company and its subsidiaries to take any action that the

Company and its subsidiaries are specifically prohibited by the terms of the Merger Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor;

•	any action taken by the Company or its subsidiaries at Parent’s written request or otherwise required by the Merger Agreement;

•	any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective affiliates;

•

any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, applicable law or GAAP (or interpretations of applicable law or GAAP); or

•	any change or prospective change in the Company’s credit ratings.

The parties agreed that the exceptions in the first, sixth and eleventh bullets will not prevent or affect a determination that the underlying cause of any such occurrence or failure referred to therein (if not otherwise addressed by the exceptions) is or would be reasonably likely to be a Material Adverse Effect.

Conduct of Business of the Company

The Merger Agreement provides that, except (i) as may be otherwise required by applicable law, (ii) with the prior written consent of Parent, (iii) as expressly contemplated, required or permitted by the Merger Agreement or (iv) as previously disclosed to Parent in connection with the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to:

•	conduct its business in the ordinary course;

•	notify Parent of any knowledge of any notice alleging that consent of such person may be required in connection with the transactions contemplated by the Merger Agreement;

•

notify Parent of any legal proceedings commenced (or to its knowledge threatened) involving the Company or its subsidiaries in connection with the transactions contemplated by the Merger Agreement; and

•

use commercially reasonable efforts to preserve the material components of its business organizations intact, including keeping available the services of current officers and key employees, and maintain existing relations and good will with all material suppliers, material customers governmental bodies and other material business relationships.

The Company has also agreed that, until the effective time of the Merger, except as expressly required by the Merger Agreement, with the prior written consent of Parent or as set forth in the disclosure schedule that the Company delivered to Parent in connection with the execution of the Merger Agreement, the Company will not and will not permit its subsidiaries to:

•	declare or pay any dividend or make any other distribution;

•	repurchase, redeem or otherwise reacquire any shares of its capital stock or equity securities;

•	establish, adopt, terminate or amend any employee plan, or amend or waive any of its rights thereunder;

•	enter into any change-in-control agreement with any executive officer, employee, director or independent contractor or any retention agreement with any executive officer or director;

•	enter into any employment or severance agreement with any executive officer or director or other employee with a base salary in excess of a stated amount;

•	hire any employee with an annual base salary in excess of a stated threshold;

•	enter into any agreement with respect to the voting of its capital stock;

•	amend or permit the adoption of any amendment to the its Certificate of Incorporation or bylaws or other charter or organizational documents;

•	form any subsidiary, acquire any equity interest or other interest in any other entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•	make capital expenditures in excess of those contained in the Company’s budget or a stated threshold;

•	acquire, transfer, encumber or otherwise dispose of any material right or other material asset or property;

•	lend money or make capital contributions or advances to or make investments in, any person or incur or guarantee any indebtedness;

•

amend, modify in any material respect, terminate or enter into any material contract or enter into any contract which if entered into prior to the date of the Merger Agreement would have been a material contract and required to be disclosed to Parent, excluding any non-exclusive distribution, reseller or end user customer agreements;

•

except as required by applicable legal requirement, make any material change to any accounting method, accounting period or tax election or, waive or extend the statute of limitations with respect to any material tax;

•	commence any legal proceeding;

•

settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any legal proceeding relating to a breach of the Merger Agreement or any other agreements contemplated thereby;

•	enter into any collective bargaining agreement or other agreement with any labor organization or works counsel;

•	adopt or implement any stockholder rights plan or similar arrangement;

•

fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any trademark or trade name that is material to the conduct of the business of the Company and its subsidiaries, as a whole, as currently conducted;

•

waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or re-price options granted under any benefit plan or authorize cash payments in exchange for any options granted under any benefit plan;

•	knowingly disclose any material trade secrets of the Company and its subsidiaries; or

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries.

No Solicitation

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company agreed that it will not and will cause its subsidiaries not to and will direct its respective officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives, whom we refer to collectively as “representatives,” not to:

•

except with respect to certain Excluded Parties as described below, continue any solicitation, knowing encouragement, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal (as defined below);

•

directly or indirectly solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal;

•

directly or indirectly engage in, continue or participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of knowingly facilitating, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

•

directly or indirectly enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.

The Company agreed to deliver written notice to each person that previously entered into a confidentiality agreement in anticipation of making an Acquisition Proposal and to direct such person to destroy or return all confidential information concerning the Company and its subsidiaries. However, until June 7, 2013 (the “Excluded Party Deadline”), the Company is permitted to continue discussions and negotiations with any person or group of Persons who has made an Acquisition Proposal prior to the date of the Merger Agreement and with whom the Company has been actively engaged in discussions or negotiations with respect to an Acquisition Proposal as of the date of the Merger Agreement which could reasonably be expected to result in a Superior Offer (as defined below). Following the Excluded Party Deadline, all of the restrictions described in this section entitled “No Solicitation” will be applicable to the Excluded Parties.

Notwithstanding the restrictions described above, at any time before the Acceptance Time (or, if the Offer is terminated, at any time prior to obtaining Stockholder Approval), if the Company or any of its representatives receives an unsolicited bona fide written Acquisition Proposal from any person which was made or renewed on or after the date of the Merger Agreement and did not result from a breach of the restrictions described in this section titled “No Solicitation,” the Company and its representatives may contact such person to clarify the terms and conditions of such Acquisition Proposal. In addition, if the Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its representatives may (i) furnish information (including non-public information) concerning the Company pursuant to a customary confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreement between Vista Equity Partners III, LLC (“VEP,” an affiliate of Parent and Merger Sub) and the Company and (ii) engage or otherwise participate in discussions or negotiations with the person making such Acquisition Proposal.

The Company has agreed that it will promptly, and in any event within twenty-four hours, notify Parent of any inquiries, proposals or offers with respect to an Acquisition Proposal (including any acquisition proposals received from an Excluded Party) that are received by the Company or its representatives and provide to Parent a summary of the material terms and conditions of any Acquisition Proposal. The Company is required to keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal and, if requested by Parent, reasonably inform Parent of the status of an Acquisition Proposal.

The Company is also required to promptly (and in any event within twenty-four hours) make available to Parent any information concerning the Company and its subsidiaries that is provided to any third party making an Acquisition Proposal if the information has not previously been made available to Parent. The Company and its subsidiaries are prohibited from entering into confidentiality agreements with any person that would prohibit the

Company from providing information to Parent or otherwise complying with its obligations as described in this section titled “No Solicitation.”

The Company Board’s Recommendation. Subject to the provisions described below, the Board agreed to recommend that the holders of Shares tender their Shares to Merger Sub pursuant to the Offer and, if required by applicable legal requirements, adopt the Merger Agreement.

The Merger Agreement provides that, during the time between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement, the Board and its committees will not (i) withdraw (or modify in a manner adverse to Parent or Merger Sub) or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub) the Recommendation or (ii) approve, recommend or declare advisable, or propose to publicly approve, recommend or declare advisable, any Acquisition Proposal (any action described in clauses (i) or (ii) a “Company Adverse Change Recommendation”). The Merger Agreement also provides that, before the earlier of the Effective Time and the termination of the Merger Agreement the Board will not approve, recommend or declare advisable, or propose to approve recommend or declare advisable or allow the Company or any of its subsidiaries to enter into a contract either with respect to an Acquisition Proposal or requiring (or is reasonably expected to cause) the Company to abandon, terminate, delay or fail to consummate, or would otherwise materially impede, interfere with or be inconsistent with, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, at any time before the Acceptance Time and at any time prior to the receipt of the Stockholder Approval, if the Company has received an unsolicited bona fide written Acquisition Proposal that has not been withdrawn and the Board determines in good faith is a Superior Offer, the Company may make a Company Adverse Change Recommendation or terminate the Merger Agreement to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) if and only if:

•

the Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board under applicable legal requirements;

•

the Company shall have provided to Parent at least four business days’ advance written notice that the Board intends to effect a Company Adverse Change Recommendation or terminate the Merger Agreement to enter into a Specified Agreement (such notice, a “Determination Notice”);

•	the Company shall have provided to Parent the material terms and conditions of the Acquisition Proposal as required by the Merger Agreement;

•

during the four business days after the Determination Notice, the Company shall have given Parent the opportunity to propose revisions to the terms of the Merger Agreement or make another proposal so that the Acquisition Proposal would cease to constitute a Superior Offer and, during such four business day period, the Company shall have negotiated with Parent with respect to any proposed revisions; and

•

after considering the results of such negotiations and giving effect to the proposals (including with respect to the Financing (as defined below) and Limited Guarantee), the Board determines, after consultation with its outside legal counsel and in good faith, that (x) such Acquisition Proposal is a Superior Offer and (y) it would reasonably constitute a breach of fiduciary duties of the Board under applicable legal requirements if the Board were to fail to either make a Company Adverse Recommendation Change or terminate the Merger Agreement to accept such Superior Offer and enter into a Specified Agreement relating thereto.

The Board may also effect a Company Adverse Recommendation Change in response to any Change in Circumstance (as defined below) other than an Acquisition Proposal, if and only if:

•

the Board shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board to the stockholders under applicable legal requirements;

•

the Company shall have provided to Parent a Determination Notice at least four business days prior to making any such Company Adverse Change Recommendation and specified the Change in Circumstance in reasonable detail;

•

during the four business days after the Determination Notice, the Company shall have given Parent the opportunity to propose revisions to the terms of the Merger Agreement or make another proposal so that the Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation and, during such four business day period, the Company shall have negotiated with Parent with respect to such proposed revisions or other proposal; and

•

after considering the results of such negotiations and giving effect to the proposals (including with respect to the Financing (as defined below) and Limited Guarantee), the Board determines, after consultation with its outside legal counsel and in good faith, that it would reasonably constitute a breach of fiduciary duties of the Board under applicable legal requirements if the Board were to fail to either make a Company Adverse Recommendation Change in response to such Change in Circumstance.

The restrictions and procedures described above relating to a Company Adverse Recommendation Change or termination of the Merger Agreement in response to either a Superior Offer or a Change in Circumstances apply to any material amendment to any Acquisition Proposal or any material change to the facts and circumstances relating to the Change in Circumstances. Any such amendment or material change will require the Company to deliver a new Determination Notice and comply with such procedures; however, the references to four business days will be deemed to be references to two business days.

For purposes of this proxy statement and the Merger Agreement:

•

“Acquisition Proposal” means any proposal or offer from any person or group (other than Parent and its affiliates), relating to any (A) acquisition or license of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 20% or more of the outstanding Shares, (C) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares, in each case other than the transactions contemplated by the Merger Agreement.

•

“Change in Circumstances” means material event or development or material change in circumstances with respect to the Company that was (i) neither known to the Board nor reasonably foreseeable as of or prior to the date hereof nor actually known by the chief executive officer or chief financial officer of the Company nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal, (B) any events, changes or circumstances relating to VEPF IV, Parent, Merger Sub or any of their affiliates, (C) clearance of the Merger under the HSR Act or other antitrust laws or (D) the mere fact the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of the Merger Agreement in the market price or trading volume of the Shares or the credit rating of the Company (however, the underlying reasons for such events may constitute such material event, development or change in circumstances).

•

“Superior Offer” means a bona fide written Acquisition Proposal that the Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Board deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by the Merger Agreement; provided that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.

Obligations with Respect to the Proxy Statement

The Merger Agreement provides that as promptly as practicable following the date of the Merger Agreement, the Company will prepare and file with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting, which will reflect the Recommendation (subject to any Company Adverse Recommendation Change). If the adoption of the Merger Agreement by the Company’s stockholders is required by applicable law, then the Company shall have the right at any time after the latest of (i) the initial expiration date of the Offer, (ii) three (3) business days after the Proxy Statement Clearance Date and (iii) July 9, 2013, to (and Parent and Merger Sub shall have the right, at any time beginning three (3) business days after the Proxy Statement Clearance Date, to request in writing that the Company, and upon receipt of such written request, the Company shall), as promptly as practicable, (x) take all actions necessary to establish a record date for and give notice of the Stockholders’ Meeting, (y) as soon as practicable after the Offer Termination, call and give notice of a meeting of the stockholders to vote on the adoption of the Merger Agreement and approval of the Merger and (z) mail a proxy statement to the holders of Shares as of the record date established for the Stockholders’ Meeting. Unless the Agreement is terminated in accordance with its terms, the Company is obligated to submit the Merger Agreement and Merger to its stockholders at the Stockholders’ Meeting even if the Board has made a Company Adverse Change Recommendation.

Financing Efforts

Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions set forth in the Debt Commitment Letter and Equity Financing Commitment (together, the “Financing Commitments”), and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Commitments, if such amendment, modification or waiver (i) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the debt financing or the Equity Financing (together, the “Financing”) (including by increasing the amount of fees to be paid or original issue discount, unless the debt financing or Equity Financing is increased by a corresponding amount or the debt financing is otherwise made available to fund such fees or original issue discount) or (ii) imposes new or additional conditions precedent or amends the conditions precedent to the receipt of the Financing in a manner adverse to Parent or Merger Sub or otherwise expands, amends or modifies any other provision of the Financing Commitments in a manner that would reasonable be expected to delay or prevent the funding of the Financing or adversely impact the ability of Parent or Merger Sub to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto.

The Company has agreed to use its reasonable best efforts, and to cause its subsidiaries to use their reasonable best efforts to provide and cause their respective representatives to provide all cooperation as Parent or Merger Sub may reasonably request and that is customary in connection with the arrangement of the debt financing contemplated by the Debt Commitment Letter.

Marketing Period

In addition to the conditions to the Merger described above, the Offer and Merger is conditioned upon the completion of the Marketing Period. If the other conditions to the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at such time), then the Merger will occur on (i) the date following the satisfaction or waiver of such conditions that is the earliest to occur of (A) any business day during the Marketing

Period specified by Parent to Company on no less than two (2) business days’ written notice to Company and

(B) the third (3) business day after the final day of the Marketing Period, but subject, in each case, to the satisfaction or waiver of the other conditions to the Merger at such time (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at such time) or (ii) such other date, time, or place as agreed to in writing by Company and Parent. The “Marketing Period” is a period of fifteen (15) consecutive business days after the date of the Merger Agreement commencing on the first day on which Parent shall have received from the Company certain pertinent and customary information that is reasonably available to the Company and its subsidiaries, and certain financial statements business and other financial data and audit reports and other financial information reasonably needed by Parent and the financing sources (such information, the “required information”); provided that (a) July 5, 2013 shall not be considered a business day for purposes of determining the Marketing Period but in any event shall not restart the consecutive business day time period, and (b) if the Marketing Period were to commence but would not be completed in accordance with its terms prior to August 16, 2013, then the Marketing Period shall not commence prior to September 3, 2013. Notwithstanding the foregoing, the Marketing Period shall not commence and shall not be deemed to have commenced (A) prior to the commencement of the Offer or (B) if, on or prior to the completion of such fifteen (15) consecutive business day period, the Company shall have publicly announced any intention to restate any material financial information included in the required information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable required information has been amended or Company has announced that it has concluded that no restatement shall be required, and Parent shall have the required information on the first day, throughout and on the last day of such new fifteen (15) consecutive business day period.

Efforts to Close the Transactions

In the Merger Agreement, each of the Company, Parent and Merger Sub agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by the Merger Agreement, including making all filings and give all notices required to be made or given, obtaining all consents required to be obtained and use commercially reasonable efforts to lift legal bars to the Merger.

In addition, each of the Company, Parent and Merger Sub agreed to use their reasonable best efforts to take promptly any and all steps necessary to eliminate any impediment under the HSR Act and other antitrust laws. Such steps include negotiating, committing to and effecting, the sale, divestiture or disposition of assets, rights, product lines or businesses of Parent or its subsidiaries and/or those of the Company and its subsidiaries (but, with respect to the Company and its subsidiaries, only to the extent the Closing occurs). The parties also agreed to provide as promptly as reasonably practicable all information required by any governmental body pursuant to its evaluation of the transactions contemplated by the Merger Agreement under the HSR Act or other applicable antitrust laws.

Takeover Statute

If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or similar state anti-takeover law or regulation becomes applicable to the Offer, the Merger, the Top-Up, including the acquisition of Shares pursuant thereto, or the other transactions contemplated by the Merger Agreement, Parent and the Company, and their respective Boards of Directors, shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary to eliminate the effects of such statute or regulation on the Offer, the Merger, the Top-Up and the other transactions contemplated by the Merger Agreement.

Indemnification, Exculpation and Insurance

The Merger Agreement provides that all existing rights to indemnification that the present directors and officers of the Company and our subsidiaries are entitled to that are contained in the organizational documents of the Company or the organizational documents of any of its subsidiaries as in effect as of May 19, 2013, or as provided in any indemnification agreement between the Company or its subsidiaries and any such person as in effect as of May 19, 2013, will survive the Merger and will be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the effective time of the Merger.

In addition, the Merger Agreement provides that Parent and the Surviving Corporation will indemnify and hold harmless each director or officer of the Company or any of its subsidiaries against any losses, claims, damages, liabilities, fees, expenses, judgments or fines in connection with any threatened or actual action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation based on, or arising out of, in whole or in part, the fact that such director or officer is or was a director or officer of the Company or any of its subsidiaries or any of their respective predecessors. The Merger Agreement also provides that Parent and the Surviving Corporation will also advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by such directors and officers in connection with matters for which such directors and officers are eligible to be indemnified pursuant to the Merger Agreement (to the extent permitted by applicable law).

The Merger Agreement also provides that, from the effective time until the sixth anniversary of the effective time, the Surviving Corporation will maintain in effect the Company’s current insurance coverage with respect to the Company’s directors and officers. Alternatively, the Company may, prior to the effective time of the Merger, purchase a tail policy to the Company’s current policy of directors’ and officers’ liability insurance for a period of six years from the effective time of the Merger. If the tail policy is not purchased, the cost of such insurance coverage to be maintained by the Surviving Corporation will not exceed 250% of the annual premium currently paid by the Company for such insurance and, if the premium for such insurance coverage would exceed such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy or policies with the greatest coverage available for a cost equal to such amount.

Employee Benefits

For a period of one year following the effective time of the Merger, with respect to employees of the Company or its subsidiaries immediately before the effective time of the Merger who remain employed during such one year period (the “Continuing Employees”), Parent will provide, or will cause to be provided, base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity based compensation) that are substantially comparable in the aggregate to such base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity based compensation provided to such Continuing Employees immediately prior to the execution of the Merger Agreement.

Stockholder Litigation

The Company has given Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors relating to the transactions contemplated by the Merger Agreement. The Company also granted Parent the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account. In addition, the parties agreed that no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company will promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements, access to information, employee benefits, executive compensation and confidentiality.

Confidentiality Agreement

On April 8, 2013, VEP, an affiliate of Parent and Merger Sub, entered into a Confidentiality Agreement (the “Confidentiality Agreement”) with the Company. Under the terms of the Confidentiality Agreement, VEP agreed that, subject to certain exceptions, any non-public information regarding the Company and its subsidiaries or affiliates furnished to VEP or to its representatives for the purposes of evaluating a potential transaction between the parties would, for a period of two years from the date of the Confidentiality Agreement, be kept confidential, except as provided in the Confidentiality Agreement. Additionally, VEP further agreed that, subject to certain exceptions, VEP would not solicit for employment any employee of the Company for a period of one year from the date of the Confidentiality Agreement. VEP also agreed, among other things, to certain “standstill” provisions which prohibit VEP and its representatives from taking certain actions involving or with respect to the Company (except that VEP may submit a private proposal to us) for a period ending on the one year anniversary of the date of the Confidentiality Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the “Effective Time”):

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•

if the Offer Termination occurs and Stockholder Approval is not obtained at the Stockholders’ Meeting or any adjournment or postponement thereof, provided that such right to termination is not available to a party if it is in breach of its obligations with respect to the filing of the proxy statement, holding of the Stockholders’ Meeting or obtainment of the Stockholder Approval;

•

if a court of competent jurisdiction or other governmental body has taken any final and non-appealable action that has the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or making consummation of the Merger illegal; provided that the right to terminate in this circumstance shall not be available to Parent or the Company if the issuance of such final and non-appealable action is primarily attributable to a failure on the part of such party to perform in any material respect any covenant or obligation required to be performed at or prior to the Effective Time;

•

if the Merger shall not have been consummated on or before the End Date (i.e., November 15, 2013); provided that such right to terminate the Merger Agreement on the End Date shall not be available to Parent or the Company if the failure of the Merger to be consummated on or before such date is primarily due to the failure Parent or the Company, as applicable, to perform in all material respects any of its obligations the Merger Agreement;

•

if, for any reason other than the Offer Termination, the Offer either (x) expires as a result of the non-satisfaction of one or more conditions to the Offer or (y) is terminated or withdrawn prior to the Acceptance Time without Merger Sub accepting for payment any Shares tendered pursuant to the Offer (the “Offer Failure Termination Right”). However, if the Financing Proceeds Condition is the only Tender Offer Condition not satisfied, the Offer Failure Termination Right is not available to Parent. In addition, this right to terminate the Merger Agreement shall not be available to Parent or the Company if the non-satisfaction of the conditions to the Offer or termination or withdrawal of the Offer is attributable to the failure of such party to perform any covenant or obligation under the Merger Agreement

•	by the Company:

•

at any time prior to the Acceptance Time, or if an Offer Termination occurs, at any time prior to the Closing, if there is any breach of or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties set forth in the Merger Agreement or Parent or Merger Sub has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of a condition to the Merger regarding the accuracy of Parent’s or Merger Sub’s representations and warranties or Parent’s or Merger Sub’s compliance with its covenants or agreements and (ii) is not capable of being cured prior to November 15, 2013 or is not commenced to have been cured within fifteen days of the date the Company gives Parent notice of such breach or failure to perform; provided that the Company shall not have the right to terminate the Merger Agreement in this circumstance if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Parent has the right to terminate the Merger Agreement as described above;

•

at any time prior to the earlier to occur of the Acceptance Time or receipt of the Stockholder Approval in order to accept a Superior Offer and enter into a Specified Agreement, subject to the Company’s compliance with its obligations described in the section above titled “No Solicitation” (provided that that payment by the Company of the termination fee described below shall be a condition to the termination of the Merger Agreement by the Company in this circumstance); or;

•

if the Offer Termination has occurred and (i) the Marketing Period has ended and the conditions to Parent and Merger Sub’s obligations to close the Merger have been satisfied, (ii) the Company has irrevocably confirmed that after the end of the Marketing Period all conditions to Parent and Merger Sub’s obligations to close the Merger have been satisfied as of the date of such notice (other than those conditions that by their nature are to be satisfied at the Closing) and, if there are any unsatisfied conditions to its obligations to close the Merger (other than those conditions that by their nature are to be satisfied at the Closing) that it is willing to waive such unsatisfied conditions and (iii) the Merger shall not have been consummated within three (3) business days after the delivery of such notice (the “Merger Failure Termination Right”).

•	by Parent:

•

at any time prior to the Acceptance Time, or if an Offer Termination occurs, at any time prior to the Closing, if there is a breach of any representation or warranty or failure to perform any covenant in the Merger Agreement on the part of the Company, which inaccuracy, breach or failure to perform

•

would give rise to (x) if the Offer Termination shall have occurred, the failure of a condition to the Merger regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants or agreements or (y) if the Offer Termination shall not have occurred, the failure of a condition to the Offer regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants or agreements, and

•

is not capable of being cured prior to November 15, 2013 or is not commenced to have been cured within fifteen (15) days of the date Parent gives the Company notice of such breach or failure to perform; provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that the Company has the right to terminate the Merger Agreement as described below; or

•

at any time prior to the earlier to occur of the Acceptance Time or the receipt of the Stockholder Approval, if (i) the Company has failed (x) to include the Recommendation in the Proxy Statement or Schedule 14D-9 or has effected a Company Adverse Change Recommendation, (y) publicly reaffirm the Recommendation in the absence of a publicly announced Acquisition Proposal within ten (10) business days after Parent so requests in writing and two (2) business days prior to the Stockholders’ Meeting or (z) recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 rejection of a tender offer or exchange offer within ten business days after the commencement thereof or (ii) there has been a material breach of the provisions described in the section titled “No Solicitation” above.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect (subject to certain designated provisions of the Merger Agreement which survive, including provisions relating to expenses, the termination fees, limitations on liability and specific performance, among others) and there will be no liability on the part of Parent, Merger Sub or the Company. No party is relieved of any liability for any willful and material breach of the Merger Agreement prior to the date thereof or for any common law fraud.

Termination Fees; Expenses

The Company has agreed to pay Parent or a person designated by Parent a termination fee of $34.5 million (less any expense reimbursement previously paid to Parent by the Company) in certain circumstances described below:

•

if the Merger Agreement is terminated by the Company in order for the Company to accept a Superior Offer and enter into a Specified Agreement (subject to the terms and conditions of such termination right), with such fee being payable prior to such termination; however, in the event the Company terminates the Merger Agreement prior to the Excluded Party Deadline to enter into a Specified Agreement with an Excluded Party, then the termination fee will be $17.2 million;

•

if the Merger Agreement is terminated by Parent because the Company has failed (x) to include the Recommendation in the Proxy Statement or Schedule 14D-9 or has effected a Company Adverse Change Recommendation, (y) publicly reaffirm the Recommendation in the absence of a publicly announced Acquisition Proposal within ten (10) business days after Parent so requests in writing and two (2) business days prior to the Stockholders’ Meeting or (z) recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 rejection of a tender offer or exchange offer within ten business days after the commencement thereof, in each case, with such fee being payable, within two business days after such termination; and

•

if the Merger Agreement is terminated by Parent due to a willful breach by the Company of any of its representations, warranties or covenants set forth in the Merger Agreement or by Parent or the Company due to failure to obtain the Stockholder Approval, if required by applicable legal requirements, and (A) after the date of the Merger Agreement but prior to such termination any person shall have publicly disclosed or made known to the Board a bona fide Acquisition Proposal (unless such Acquisition Proposal is irrevocably, in good faith and publicly (if publicly made) withdrawn prior to such termination) and (B) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal. For purposes of determining whether the termination fee is payable under the circumstances described in the previous sentence, the term Acquisition Proposal has the meaning described below, except that the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.” In the event the termination fee is payable in accordance with the foregoing, such fee shall be payable prior to the consummation of the Acquisition Proposal referred to therein.

Parent has agreed to pay the Company $68.9 million (the “Reverse Termination Fee”), in certain circumstances described below:

•

if (i) the Merger Agreement is terminated by Parent because the Effective Time has not occurred by the End Date (as such termination right is described above), (ii) at the time of such termination all of the conditions to the Offer have been satisfied except for the Financing Proceeds Condition and the condition that there shall not have been a termination of the Merger Agreement and (iii) the failure of the Financing Proceeds Condition is not directly attributable to a breach of the Company’s covenant to cooperate with respect to the debt financing or any covenant of the Company or other action or failure to act by the Company, in each case, that caused certain conditions set forth in the Debt Commitment Letter not to be satisfied;

•

if (i) the Merger Agreement is terminated by the Company because the Effective Time has not occurred by the End Date (as such termination right is described above), (ii) at the time of such termination all of the conditions to the Offer have been satisfied except for the Financing Proceeds Condition and the condition that there not have been a termination of the Merger Agreement, (iii) the failure of the Financing Proceeds Condition is not directly attributable to a breach of the Company’s covenant to cooperate with respect to the debt financing or any covenant of the Company or other action or failure to act by the Company, in each case, that caused any condition set forth in the Debt Commitment Letter not to be satisfied and (iv) the Company shall have given Parent five (5) business days’ prior written notice of its intent to terminate the Agreement; and

•

if the Merger Agreement is terminated by the Company pursuant to its Merger Failure Termination Right or the Offer Failure Termination Right (if Parent did not at the time of the Company’s termination have a right to terminate pursuant to the Offer Failure Termination Right) as described above.

In the event the Merger Agreement is terminated by the Company or Parent because the shareholder approval was not obtained at the Stockholders’ Meeting or the Company’s willful breach of its representations, warranties or covenants contained in the Merger Agreement, the Company is required to reimburse all actual and reasonable out-of-pocket fees and expenses incurred by Parent in connection with the transactions contemplated by the Merger Agreement, in an amount not to exceed $4.9 million. Payment by the Company of expense reimbursement does not relieve the Company of any subsequent obligation to pay the termination fee as described above.

Specific Performance

The parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the Merger Agreement. Notwithstanding the foregoing, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded will be subject to the requirements that (i) the Marketing Period has ended and all conditions to the obligations of Parent and Merger Sub to effect the Merger were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing) at the time when the closing would have been required to occur but for the failure of the equity financing to be funded, (ii) the debt financing (including any alternative financing that has been obtained in accordance with the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing if the Equity Financing is funded at the closing, and (iii) the Company has irrevocably confirmed that if the Equity Financing and debt financing are funded, then it would take such actions that are within its control to cause the closing to occur. In no event is the Company entitled to enforce or seek to enforce the obligation to cause the Equity Financing to be funded or to complete the Merger or the Offer if the debt financing has not been funded (or will not be funded at the closing if the Equity Financing is funded at the closing).

Limitations of Liability

Under no circumstances are the Company, its subsidiaries and certain persons related to the Company entitled to monetary damages in excess of $68.9 million. The Company may seek both specific performance as described above and payment of the Reverse Termination Fee; however, in no instance will the Company be entitled to receive both specific performance and money damages, including the Reverse Termination Fee. The

Company can cause Vista to provide funds, subject to the maximum set forth in the Equity Commitment Letter between Parent and Vista, up to such aggregate limit to Parent to the extent provided in the Equity Commitment Letter, subject to the terms of the Equity Commitment Letter and the Limited Guarantee. In addition, the rights of the Company pursuant to the Equity Commitment Letter and the Limited Guarantee are the sole and exclusive remedy of the Company and its affiliates against Vista in respect of monetary liabilities or obligations arising under the Merger Agreement. You will find a description of the Equity Commitment Letter and the Limited Guarantee in Section 9—“Source and Amount of Funds.”

Fees and Expenses

Except for the provisions described under “Expense Reimbursement” and certain expenses related to financing cooperation and tax matters, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement are consummated.

Amendment

The parties may amend the Merger Agreement by executed written agreement prior to the effective time of the Merger with the approval of the respective boards of directors of the Company and Parent at any time, provided that (x) after the consummation of the Offer, there will be no amendment that decreases the Per Share Amount or the Merger Consideration, and (y) after the adoption of the Merger Agreement by the Company’s stockholders, there shall be no amendment or change to the Merger Agreement that by law requires the further approval of the Company’s stockholders without obtaining such further approval.

Governing Law

The Merger Agreement is governed by Delaware law.

PROPOSAL 2

AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders, our Board determines it is necessary or appropriate to adjourn the special meeting, we intend to move to adjourn the special meeting. For example, our Board may make such a determination if the number of shares of our common stock represented and voting in favor of the proposal to adopt the Merger Agreement at the special meeting is insufficient to adopt that proposal under the DGCL, in order to enable our Board to solicit additional votes in respect of such proposal. If our Board determines that it is necessary or appropriate, we will ask our stockholders to vote only upon the proposal to adjourn the special meeting, and not the proposal to adopt the Merger Agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of the proposal to adjourn the special meeting to another time and place. If the stockholders approve the proposal to adjourn the special meeting, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional votes, including the solicitation of votes from stockholders that have previously voted. Among other things, approval of the proposal to adjourn the special meeting could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to adopt the Merger Agreement to defeat that proposal, we could adjourn the special meeting without a vote on the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to adopt the Merger Agreement.

Board of Directors Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, is necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the Merger Agreement.

PROPOSAL 3

ADVISORY VOTE REGARDING GOLDEN PARACHUTE COMPENSATION

This compensation is summarized in the section entitled “Proposal 1—The Merger—Interests of Certain Persons in the Merger,” including in the table under the heading “Proposal 1—The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation.”

Non-Binding Advisory Vote

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that we seek a non-binding advisory vote from our stockholders to approve the golden parachute compensation payable to our named executive officers in connection with the Merger. This non-binding advisory proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with the Merger and does not relate to any new compensation or other arrangements between our named executive officers, on the one hand, and Parent, Merger Sub, or the Company or, following the Merger, the Surviving Company and its subsidiaries, on the other hand. Accordingly, we are asking you to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with, and items of compensation payable to, the named executive officers of the Company that are based on or otherwise relate to the merger, as disclosed in the sections of the Proxy Statement entitled “Advisory Vote Regarding Golden Parachute Compensation” and ‘Proposal 1—The Merger—Interests of Certain Persons in the Merger’.”

Board of Directors Recommendation

The Board of Directors unanimously recommends that our stockholders approve the non-binding advisory proposal on the golden parachute compensation payable to our named executive officers in connection with the Merger.

Approval of this proposal is not a condition to the completion of the Merger, and the vote with respect to this proposal is advisory only and will not be binding on us or Parent. Accordingly, regardless of the outcome of the non-binding advisory vote, our named executive officers will be eligible to receive or retain the various amounts of golden parachute compensation payable to them in connection with the Merger (subject to the completion of the Merger, if required by the terms of such compensation).

MARKET PRICE OF COMPANY COMMON STOCK AND DIVIDEND INFORMATION

Our common stock trades on the NASDAQ Global Select Stock Market under the symbol “WBSN.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock for the two most recent fiscal years as reported on NASDAQ.

	High			Low
2013
First Quarter		$16.60			$13.41
Second Quarter	$	[	]	$	[	]
Third Quarter (through [—], 2013)	$	[	]	$	[	]
2012
First Quarter		$21.69			$16.85
Second Quarter		$22.15			$17.12
Third Quarter		$19.25			$14.26
Fourth Quarter		$16.13			$12.70
2011
First Quarter		$27.96			$18.89
Second Quarter		$26.25			$22.55
Third Quarter		$27.85			$17.00
Fourth Quarter		$20.13			$15.50

On May 17, 2013, the last trading day prior to the announcement of the Merger, our common stock closed at $19.23 per share. On [—], the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on Nasdaq was $[—] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

We have never declared or paid any cash dividend on our common stock. Accordingly, we do not expect to declare or pay any dividends prior to the Merger and, under the terms of the Merger Agreement, are prohibited from doing so. Following the Merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of May 19, 2013 by: (i) each director and nominee for director, (ii) each of the named executive officers listed in the Summary Compensation Table, (iii) all executive officers and directors of Websense as a group and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Except as otherwise noted, the address of each person listed in the table is c/o Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G as filed with the SEC. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The applicable percentage of ownership for each stockholder is based on 36,664,755 shares of common stock outstanding as of May 19, 2013, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable on or before July 18, 2013, which is 60 days after May 19, 2013, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address	Number of Shares Beneficially Owned	Percent (%)
Named Executive Officers and directors:
John McCormack(1)	508,484	1.37%
Michael A. Newman(2)	240,754	*
Didier Guibal(3)	171,491	*
Russ Dietz(4)	—	*
Christian Waage(5)	1,221	*
Gene Hodges(6)	1,096,781	2.91%
John B. Carrington(7)	260,119	*
Charles M. Boesenberg(8)	105,116	*
Bruce T. Coleman(9)	163,147	*
John F. Schaefer(10)	145,509	*
Mark S. St.Clare(11)	86,509	*
Gary E. Sutton(12)	82,699	*
Peter C. Waller(13)	86,509	*

Name and Address	Number of Shares Beneficially Owned	Percent (%)
5% Stockholders(14):
BlackRock, Inc.(15) 40 East 52nd Street New York, NY 10022	2,892,065	7.89%
Artisan Partners Limited Partnership(16) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,751,737	7.51%
PRIMECAP Management Company(17) 225 South Lake Ave., #400 Pasadena, CA 91101	2,735,441	7.46%
Wellington Management Company, LLP(18) 280 Congress Street Boston, MA 02210	2,308,219	6.30%
The Vanguard Group, Inc.(19) 100 Vanguard Blvd. Malvern, PA 19355	2,295,971	6.26%
American Century Investment Management, Inc.(20) 4500 Main Street, 9th Floor Kansas City, MO 64111	1,880,299	5.13%
All of our current executive officers and directors as a group (12 persons)(21)	1,851,558	4.85%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	Includes 482,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013.
(2)	Includes 214,489 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013.
(3)	Includes 119,166 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013.

(4)	Mr. Dietz was appointed Executive Vice President, Chief Technology Officer of Websense in November 2012.
(5)	Mr. Waage was appointed Vice President, General Counsel and Secretary of Websense in July 2012.
(6)	Includes 1,005,781 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013. Mr. Hodges retired from his position as CEO and as a member of our board of directors of Websense, effective January 13, 2013 and subsequently entered into a Retirement and Consulting Agreement, under which he has agreed to provide Websense consulting services beginning January 14, 2013 through February 28, 2014. Mr. Hodges’ unvested stock options and RSUs, including performance based RSUs, will continue to vest during the consulting period.
(7)	Includes 217,110 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013.
(8)	Includes 104,279 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013, of which 100,000 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Mr. Boesenberg was elected to serve as a director by our board of directors in January 2013.
(9)	Includes 81,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013.
(10)	Includes 81,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013. Mr. Schaefer maintains a margin securities account at a brokerage firm and the positions held in such margin account, which may from time to time include shares of Websense common stock, are pledged as collateral security for the repayment of loan balances, if any, in the account. As of May 19, 2013, there were 55,190 shares of Websense common stock pledged as security for margin loan balances. Proceeds from any loan made pursuant to the margin account have only been used for the purpose of purchasing additional shares of Websense common stock.
(11)	Includes 76,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013.
(12)	Includes 76,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013.
(13)	Includes 78,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013.
(14)	A report on Schedule 13D filed with the SEC on May 30, 2013 indicates that Vector Capital IV, L.P. (“VC IV”), Vector Capital Partners IV, L.P. (“VCP IV”), Vector Entrepreneur Fund III, L.P. (“VE III”), Vector Capital Partners III, L.P. (“VCP III”), Vector Capital, L.L.C. (“VC”), and Alexander R. Slusky, an individual (collectively with VC IV, VCP IV, VE III and VCP III and VC, “Vector”), acquired 1,212,200 shares from March 28, 2013 to April 24, 2013 and an additional 1,108,757 shares from May 20, 2013 to May 21, 2013, for an aggregate of 2,320,957 shares or 6.33% of our outstanding shares as of May 19, 2013, the most recent date for which aggregate data is available. VCP IV is the sole general partner of VC IV; VCP III is the sole general partner of VE III; VC is the sole general partner of both VCP IV and VCP III; and Mr. Slusky is the Managing Member of VC. The report indicates that as of May 21, 2013, VC IV and VCP IV had shared voting and dispositive power over 2,293,106 shares; VE III and VCP III had shared voting and dispositive power over 27,851 shares; and VC and Mr. Slusky had shared voting and dispositive power over 2,320,957 shares.
(15)	A report on Schedule 13G/A filed with the SEC on February 8, 2013 indicates that BlackRock, Inc. had sole voting and dispositive power for all 2,892,065 of the shares which are held by the following Merger Subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Advisors (UK) Limited and BlackRock Investment Management (UK) Limited. The report indicates that all of the shares beneficially owned by BlackRock, Inc. are owned of record by various persons, and that those persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares.
(16)

A report on Schedule 13G/A filed with the SEC on February 6, 2013 indicates that Artisan Partners Limited Partnership (“Artisan Partners”); Artisan Partners Holdings LP, the sole limited partner of Artisan Partners

(“Artisan Holdings”); Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”); Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”); ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”); and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (together with Artisan Partners, Artisan Holdings, Artisan Corp., Artisan Investments and ZFIC, the “Artisan Parties”) are the beneficial owners of 2,751,737 of the shares acquired on behalf of discretionary clients of Artisan Partners who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the shares. The report indicates that each of the Artisan Parties had shared dispositive power for all 2,751,737 of the shares and shared power to vote 2,603,437 of the shares.
(17)	A report on Schedule 13G/A filed with the SEC on February 14, 2013 indicates that PRIMECAP Management Company had sole dispositive power for all 2,735,441 of the shares and sole power to vote 2,318,541 of the shares.
(18)	A report on Schedule 13G/A filed with the SEC on February 14, 2013 indicates that Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment advisor, had shared dispositive power for all 2,308,219 of the shares and shared power to vote 1,790,719 of the shares. The report indicates that all of the shares beneficially owned by Wellington Management are owned of record by the clients of Wellington Management, and that those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares.
(19)	A report on Schedule 13G/A filed with the SEC on February 11, 2013 indicates that The Vanguard Group, Inc. had sole dispositive power for 2,246,188 of the shares, shared dispositive power for 49,783 of the shares and sole power to vote 50,983 of the shares. Vanguard Fiduciary Trust Company, a wholly owned Merger Subsidiary of The Vanguard Group, Inc., is the beneficial owner of 49,783 of the shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned Merger Subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,200 of the shares as a result of its serving as investment manager of Australian investment offerings.
(20)	A report on Schedule 13G filed with the SEC on February 11, 2013 indicates that Stowers Institute for Medical Research (“SIMR”), American Century Companies, Inc. (“ACC”), which is controlled by SIMR, and American Century Investment Management, Inc., a wholly owned Merger Subsidiary of ACC and an investment adviser, beneficially owned and had sole dispositive power over all 1,880,299 shares and had sole power to vote 1,760,799 shares.
(21)	Includes 1,532,044 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 19, 2013, of which 100,000 shares remain unvested and therefore subject to certain rights of repurchase by Websense.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, if you do not wish to accept the per share Merger Consideration provided for in the Merger Agreement and you do not vote for the adoption of the Merger Agreement, you have certain rights under Section 262 of the DGCL to demand appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock in lieu of the $24.75 per share to be paid in the Merger, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $24.75 per share that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the Merger Agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the Merger Agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock; you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement; you must hold your shares of Company common stock continuously through the effective date of the Merger; and you must comply with the other applicable requirements of Section 262.

If you fail to comply with these conditions and the Merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the Merger. Appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the Merger. Voting against or failing to vote for the proposal to adopt the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement.

All demands for appraisal should be addressed to Websense, Inc., Attention: General Counsel and Corporate Secretary, 10240 Sorrento Valley Road, San Diego, California 92121, and must be delivered before the vote is taken to approve the proposal to adopt the Merger Agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within ten days after the effective time of the Merger, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement. At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the Merger Agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the fair value of such stockholder’s shares of Company common stock determined by the Delaware Court of Chancery in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the effective time of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. If no such petition is filed, appraisal rights will be lost for all stockholders who have previously demanded appraisal of their shares. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal.

In addition, within 120 days after the effective time of the Merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement, upon written request, will be entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share Merger Consideration. Moreover, we do not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share Merger Consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be the exclusive remedy for a stockholder who seeks appraisal.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the Merger. However, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $24.75 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the Merger Agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the Merger is completed, Company common stock will be delisted from the Nasdaq and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Stockholder Proposals and Nominations for 2014 Annual Meeting

Once the Merger is completed, there will be no public participation in any future meetings of the Company’s stockholders. If the Merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholder meetings, and we would expect to hold our 2014 annual meeting of stockholders prior to the end of 2014.

Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules; Advance Notice Requirements

Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Exchange Act. To be timely, a proposal to be included in the Company’s proxy statement must be received at the Company’s principal executive offices, addressed to the Company’s Corporate Secretary, not less than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in the Company’s proxy materials for the Company’s 2014 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices (as provided below), not later than the close of business on December 27, 2013. Any stockholder proposal received after December 27, 2013 will be considered untimely and will not be included in the Company’s proxy materials. If the 2014 annual meeting is held during the second quarter, as it traditionally has been, or on any date that is more than 30 days from the date of the 2013 annual meeting, stockholder proposals to be included in the Company’s proxy statement must be received a reasonable amount of time in advance of the Company beginning to print and send its proxy materials. Any proposal to be included in our proxy statement must be in writing and sent via registered, certified, or express mail to: Corporate Secretary, Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121. Facsimile or other forms of electronic submissions will not be accepted.

Advance Notice Requirements Under Our Bylaws

According to our bylaws, stockholder proposals must be submitted no later than 5:00 p.m., California time, on February 12, 2014, in order to be considered at the 2014 annual meeting. If the 2014 annual meeting is held on any date that is more than 30 days from the date of the 2013 annual meeting, stockholder proposals will be due not later than the close of business on the later of the 120th day prior to the annual meeting or the 5th day following the date on which public announcement of the date of such meeting is first made. Advance notice must be in writing and sent via registered, certified, or express mail to: Corporate Secretary, Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121. Facsimile or other forms of electronic submissions will not be accepted. To the extent that a stockholder proposal has been included in the Company’s proxy statement (as discussed in the section directly above), it will be deemed to have satisfied the advance notice requirements under the Company’s bylaws.

A stockholder’s notice to our Secretary must set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Company’s bylaws, the language of the proposed amendment, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and the names and addresses of the beneficial owners, if any, on whose behalf the business is being brought, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting on the date of such notice and intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (iv) any material interest of the stockholder and any such other beneficial owner in such business, and (v) the following information regarding the ownership interests of the stockholder or any such other beneficial owner, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for voting at the meeting to disclose such interests as of such record date: (A) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and any such other beneficial owner; (B) any “derivative instrument” (which is defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company); (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company; (D) any short interest in any security of the Company (meaning a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (F) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.websense.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013;

•	Current Reports on Form 8-K filed with the SEC on May 28, 2013, May 24, 2013, May 21, 2013, May 20, 2013, January 24, 2013 and January 14, 2013; and

•	Our proxy statement on Schedule 14A for our 2013 Annual Meeting filed with the SEC on April 26, 2013.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Investor Relations at 10240 Sorrento Valley Road, San Diego, California 92121, telephone number (858-320-9364) or akauffman@websense.com, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Company stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of its annual report and proxy statement and, as applicable, any additional proxy materials that are delivered pursuant to a request by such stockholders until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a householded mailing this year and you would like to have additional copies of the annual report and/or proxy statement mailed to you, please submit your request to Investor Relations at 10240 Sorrento Valley Road, San Diego, California 92121, telephone number (858-320-9364) or akauffman@websense.com. The Company will promptly send additional copies of the proxy statement and related materials, as applicable, upon receipt of such request. You may also contact the Company if you received multiple copies of the proxy statement and related materials and would prefer to receive a single copy in the future.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among:

WEBSENSE, INC.,

a Delaware corporation;

TOMAHAWK ACQUISITION, LLC,

a Delaware limited liability company; and

TOMAHAWK MERGER SUB, INC.,

a Delaware corporation

Dated as of May 19, 2013

A-i-

(continued)

A-ii-

(continued)

A-iii-

(continued)

		Page

9.10	Obligation of Parent and the Company	76

9.11	Construction	76

A-iv-

EXHIBITS

Exhibit A	-	Certain Definitions

Exhibit B	-	Surviving Corporation Certificate of Incorporation

Annex I	-	Offer Conditions

A-v-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 19, 2013, by and among: TOMAHAWK ACQUISITION, LLC, a Delaware limited liability company (“Parent”); TOMAHAWK MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and WEBSENSE, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $24.75 per share (such amount, or any other amount per share paid pursuant to the Offer, being the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement.

B. Regardless of whether the Offer is consummated, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share not owned by Parent, Merger Sub or the Company as of the Effective Time shall be converted into the right to receive the Offer Price, in cash, without interest, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C. The Board of Directors of the Company has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iii) authorized and approved the Top-Up and the issuance of the Top-Up Shares, and (iv) resolved to recommend that the stockholders of the Company tender their Shares to Parent pursuant to the Offer, and, if applicable, approve the adoption of this Agreement and the Merger (the “Company Board Recommendation”).

D. The Board of Directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Vista Equity Partners Fund IV, L.P. (the “Guarantor”) is entering into a limited guaranty in favor of the Company (the “Guaranty”) with respect to certain obligations of Parent and Merger Sub under this Agreement.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. The Offer

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than six (6) business days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the terms and conditions set forth in Annex I (the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Merger Sub expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Merger Sub shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, or reasonably could adversely affect, any holder of Shares, (F) change or waive the Minimum Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement, or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at 9:00 a.m. Eastern Time on the date that is twenty-one (21) business days following the Offer Commencement Date (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date,” such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; (ii) Merger Sub shall extend the Offer from time to time for any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer; (iii) Merger Sub shall have the right in its sole discretion to extend the Offer beyond any then-scheduled expiration of the Offer for one or more consecutive increments of up to five (5) business days each, the length of each such period to be determined by Parent in its sole discretion (or such longer period as Parent and the Company may mutually agree) to the extent (x) Parent and Merger Sub shall have waived the Financing Proceeds Condition, (y) all of the Offer Conditions other than the Financing Proceeds Condition have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Expiration Date, but subject to the satisfaction or waiver of such conditions) and (z) the Debt Financing (or any alternative financing contemplated by Section 6.11) has not actually been received by Merger Sub or Parent, and the lenders party to the Debt Commitment Letter (or to the commitments with respect to any alternative financing) have not definitively and irrevocably confirmed in writing to Parent and Merger Sub that the Debt Financing (or alternative financing) in an amount sufficient (together with the Equity Financing and cash available to the Company) to consummate the Offer and the Merger will be available at the anticipated Acceptance Time on the terms and conditions set forth in the Debt Commitment Letter (or alternative financing commitments) and subject only to the satisfaction of the Offer Conditions (and contribution by Parent or Merger Sub of the proceeds of the Equity Financing); (iv) if (x) the Financing Proceeds Condition has been satisfied or waived less than five (5) business days prior to the then-scheduled expiration of the Offer (including the then-scheduled expiration date of the Offer) and (y) all of the other Offer Conditions have been satisfied or waived at the then scheduled expiration of the Offer, then Merger Sub and Parent shall have a one-time right to extend the Offer pursuant to this sentence and such extension shall be for a period of up to five (5) business days, and (v) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied or waived. Notwithstanding anything to the contrary in this Section 1.1(c), in no event shall Merger Sub: (1) be required to accept for payment, and pay for, Shares validly tendered (and not withdrawn) pursuant to the Offer until the Marketing Period shall have been completed; (2) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8, (y) three (3) business days after the Proxy Statement Clearance Date and (z) the End Date; or (3) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.

(d) Termination of Offer; Continuing Pursuit of Merger. If at any then-scheduled Expiration Date (i) any Offer Condition shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived and (ii) three (3) business days have elapsed since the Proxy Statement Clearance Date, then (x) Merger Sub may irrevocably and unconditionally terminate the Offer or (y) from and after the close of business on July 9, 2013, the Company shall have the right, exercisable by delivering written notice to Parent and Merger Sub to cause Merger Sub to, and upon receipt of such notice, Merger Sub shall (and Parent shall cause Merger Sub to), irrevocably and unconditionally terminate the Offer at the then-scheduled Expiration Date following the receipt of such notice from the Company (delivered no less than two (2) business days prior to the then-scheduled Expiration Date of the Offer). If the Offer is terminated pursuant to this Section 1.1(d), the Company shall proceed with and take all actions necessary to hold the Company Stockholders’ Meeting in accordance with the terms of this Agreement. The termination of the Offer pursuant to this Section 1.1(d) is referred to in this Agreement as the “Offer Termination”. Notwithstanding anything to the contrary in this Section 1.1(d), if this Agreement is terminated pursuant to Section 8, then Merger Sub shall promptly (and, in any event, within one (1) business day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub in accordance with the terms of this Agreement, including Section 1.1(d), or this Agreement is terminated in accordance with Section 8, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered Shares to the registered holders thereof to the extent required by the terms of the Offer. The Parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 8 and that, absent such termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(e) Offer Documents. On the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares. Parent and Merger Sub agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the “Offer Documents”) filed by either Parent or Merger Sub with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Merger Sub or Parent’s legal counsel all information concerning the Acquired Corporations and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub agree to provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Parent and Merger Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Merger Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

(f) Funds. Subject to the terms and conditions set forth in this Agreement and to the satisfaction, or waiver by Merger Sub, of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for, as promptly as practicable (which shall, in any event, be no more than three (3) Business Days) after the Expiration Date, all Shares validly tendered and not validly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer (such acceptance, the “Offer Closing”, the time on which the Offer Closing occurs, the “Acceptance Time”). Without limiting the generality of Section 9.10 and subject to Section 8.3, Parent shall cause to be provided to Merger Sub all of the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective affiliates shall, tender any Shares held by them into the Offer.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable following the filing of the Schedule TO but in no event later than seven (7) business days after the date of this Agreement (or such other date as mutually agreed upon by the Parties), the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.1(b), shall reflect the Company Board Recommendation. The Company agrees that it will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Legal Requirements. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Shares, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Merger Sub a reasonable opportunity to review and to propose comments on such document or response.

(b) Stockholder Lists. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

1.3 Directors.

(a) Merger Sub Designees. Upon the Acceptance Time and all times thereafter, subject to compliance with applicable Legal Requirements, including the applicable rules and regulations of NASDAQ, Merger Sub shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of (i) the total number of directors on the Board of Directors of the Company (after giving effect to the directors elected or designated by Merger Sub pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Merger Sub and any of their Affiliates bears to the total number of Shares then outstanding. The Company shall, upon Merger Sub’s request at any time following the purchase of and payment for Shares pursuant to the Offer, take all such actions necessary to (A) appoint to the Board of Directors of the Company the individuals designated by Merger Sub and permitted to be so designated by the first sentence of this Section 1.3(a), including, but not limited to, promptly filling vacancies or newly created directorships on the Board of Directors of the Company, promptly increasing the size of the Board of Directors of the Company (including by amending the bylaws of the Company if necessary so as to increase the size of the Board of Directors of the Company) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Merger Sub’s designees to be so elected or designated to the Board of Directors of the Company, and (B) cause Merger Sub’s designees to be so appointed at such time. The Company shall, upon Merger Sub’s request following the Acceptance Time, also cause Persons elected or designated by Merger Sub to constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of each committee of the Board of Directors of the Company to the extent permitted by applicable Legal Requirements, including the applicable rules and regulations of NASDAQ. From and after the Acceptance Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Stock Market Rule 5615(c)(1) and make all necessary filings and disclosures associated with such status. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Merger Sub’s designees to be elected or designated to the Board of Directors of the Company. Merger Sub shall supply the Company with, and be solely responsible for, information with respect to Merger Sub’s designees and Parent’s and Merger Sub’s respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Merger Sub, Parent or any of their respective Affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Legal Requirements with respect to the election of directors or otherwise.

(b) Independent Directors. In the event that Merger Sub’s designees are elected or designated to the Board of Directors of the Company pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Board of Directors of the Company to maintain three (3) directors who are members of the Board of Directors of the Company on or prior to the date hereof and who are not officers, directors or employees of Parent, Merger Sub, or any of their Affiliates, each of whom shall be an “independent director” as defined by NASDAQ Stock Market Rule 5605(a)(2) and eligible to serve on the Company’s audit committee under the Exchange Act and rules and regulations of NASDAQ, and at least one of whom shall be an “audit committee financial expert” as defined in Items 407(d)(5)(ii) and (iii) of Regulation S-K (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Board of Directors of the Company) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three Persons who are not officers, directors or employees of Parent, Merger Sub, or any of their Affiliates to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Merger Sub’s designees constitute a majority of the Board of Directors of the Company after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Board of Directors of the Company or the stockholders of the Company as may be required by the Company Charter Documents or applicable Legal Requirements) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Parent or Merger Sub), (iii) to amend the Company Charter Documents if such action would adversely affect the holders of Shares (other than Parent or Merger Sub), or (iv) to take any other action of the Board of Directors of the Company under or in connection with this Agreement if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Parent or Merger Sub). The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Board of Directors of the Company) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

1.4 Top-Up Option.

(a) Top-Up. The Company grants to Parent and Merger Sub an option (the “Top-Up Option”) to purchase from the Company the number of newly-issued Shares (such newly-issued shares, the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis (determined in accordance with Annex I) or (ii) the aggregate number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option shall terminate upon the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.

(b) Exercise of Top-Up. The Top-Up Option may be exercised by Parent or Merger Sub, in whole or in part, at any time on or after the Acceptance Time, in its sole discretion; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (i) immediately following the exercise of the Top-Up Option, the number of Shares owned in the aggregate by Parent and Merger Sub constitutes at least one share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Top-Up Option Shares on a fully diluted basis (determined in accordance with Annex I) and (ii) the Minimum Condition shall have been satisfied. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with applicable Legal Requirements (other than any Legal Requirements that require shareholder approval for the issuance of the Top-Up Option Shares).

(c) Top-Up Closing. The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of Top-Up Option Shares by the Offer Price. Such purchase price may be paid by Parent or Merger Sub, at its election, either (i) entirely in cash, (ii) by payment in cash of the aggregate par value of the Top-Up Option Shares and payment of the balance by executing and delivering to the Company a promissory note (with full recourse to Parent) having a principal amount equal to such purchase price or (iii) any combination thereof. Any such promissory note shall bear simple interest at the rate of 6% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty; provided, however, upon any default under the promissory note, all principal and accrued interest thereunder shall immediately become due and payable. The promissory note shall have no other material terms.

(d) Top-Up Notice. In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares is to take place. At the closing of the purchase of the Top-Up Option Shares, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares, and the Company shall cause to be issued and delivered to Parent or Merger Sub (as the case may be) a certificate or certificates representing the Top-Up Option Shares or, at Parent’s or Merger Sub’s request or otherwise if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends required by applicable Legal Requirements.

(e) Exemption from Registration. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, and will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

(f) No Effect on Appraisal Rights. The Parties agree that any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 2.7 and that none of the Parties shall take any position to the contrary in any appraisal proceeding.

SECTION 2. Merger Transaction

2.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121, (i) if the Acceptance Time shall have occurred at or prior to the Closing, at 10:00 a.m. local time on a date specified by the Company and Parent, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); or (ii) if the Acceptance Time shall not have occurred at or prior to the Closing, at 10:00 a.m. local time on a date specified by the Company and Parent, which shall be no later than the third (3rd) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Section 7 hereof, if an Offer Termination has occurred and the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), the Closing shall occur instead on (x) the date following the satisfaction or waiver of such conditions that is the earliest to occur of (A) any business day during the Marketing Period specified by Parent to the Company on no less than two business days’ written notice to the Company and (B) the third (3rd) business day after the final day of the Marketing Period, but subject, in each case, to the satisfaction or waiver of the conditions set forth in Section 7 at such time (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time) or (y) such other date, time, or place as agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers on Schedule 2.4(c).

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any Shares then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 2.5(b), each Share then outstanding (other than any Dissenting Shares, as defined below) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.6(e); and

(iv) each share of the common stock, $.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5. At the Effective Time (subject to Section 2.8(d)), Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 2.5 (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.

(b) Promptly after the Effective Time (but in no event later than five (5) business days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the Shares entitled to receive the Merger

Consideration pursuant to Section 2.5 a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the shares of Company Common Stock shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e) Each of the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of the Shares or any other consideration otherwise payable pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Body. If any withholding obligation may be avoided by a payee providing information or documentation to the applicable payor, such payor shall request such information from such payee and use commercially reasonable efforts to avoid such withholding obligation. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other recipient of consideration hereunder in respect of which such deduction and withholding was made.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any written demands received by the Company for appraisal of any Shares and any withdrawals of such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as required by applicable Legal Requirements, make any payment with respect to, or settle or offer to settle, any such demands.

2.8 Treatment of Company Options, Restricted Shares and RSUs.

(a) As of the Acceleration Time, each Company Option that is then outstanding and unexercised, whether or not vested, shall be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of Shares subject to such Company Option immediately prior to the Acceleration Time (without regard to vesting) multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 2.8(d). No holder of a Company Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option before or after the Acceleration Time.

(b) As of the Acceleration Time, each restricted share granted pursuant to any of the Company Equity Plans or otherwise (the “Restricted Shares”) that is then outstanding shall be treated as a share of Company Common Stock for all purposes of this Agreement, entitled to receive the Merger Consideration in accordance with Section 2.5(a)(iii), which amount shall be paid in accordance with Section 2.8(d).

(c) As of the Acceleration Time, each restricted stock unit granted pursuant to any of the Company Equity Plans or otherwise (the “RSUs”) that is then outstanding shall be cancelled and converted into the right to receive cash in an amount equal to (i) the total number of Shares subject to such RSU immediately prior to the Acceleration Time without regard to vesting multiplied by (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.8(d).

(d) As soon as reasonably practicable after the Acceleration Time (but no later than the second payroll date after the Acceleration Time), the Surviving Corporation shall pay the aggregate Merger Consideration, net of any applicable withholding Taxes, payable with respect to Company Options, Restricted Shares and RSUs through, to the extent applicable, the Surviving Corporation’s payroll (subject to any required tax withholdings) to the holders of Company Options, Restricted Shares and RSUs; provided, however, that to the extent evidence has been timely provided to the Surviving Corporation that an election under Section 83(b) of the Code was properly made with respect to any Restricted Shares, the Merger Consideration payable with respect to such Restricted Shares shall be paid in the manner described in Section 2.6 rather than this Section 2.8(d).

2.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 3. Representations and Warranties of the Company

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in Section 3 is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 3; (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty; and (c) disclosure in the Company SEC Documents filed on or after January 1, 2012 and prior to the date of this Agreement other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other forward-looking statements in such Company SEC Documents):

3.1 Due Organization; Subsidiaries Etc.

(a) The Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Part 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of its Subsidiaries owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(b) of the Company Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c) Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing does not have, and would not reasonably be expected to have, a Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the Certificate of Incorporation, bylaws and other charter and organizational documents of each of the Acquired Corporations, including all amendments thereto, as in effect on the date hereof.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 Shares, of which 36,644,755 shares have been issued and are outstanding as of the close of business on the day immediately preceding the date of this Agreement and 22,108,788 shares have been issued and are held as treasury shares; and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) Except as set forth in Part 3.3(b) of the Company Disclosure Schedule: (i) none of the outstanding Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares are subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Corporations having a right to vote on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities, except for the Company’s right to repurchase or reacquire Restricted Shares held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition. The Company Common Stock constitutes the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act.

(c) As of the date of this Agreement: (i) 1,871,779 Shares are subject to issuance pursuant to Company Options granted and outstanding under the 2009 Plan; (ii) 29,079 Shares are subject to issuance pursuant to Company Options granted and outstanding under the 2007 Plan; (iii) 3,663,180 Shares are subject to issuance pursuant to Company Options granted and outstanding under the 2000 Plan; (iv) an aggregate of no Shares are subject to or otherwise deliverable in connection with outstanding Restricted Shares; (v) an aggregate of 1,971,511 Shares are subject to or otherwise deliverable in connection with outstanding RSUs; (vi) 31,852 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per share of Company Common Stock as reported on the on the purchase date for the current offering period was equal to the Merger Consideration); (vii) 11,002,845 Shares are reserved for future issuance under Company Equity Plans; and (viii) 503,429 Shares are reserved for future issuance under the ESPP. As of the date of this Agreement, the weighted average exercise price of the Company Options outstanding as of that date was $20.50. The Company has delivered or otherwise made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options, Restricted Shares and RSUs outstanding as of the date of this Agreement and the forms of all stock option agreements evidencing such Company Options. The Company has delivered or otherwise made available to Parent or Parent’s Representatives copies of the ESPP and applicable offering document. Other than as set forth in this Section 3.3(c), there is no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Acquired Corporations.

(d) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, by the Company free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws. Except as set forth in this Section 3.3 or in Part 3.3(d) of the Company Disclosure Schedule, there is no: (i) outstanding shares of capital stock, or other equity interest in, the Company; (ii) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any of the Acquired Corporations; (iii) outstanding security, instrument, bond, debenture, note or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) Part 3.3(e) of the Company Disclosure Schedule sets forth, as of the close of business on the business day immediately preceding this Agreement, a list of each Company Option and each Company Equity Award outstanding and in the case of a Company Option unexercised as of such date, which list specifies (i) the name of the holder, (ii) the number of Shares subject to such Company Option or Company Equity Award, as applicable, and (iii) the exercise price of any such Company Option.

(f) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Acquired Corporations has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2011, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains, and at all times since January 1, 2011 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Corporations that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2012, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2012. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2011, none of the Acquired Corporations nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Acquired Corporations; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of any Acquired Corporation; or (3) any claim or allegation regarding any of the foregoing.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(e) None of the Acquired Corporations is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Acquired Corporations, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Corporation in any Acquired Corporation’s published financial statements or other Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Acquired Corporations.

(g)

(i) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9 but excluding for purposes of this representation, for the avoidance of doubt, the Proxy Statement (if applicable)), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii) The information with respect to any of the Acquired Corporations that the Company furnishes to Parent or Merger Sub in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iii) The Proxy Statement that may be sent to the stockholders of the Company in connection with the Company Stockholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

(iv) Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents or the Proxy Statement.

3.5 Absence of Changes. Except as expressly contemplated by this Agreement, since January 1, 2013 through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement, the Company has operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect. Except as expressly contemplated by this Agreement since March 31, 2013 through the date of this Agreement, the Company has not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Parent pursuant to Section 5.2.

3.6 Title to Assets. The Acquired Corporations have good and valid title to all material assets owned by them as of the date of this Agreement, including all material assets (other than capitalized or operating leases) reflected on the unaudited balance sheet in the last Quarterly Report on Form 10-Q (the “Balance Sheet”) filed by the Company with the SEC (except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet). All of said material assets are owned by the Acquired Corporations free and clear of any Encumbrances (other than Permitted Encumbrances).

3.7 Real Property.

(a) The Acquired Corporations do not own and have not owned any real property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries, as applicable, holds a valid and existing leasehold interest in the material real property that is leased or subleased by any of the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. No Acquired Corporation has received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.8 Intellectual Property.

(a) Part 3.8(a) of the Company Disclosure Schedule identifies (i) the name of applicant/registrant and current owner, (ii) the jurisdiction of application/registration and (iii) the application or registration number for each item of Registered IP owned by or exclusively licensed to any of the Acquired Corporations. The Acquired Corporations own and possess all right, title and interest in and to or have the right to use, pursuant to a valid and enforceable agreement, all material Company IP, free and clear of all Encumbrances other than Permitted Encumbrances. To the knowledge of the Company, no loss or expiration of any of the material Registered IP owned by the Company is pending or reasonably foreseeable other than expiration of patents and trademarks in accordance with applicable Legal Requirements. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the knowledge of Company, threatened, in which the scope, validity, enforceability or ownership of any Registered IP listed on Part 3.8(a) of the Company Disclosure Schedule is being or has been contested or challenged. No Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Acquired Corporations and confidentiality provisions protecting the Company IP.

(b) Each Acquired Corporation has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a material trade secret.

(c) To the knowledge of the Company: (i) the operation of the business of the Acquired Corporations as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights owned by any other Person; and (ii) no other

Person is infringing, misappropriating, diluting or otherwise violating any Company IP owned by the Acquired Corporations. Except as set forth on Part 3.8(c) of the Company Disclosure Schedule, as of the date of this Agreement, no Legal Proceeding is pending and served (or, to the knowledge of the Company, is being threatened or is pending and has not been served) against the Acquired Corporations or by the Acquired Corporations relating to any actual, alleged or suspected infringement, misappropriation, dilution or other violation of any Intellectual Property Rights of another Person or to the Acquired Corporations’ Registered IP or any of the Acquired Corporations’ Intellectual Property Rights. Except as set forth in Part 3.8(c) of the Company Disclosure Schedule, since January 1, 2010, none of the Acquired Corporations has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation, dilution or other violation of any Intellectual Property Right of another Person by any of the Acquired Corporations.

(d) None of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP. To the knowledge of the Company, no Acquired Corporation Product is distributed with any software that is licensed pursuant to an “open source” or other third party license agreement, and no Acquired Corporation is otherwise a party to such agreement, that requires the disclosure or licensing of any source code for any Acquired Corporation Product or requires any Acquired Corporation Products to be made available at no charge. The Acquired Corporations have not disclosed, delivered, licensed or otherwise made available, and the Acquired Corporations do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Acquired Corporation Product to any third party who is not, as of the date of this Agreement, an employee of the Acquired Corporations.

(e) To the knowledge of the Company, there are no defects in any of the Acquired Corporation Products that would prevent the same from performing materially in accordance with its user specifications and there are no viruses, worms, Trojan horses or similar disabling codes or programs in any of the Acquired Corporations Products. As of the date hereof, the Acquired Corporations possess all source code and other materials necessary for or used in the development and maintenance of the Acquired Corporation Products.

(f) Each Acquired Corporation maintains policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable and that ensure that the Acquired Corporations are in compliance in all material respects with all applicable Legal Requirements. The Acquired Corporations are in compliance in all material respects with all such policies and other Legal Requirements pertaining to data privacy and data security. To the knowledge of the Company, since January 1, 2010, there have been (i) no material losses or thefts of data or security breaches relating to data used in the businesses of the Acquired Corporations; (ii) violations of any security policy regarding any such data; (iii) no unauthorized access or unauthorized use of any data; and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of any Acquired Corporation or a contractor or agent acting on behalf of the Acquired Corporation.

(g) All computer hardware and software systems used or relied upon by the Acquired Corporations in the conduct of the business of the Acquired Corporations (the “Business Systems”) are materially sufficient for the current needs of such business subject to ongoing maintenance and planned hardware and software system upgrades reflected in the capital budget, and are subject to commercially reasonable disaster recovery and business continuity procedures. In the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Acquired Corporations have purchased and paid in full for a sufficient number of licenses for the operation of such Business Systems as operated on the date hereof except for any discrepancies that are not expected to result in a material liability to the Acquired Corporations, taken as a whole.

3.9 Contracts.

(a) Part 3.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract constituting a Company Employee Agreement pursuant to which any of the Acquired Corporations is or may become obligated to (A) make any severance, termination, tax gross-up or similar payment to any Company Associate or any spouse or heir of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $200,000 per beneficiary, (B) make any bonus, deferred compensation or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $200,000 to any Company Associate or (C) grant or accelerate the vesting of, or otherwise modify, any Company Equity Award other than accelerated vesting provided in Company Equity Plans;

(ii) any Company Contract that is a settlement, conciliation or similar agreement with or before any Governmental Body and pursuant to which the Acquired Corporations will be required after the date of this Agreement to pay consideration in excess of $250,000;

(iii) any Company Contract (A) limiting the freedom or right of any Acquired Corporation to engage in any line of business, to make use of any Company IP or to compete with any other Person in any location or line of business, or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any of the Acquired Corporations or exclusivity obligations or restrictions or otherwise limiting the freedom or right of any Acquired Corporation to sell, distribute or manufacture any products or service or any technology or other assets to or for any other Person;

(iv) any Company Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration (i) by the Acquired Corporations in an amount having an expected value in excess of $250,000 or (ii) to the Acquired Corporations in an amount having an expected value in excess of $500,000, in each case in the fiscal year ending December 31, 2013 or in any fiscal year thereafter, and which cannot be cancelled by the Company or such Subsidiary without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date) excluding non-exclusive distribution, reseller and end user customer agreements entered into in the ordinary course of business;

(v) any Company Contract relating to Indebtedness in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or an Acquired Corporation, other than any Indebtedness between or among the Company and any of its Subsidiaries;

(vi) any Company Contract or arrangement with any Person constituting a joint venture, partnership, collaboration or limited liability company agreement;

(vii) any Company Contract that requires or permits an Acquired Corporation, or any successor, to, or acquirer of an Acquired Corporation, to make any payment to another person as a result of a change of control of such Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(viii) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(ix) any license agreements pursuant to which the Company or any of its Subsidiaries licenses in any material Intellectual Property Right or licenses out any material Intellectual Property Right owned by the Company or its Subsidiaries (other than, in the first case, license agreements for commercially available off-the-shelf software on standard terms with an annual license fee of less than $50,000 that are not integrated or embedded into any Acquired Corporation Product, and, in the second case, non-exclusive distribution, reseller and end-user customer agreements entered into in the ordinary course of business);

(x) any agreement with a third party that provides co-location or data hosting services to any Acquired Corporation to fulfill obligations to provide software and data hosting services to end user customers;

(xi) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xii) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Company

Common Stock or any of their affiliates (other than any of the Acquired Corporations) or immediate family members; and

(xiii) any Company Contract for the lease or sublease of any material real property.

(b) As of the date of this Agreement, the Company has either delivered or otherwise made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Except as set forth on Part 3.9(b) of the Company Disclosure Schedule, neither the Acquired Corporations nor, to the knowledge of the Company, the other party is in material breach of or material default under any Material Contract and, neither the Acquired Corporations, or to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Corporations and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. To the knowledge of the Company, each Material Contract is enforceable by the applicable Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth on Part 3.9(b) of the Company Disclosure Schedule, no Acquired Corporation has received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Acquired Corporations have not waived in writing any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, since January 1, 2012, the Company has not received, on or prior to the date of this Agreement, any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

3.10 Liabilities. None of the Acquired Corporations has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Acquired Corporations under Contracts binding upon the Acquired Corporations (other than resulting from any breach or acceleration thereof) either provided or made available to Parent prior to the date of this Agreement or entered into in the ordinary course of business, including non-exclusive distribution, reseller and end-user customer and other non-exclusive agreements entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since March 31, 2013; and (v) liabilities that individually or in the aggregate have not and would not reasonably be expected to have a Material Adverse Effect.

3.11 Compliance with Legal Requirements. Each of the Acquired Corporations is, and since January 1, 2010 has been, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect and, since January 1, 2010, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of, any Legal Requirement, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.12 Certain Business Practices. To the knowledge of the Company, none of the Acquired Corporations or any of their respective employees, representatives or agents (in each case, acting in the capacity of an employee or representative of an Acquired Corporation) has (i) used any material funds (whether of the Company, any Subsidiary or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended and any rules or regulations promulgated thereunder, anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect. Since January 1, 2010, none of the Acquired Corporations has received any communication that alleges any of the foregoing. The Company utilizes effective controls, procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the aforementioned laws, rules or regulations will be prevented, detected and deterred.

3.13 Governmental Authorizations. The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their businesses in the manner in which their businesses are currently being conducted, except where failure to hold such Governmental Authorizations would not have a Material Adverse Effect. The Governmental Authorizations held by the Acquired Corporations are, in all material respects, valid and in full force and effect. The Acquired Corporations are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have a Material Adverse Effect.

3.14 Tax Matters.

(a) Except as disclosed on Part 3.14(a) of the Company Disclosure Schedule, (i) each of the material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the “Acquired Corporation Returns”) have been or will be filed on or before the applicable due date (including any extensions of such due date), and have been, or will be when filed, prepared in compliance with all applicable Legal Requirements and are true and correct in all material respects, and (ii) all material Taxes payable by the Acquired Corporations (whether or not shown on the Acquired Corporation Returns to be due) or required to be withheld on or before the Closing Date have been or will be paid or withheld on or before the Closing Date.

(b) The Company’s Balance Sheet has accrued all actual and estimated liabilities for unpaid Taxes with respect to all periods through the date thereof in accordance with GAAP, other than any Taxes the non-payment of which would not have a Material Adverse Effect. The Company shall establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material unpaid Taxes by the Acquired Corporations for the period from the date of the Balance Sheet through the Closing Date.

(c) Except as set forth in Part 3.14(c) of the Company Disclosure Schedule, to the Company’s knowledge, as of the date of this Agreement, (i) there are no current examinations or audits of any Acquired Corporation Return in progress involving material Taxes and (ii) since January 1, 2011, no written claim has been received by any of the Acquired Corporations from any Governmental Body in any jurisdiction where the Acquired Corporations do not file Tax Returns that the Acquired Corporations are or may be subject to Taxes in that jurisdiction. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to Acquired Corporation Returns which have been requested by Parent. As of the date of this Agreement, no extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted and is currently in effect.

(d) As of the date of this Agreement, except as set forth in Part 3.14(d) of the Company Disclosure Schedule, to the knowledge of the Company, no Legal Proceeding involving the IRS or any other Governmental Body is pending or threatened against or with respect to the Acquired Corporations in respect of any material Tax. Except as set forth in Part 3.14(d) of the Company Disclosure Schedule, no deficiency of material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid, accrued for or been contested in good faith and in accordance with applicable Legal Requirements.

(e) Except as set forth in Part 3.14(e) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will give rise to the payment of any amount in connection with the Merger that would not be deductible pursuant to Section 280G of the Code. Except as set forth in Part 3.14(e) of the Company Disclosure Schedule, the Acquired Corporations are not a party to any Contract that would require, nor do the Acquired Corporations have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f) None of the Acquired Corporations (i) have ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) have incurred, or have the potential to incur, any material liability for the Taxes of any Person (other than the Company or any of the other Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, pursuant to a Contract, or otherwise (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees and non-exclusive distribution, reseller and end-user customer and other non-exclusive agreements, in each case, not primarily related to Taxes and entered into in the ordinary course of business).

(g) None of the Acquired Corporations have been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) None of the Acquired Corporations has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, except as would not, individually or in the aggregate, have a Material Adverse Effect, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or (vi) election under Section 108(i) of the Code.

(j) The Acquired Corporations are not, and have not at any time since January 1, 2009 been, United States real property holding corporations within the meaning of Section 897(c)(2) of the Code.

(k) None of the Acquired Corporations is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company and its Subsidiaries, and none has any current or potential contractual obligation to indemnify any other Person with respect to material Taxes.

3.15 Employee Matters; Benefit Plans.

(a) Except as required by applicable Legal Requirements, the employment of each of the Acquired Corporation’s employees is terminable by the applicable Acquired Corporation at will.

(b) Except as set forth in Part 3.15(b) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to, or has a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. Since January 1, 2011, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. Except as set forth in Part 3.15(b) of the Company Disclosure Schedule, since January 1, 2011, there has been no material Legal Proceeding or grievance pending or, to the knowledge of the Company, threatened relating to employment, including relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints. Since January 1, 2011, the Company has complied in all respects with all applicable Legal Requirements related to employment, including employment practices, wages, hours and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and other Legal Requirements in respect of any reduction in force, including notice, information and consultation requirements, the lack of compliance with which has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

(c) Part 3.15(c) of the Company Disclosure Schedule sets forth a true and complete list of the material Employee Plans (other than any employment, termination or severance agreement for non-officer employees of the Company and its Subsidiaries and equity grant notices, and related documentation, with respect to employees of the Company and its Subsidiaries). The Company has made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan true, correct and complete copies of: (i) all plan documents and all material amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor (“DOL”), (iii) the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), (iv) the most recent summary plan descriptions and any material modifications thereto, (v) the most recent nondiscrimination tests required to be performed under the Code (including 401(k) and 401(m) tests) for each Employee Plan, and (vi) all material correspondence to or from the IRS, the DOL, or any other Governmental Body since January 1, 2011.

(d) None of the Acquired Corporations nor any other Person that would be or, at any relevant time, would have been considered a single employer with an Acquired Corporation under the Code or ERISA has ever maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(e) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, each such Employee Plan has timely adopted all currently effective amendments to the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect materially and adversely the qualified status of any such Employee Plan. Each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code. None of the Acquired Corporations is or reasonably could be subject to either a material liability pursuant to Section 502 of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. For the last six (6) years, the Acquired Corporations have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and, to the knowledge of the Company, there is no default or violation by any other party to, any Employee Plan. There do not exist any pending and served or, to the knowledge of the Company, pending and not served or threatened claims (other than routine undisputed claims for benefits), Legal Proceeding with respect to any Employee Plan other than Legal Proceeding that would not reasonably be expected to have a Material Adverse Effect.

(f) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Acquired Corporations nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Acquired Corporations pursuant to any retiree medical benefit plan or other retiree welfare plan.

(g) Except as set forth in Part 3.15(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, independent contractor or other service provider of the Acquired Corporations to severance pay, unemployment compensation or any other payment, in each case, in excess of $200,000 (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such employee, director, officer, independent contractor, (iii) directly or indirectly cause the Acquired Corporations to transfer or set aside any material assets to fund any benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan or (v) limit or restrict the right to amend, terminate or transfer any material assets of any Employee Plan on or following the Effective Time.

(h) Except as set forth in Part 3.15(h) of the Company Disclosure Schedule, no material Employee Plan is maintained primarily for the benefit of employees or other service providers who are primarily located outside of the United States (other than any employment, termination or severance agreement for non-officer employees of the Company or the Acquired Corporations, government mandated benefits, including consultation rights or notices, and equity grant notices, and related documentation, with respect to employees of the Company and the Acquired Corporations).

(i) Each Employee Plan or other Contract that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, except for any instances of noncompliance that would not reasonably be expected to result in a material liability to the Acquired Corporations. The Acquired Corporations do not have an obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Acquired Corporations for any tax incurred by such service provider pursuant to Section 409A of the Code.

3.16 Environmental Matters. Except for those matters that would not reasonably be expected to have a Material Adverse Effect, (a) each Acquired Corporation is, and since January 1, 2010 has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective businesses, (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against any of the Acquired Corporations or Leased Real Property, (c) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or its Subsidiaries relating to or arising under Environmental Laws, (d) to the knowledge of the Company, (1) no Person has been exposed to any Hazardous Materials and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in both cases in a manner and concentration that would reasonably be expected to result in any claim against or liability of any of the Acquired Corporations under any Environmental Law, and (e) none of the Acquired Corporations has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

3.17 Insurance. The Company has delivered or otherwise made available to Parent or Parent’s Representatives a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Except as would not reasonably be expected to have a Material Adverse Effect, (a) all such insurance policies are in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and (b) all such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

3.18 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.18(a) of the Company Disclosure Schedule, there is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against the Acquired Corporations or to the knowledge of the Company, against any present or former officer, director or employee of the Acquired

Corporations in such individual’s capacity as such, other than any Legal Proceedings that would not reasonably be expected to have a Material Adverse Effect;

(b) to the Company’s knowledge, there is no order, writ, injunction or judgment to which the Acquired Corporations are subject that is reasonably likely to have a Material Adverse Effect; and

(c) to the Company’s knowledge, no investigation or review by any Governmental Body with respect to the Acquired Corporations is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected to have a Material Adverse Effect.

3.19 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and, subject to obtaining the Required Company Stockholder Vote, to perform its obligations under this Agreement and to consummate the Transactions. The Board of Directors of the Company (at a meeting duly called and held) has (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) resolved to recommend that the stockholders of the Company tender their shares to Parent pursuant to the Offer, and, if applicable, approve the adoption of this Agreement and the Merger, and (d) authorized and approved the Top-Up and the issuance of the Top-Up Shares, which resolutions, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.20 Section 203 of the DGCL Not Applicable. As of the date hereof and at all times on or prior to the Effective Time, the Board of Directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Top-Up, the Merger and the other transactions contemplated by this Agreement.

3.21 Vote Required. The Required Company Stockholder Vote is the only vote, if any, of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Merger.

3.22 Non-Contravention; Consents. Except as set forth in Part 3.22 of the Company Disclosure Schedule and assuming compliance with the applicable provisions of the DGCL, the HSR Act, the rules and regulations of NASDAQ and, in the case of the Merger, if required by applicable Legal Requirements, the receipt of the Required Company Stockholder Vote, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of any Acquired Corporation; or (b) cause a violation by any Acquired Corporation of any Legal Requirement or order applicable to any Acquired Corporation, or to which any Acquired Corporation is subject; or (c) conflict with, result in breach of, or constitute a default under, any Material Contract. Except as set forth in Part 3.22 of the Company Disclosure Schedule and as may be required by the Exchange Act (including, without limitation, the requirement under the Exchange Act for the Company’s stockholders to approve or disapprove, on an advisory basis, the Merger-related compensation of the Company’s named executive officers and the filing with the SEC of the Schedule 14D-9, the Proxy Statement, any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”) and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement), the DGCL, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the rules and regulations of NASDAQ, none of the Acquired Corporations is required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.23 Fairness Opinion. The Company’s Board of Directors has received the opinion of Merrill Lynch Pierce, Fenner & Smith Incorporated as financial advisor to the Company to the effect that, as of the date of such opinion, and subject to the various assumptions and limitations set forth therein, the Offer Price is fair, from a financial point of view, to the Company stockholders (other than Parent, Merger Sub, any of their respective wholly owned subsidiaries and holders of Dissenting Shares). The Company will make available to Parent solely for informational purposes a written copy of the fairness opinion as promptly as practicable following the date of this Agreement.

3.24 Financial Advisor. Except for Merrill Lynch Pierce, Fenner & Smith Incorporated, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any other Acquired Corporation.

3.25 Economic Sanctions. Except as may be set forth in Part 3.25 of the Company Disclosure Schedule:

(a) The Acquired Corporations have been in compliance in all material respects with all applicable economic sanctions laws, regulations and orders, including those administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”)

(collectively, “Sanctions Laws”) and have not received any written notice of any governmental Legal Proceeding relating to Sanctions Laws.

(b) None of any Acquired Corporation nor, to the knowledge of the Company any officer or director of the Company, nor any agent acting on behalf of the Company (i) is designated on any economic sanctions or export controls list of any Governmental Body, including OFAC’s Specially Designated Nationals and Blocked Persons List, or (ii) has been involved in any export, reexport or other transaction by any Acquired Corporation involving any Person on such list or any country in violation of any export controls or Sanctions Laws.

SECTION 4. Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Merger Sub is an Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto.

4.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

4.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the limited liability company or corporate power and authority, as the case may be, to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Legal Requirement or order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the DGCL or the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Offer, the Merger and the other transactions contemplated hereby, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s equityholders is necessary to approve this Agreement or any of the transactions contemplated by this Agreement, other than those which have been previously obtained.

4.5 Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries expressly for inclusion or incorporation by reference in (a) the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) the Proxy Statement will, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.6 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Merger Sub, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Merger Sub’s ability to consummate the Transactions contemplated hereby. To the knowledge of Parent or Merger Sub, as of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Merger Sub’s ability to consummate the Transactions contemplated hereby.

4.7 Ownership of Company Common Stock. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.

4.8 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against any of the Acquired Corporations, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Acquired Corporations, nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

4.9 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Funding Letter”) from Vista Equity Partners Fund IV, L.P. (collectively, the “Equity Provider”) to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”) and (ii) an executed commitment letter and Redacted Fee Letters from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Equity Funding Letter, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). As of the date hereof, none of the Equity Funding Letter or the Debt Commitment Letter has been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 6.11), and the respective loan obligations and commitments contained in such Financing Letters have not been withdrawn or rescinded in any respect. As of the date hereof, Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letter and the Debt Commitment Letter that are due and payable. Assuming (i) the Financing is funded in accordance with the Equity Funding Letter and the Debt Commitment Letter, as applicable, (ii) the accuracy of the representations and warranties set forth in Section 3, (iii) the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), (iv) performance by the Company of its obligations under this Agreement, as of the date hereof, the net proceeds of the Financing contemplated by the Equity Funding Letter and Debt Commitment Letter will, in the aggregate, be sufficient for Merger Sub and the Surviving Corporation to pay the Offer Price in respect of each Share validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, all amounts required to be paid pursuant to Section 2.8 (and any repayment or refinancing of debt contemplated by this Agreement, the Equity Funding Letter or the Debt Commitment Letter) and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses. The Financing Letters are in full force and effect as of the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Equity Funding Letter or the Debt Commitment Letter; provided that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties set forth in Section 3, or the Company’s compliance hereunder. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions precedent of Parent to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Acceptance Time or on the date of the Closing if an Offer Termination occurs; provided that Parent is not making any representation regarding the accuracy of the representations and warranties set forth in Section 3, or compliance by the Company with its obligations hereunder. The Financing Letters contain all of the conditions precedent of Parent and Merger Sub to the obligations of the Equity Provider and the Financing Sources thereunder to make Financing available to Parent or the Merger Sub on the terms therein. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth or referenced in the Financing Letters and any customary engagement letters and non-disclosure agreements that do not impact the conditionality for the Financing to occur or amount of the Financing.

4.10 Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), and after giving effect to the Transactions, including the Financing (as some or all of such Financing may be amended or replaced in compliance with Section 6.11 hereof), (b) any repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, (c) the accuracy of the representations and warranties of the Company set forth in Section 3 hereof and Company’s compliance with this Agreement, (d) payments of all amounts required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the consummation of the Offer, the Merger, the Financing and the other transactions contemplated hereby and thereby, and (e) payment of all related fees and expenses, each of Parent and the Acquired Corporations (taken as a whole) will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person and its Subsidiaries, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries (taken as a whole) will, as of such date, exceed (i) the value of all liabilities of such Person and its Subsidiaries (taken as a whole), including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with applicable Legal Requirements governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries (taken as a whole) on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person and its Subsidiaries (taken as a whole) will not have, as of such date, an “unreasonably small amount of capital” for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person and its Subsidiaries (taken as a whole) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.11 Certain Arrangements. As of the date of this Agreement, Parent has disclosed to the Company all Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or any of its Subsidiaries or the Transactions or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Offer.

4.12 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 5. Certain Covenants of the Company

5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Acquired Corporations’ Representatives, personnel and assets, supervised conversations with customers and suppliers and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations, including copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party), provided that the Company shall use commercially reasonable efforts to obtain any Consents of third parties that are necessary to allow such information to be disclosed to Parent and its Representatives and shall otherwise use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of this clause (ii) or (iii) result in the disclosure of any trade secrets of third parties; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated April 8, 2013, between the Company and Vista Equity Partners III, LLC (the “Confidentiality Agreement”).

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) except (x) as required or otherwise contemplated under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent, or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall ensure that each of the Acquired Corporations conducts in all material respects its business and operations in the ordinary course; and (ii) the Company shall promptly notify Parent of (A) any knowledge of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced, or, to its knowledge threatened, relating to or involving any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement. The Company shall, and shall cause each of the other Acquired Corporations to, use commercially reasonable efforts to preserve intact the material components of their current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain their respective relations and good will with all material suppliers, material customers, Governmental Bodies and other material business relations; provided, however, that the Acquired Corporations shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) During the Pre-Closing Period, except (x) as required or otherwise contemplated under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of the other Acquired Corporations to:

(i) (1) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock), or (2) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (A) dividends or distributions between or among any of the wholly owned Acquired Corporations to the extent consistent with past practices (but not from the Company to its stockholders); (B) repurchases of Restricted Shares (or other Shares) outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase Restricted Shares and/or Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Acquired Corporations; (C) repurchases of Company Options or RSUs (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Option or RSU (in effect as of the date hereof) between the Company and an employee, consultant or member of the Board of Directors of the Company only upon termination of such Person’s employment or engagement by the Acquired Corporations; or (D) in connection with withholding to satisfy the Tax obligations with respect to Company Options, Restricted Shares or RSUs;

(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except that the Company may issue shares of the Company Common Stock as required to be issued upon the valid exercise of

Company Options or upon the vesting and settlement of other Company Equity Awards, as the case may be, outstanding as of the date of this Agreement or pursuant to the ESPP);

(iv) except as contemplated by Section 6.3, establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be a Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be a Employee Plan if it were in existence on the date hereof) or grant any employee or director any increase in compensation, bonuses or other benefits (except that the Acquired Corporations: (A) may provide increases in salary, wages or benefits to non-executive officer employees in the ordinary course of business and consistent with past practice; (B) may amend any Employee Plans to the extent required by applicable Legal Requirements; and (C) may make usual and customary annual, semi-annual or quarterly bonus payments, commission payments and profit sharing payments in the ordinary course of business consistent with past practice in accordance with the bonus, commission and profit sharing plans existing on the date of this Agreement and disclosed on the Company Disclosure Schedule);

(v) (A) enter into (x) any change-in-control agreement with any executive officer, employee, director or independent contractor or (y) any retention agreement with any executive officer or director, (B) enter into (aa) any employment, severance or other material agreement with any executive officer or director or (bb) any employment or severance agreement with any non-executive officer employee with an annual base salary greater than $200,000 or any consulting agreement with an independent contractors with an annual base compensation greater than $200,000, (C) hire any employee with an annual base salary in excess of $200,000 or (D) enter into any agreement with respect to the voting of its capital stock;

(vi) amend or permit the adoption of any amendment to its Certificate of Incorporation or bylaws or other charter or organizational documents;

(vii) form any Subsidiary, acquire any equity interest or other interest in any other Entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure (except that the Acquired Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, which expenditures shall be in accordance with the categories set forth in such budget; or (B) when added to all other capital expenditures made on behalf of all of the Acquired Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, does not exceed $375,000 individually and $500,000 in the aggregate during any fiscal quarter);

(ix) acquire, lease, license, pledge, sell, abandon (or permit to lapse, other than any patent expiring at the end of its statutory term), transfer, assign guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property or sell or otherwise dispose of, or lease or license, any material right or other material asset or property to any other Person (other in the ordinary course of business), or sell or otherwise dispose of, divest or spin-off, or lease, license or sublicense, any material right or other material asset or property to any other Person (other than sales of appliances and subscriptions to products in the ordinary course of business consistent with past practice or pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company, or waive or relinquish, abandon, allow to lapse or encumber (except for any Permitted Encumbrance) any material right or material asset or property (except, in the case of any of the foregoing (A) as provided for in the Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement and (B) the Acquired Corporations may enter into license agreements for commercially available software on standard terms in the ordinary course of business);

(x) lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for short-term borrowings, of not more than $250,000 in the aggregate, incurred in the ordinary course of business consistent with past practice, advances to employees for travel and other business related expenses in the ordinary course of business consistent with past practices and in compliance in all material respects with the Company’s policies related thereto and intercompany loans, advances, capital contributions or investments between or among the Company and any direct or indirect wholly owned Subsidiary of the Company);

(xi) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim or liability or obligation under, any Material Contract or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, excluding any non-exclusive distribution, reseller or end user customer agreements;

(xii) except as required by applicable Legal Requirement, (a) make any material change to any accounting method or accounting period (or request such a change) in any material respect unless required by GAAP; (b) make any material Tax election (other a Tax election that is consistent with a Tax election made in a previous period); (c) rescind or change any material Tax election; (d) file an amended Tax Return that could materially increase the Taxes payable by the Acquired Corporations; (e) enter into a closing agreement with any Governmental Body regarding any material Tax; (f) settle, compromise or consent to any Tax claim or assessment or surrender a right to a material Tax refund; or (g) waive or extend the statute of limitations with respect to any material Tax other than (1) pursuant to extensions of time to file a Tax Return obtained in the ordinary course of business or (2) pursuant to an extension granted in the ordinary course of business in connection with an audit of federal, state or local Taxes to prevent the assessment or collection of a Tax;

(xiii) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xiv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Transactions contemplated hereby and: (A) that results solely in a monetary obligation involving only the payment of monies by the Acquired Corporations of not more than $500,000 in the aggregate; or (B) that results solely in a monetary obligation that is funded by an indemnity obligation to or, an insurance policy of, the Acquired Corporations and the payment of monies by the Acquired Corporations that together with any settlement made under subsection “(A)” are not more than $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies);

(xv) enter into any collective bargaining agreement or agreement to form a work council or other agreement with any labor organization or works council (except to the extent required by applicable Legal Requirements);

(xvi) adopt or implement any stockholder rights plan or similar arrangement;

(xvii) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any trademark or trade name that is material to the conduct of the business of the Acquired Corporations, as a whole, as currently conducted;

(xviii) except as required by existing written agreements or Company Benefit Plans in effect prior to the date of this Agreement, or as otherwise required by applicable Law, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any Company Benefit Plan or authorize cash payments in exchange for any options granted under any Company Benefit Plan, except as otherwise provided in this Agreement;

(xix) knowingly disclose any material trade secrets of the Acquired Companies other than pursuant to agreements entered into in the ordinary course of business consistent with past practice that contain confidentiality undertakings with respect to such confidential information and trade secrets;

(xx) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the other Acquired Corporations; or

(xxi) authorize any of, or agree or commit to take, any of the actions described in clauses “(i)” through “(xx)” of this Section 5.2(b).

During the Pre-Closing Period, without the written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent and Merger Sub shall not, and shall cause the Guarantors and their respective Affiliates to not, (i) enter into discussions or negotiations of any Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) or (ii) amend or otherwise supplement any agreements, arrangements or understandings (whether oral or written) in existence on the date of this Agreement, in the case of clauses “(i)” and “(ii)” that are between Parent, Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any officer or director of the Company, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transaction.

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement may permit the submission of Acquisition Proposals to the Company’s Board of Directors on a private and confidential basis.

(b) Except as permitted by this Section 5.3, during the Pre-Closing Period the Company shall not and shall cause each of its Subsidiaries not to and shall direct its Representatives not to (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries; provided that the Company may continue discussions and negotiations with any Excluded Party until 11:59 p.m. on June 7, 2013 (the “Excluded Party Deadline”), and the restrictions in Section 5.3(b)(i), Section 5.3(b)(ii)(A) and Section 5.3(b)(ii)(B) shall not apply with respect thereto until after the Excluded Party Deadline (and thereafter the provisions of this Section 5.3, including Section 5.3(b)(i), Section 5.3(b)(ii)(A) and Section 5.3(b)(ii)(B) shall apply with respect to such Excluded Party).

(c) If at any time on or after the date of this Agreement and prior to the Acceptance Time (or, if the Offer Termination shall occur, at any time prior to obtaining the Required Company Stockholder Vote), the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from any breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (ii) if the Company’s Board of Directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(d) Following the date of this Agreement, the Company shall promptly (and in any event within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal (including, for the avoidance of doubt any Acquisition Proposal received from any Excluded Party) are received by the Company or any of its Representatives and provide to Parent a summary of the material terms and conditions of any Acquisition Proposal and keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within 24 hours) and upon the request of Parent shall reasonably inform Parent of the status of such Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.3 or otherwise prohibit the Company from complying with its obligations under this Section 5.3.

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements; provided, that making such disclosure under clause (i) or (ii) shall not in any way limit or modify the effect, if any, that any such action has under Sections 5.3 or 6.1.

(f) The Company agrees that in the event any Subsidiary or Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

SECTION 6. Additional Covenants of the Parties

6.1 Company Board Recommendation; Proxy Statement; Stockholder Approval.

(a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has made the Company Board Recommendation. Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow any Acquired Corporation to execute or enter into any Contract with respect to any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time and, at any time prior to the receipt of the Required Stockholder Vote:

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.3) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Company’s Board of Directors may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement to enter into a Specified Agreement with respect to such Superior Offer, if and only if: (A) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a

Company Adverse Change Recommendation pursuant to this Section 6.1(b)(i) or terminate this Agreement pursuant to Section 8.1(f) at least four (4) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (C) (1) the Company shall have provided to Parent the material terms and conditions of the Acquisition Proposal in accordance with Section 5.3(d), (2) the Company shall have given Parent the four (4) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals (including the Financing Letters and Guaranty) made by Parent, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) would reasonably constitute a breach of fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. For the avoidance of doubt, the provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days; and

(ii) other than in connection with an Acquisition Proposal, the Company’s Board of Directors may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the four (4) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals (including the Financing Letters and Guaranty) made by Parent, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would reasonably constitute a breach of fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new

Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days.

(c) As soon as practicable following the date hereof, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC and the Company and Parent shall timely cooperate with and assist the Company in connection with the preparation of the foregoing. Subject to Section 6.1(b), the Proxy Statement shall reflect the Company Board Recommendation. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or its staff concerning the Proxy Statement. Parent and Merger Sub will provide to the Company upon request any information with respect to Parent and Merger Sub and their respective officers, directors, Affiliates and agents required to be provided in the Proxy Statement under applicable Legal Requirements or as reasonably requested by the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff or any other governmental officials and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff or any other governmental officials, on the other hand, with respect to the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent a reasonable opportunity to review and comment on such document or response and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Legal Requirements, and the Company further agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff). Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

(d) If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements, then the Company shall have the right, at any time after the latest of (i) the Initial Expiration Date, (ii) three (3) business days after the Proxy Statement Clearance Date and (iii) July 9, 2013, to (and Parent and Merger Sub shall have the right, at any time beginning three (3) business days after the Proxy Statement Clearance Date, to request in writing that the Company, and upon receipt of such written request, the Company shall), as promptly as reasonably practicable, take all action necessary under all applicable Legal Requirements, the Company’s Certificate of Incorporation and bylaws and the rules of NASDAQ to establish a record date for (and the Company shall not change such record date without the prior written consent of Parent), and as soon as practicable after the Offer Termination, call, and give notice of a meeting of the holders of the Shares to vote on the adoption of this Agreement and approval of the Merger (including any adjournment or postponement thereof, the “Company

Stockholders’ Meeting”) and mail to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting a Proxy Statement. The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Subject to Section 5.3 and the Offer Termination, the Company shall use its reasonable best efforts to obtain the Required Company Stockholder Vote. The Company in its sole discretion may adjourn or postpone the Company Stockholders’ Meeting after consultation with Parent, and with Parent’s consent (not to be unreasonably withheld, conditioned or delayed), (A) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting or (B) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company shall submit this Agreement and the Merger to its stockholders at the Company Stockholders’ Meeting even if the Company’s Board of Directors shall have made a Company Adverse Change Recommendation.

(e) Parent agrees to cause all Shares owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Agreement at the Company Stockholders’ Meeting.

(f) Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the purchase of Shares pursuant to the Offer by Merger Sub, the number of actually outstanding Shares owned by Merger Sub, together with any outstanding Shares owned by Parent and Parent’s other affiliates, shall collectively represent at least 90% of the actually outstanding Shares, then Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without a meeting of the holders of Shares in accordance with Section 253 of the DGCL.

6.2 Filings, Consents and Approvals.

(a) The Parties agree to use their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body or other person, so as to enable the Closing to occur expeditiously, but in no case later than the End Date, including (i) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Parent or its Subsidiaries and/or those of the Acquired Corporations, provided that the Acquired Corporations will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Acquired Corporations only in the event the Closing occurs; and (ii) provide as promptly as reasonably practicable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act (or other applicable Antitrust Laws). By way of illustration and not limitation, the Parties agree to promptly take, and cause their affiliates to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or materially delaying the Closing. The Parties shall defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date.

(b) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than five (5) business days after the date hereof, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(c) Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto will permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

6.3 Company Options; Restricted Shares; RSUs; ESPP.

(a) Prior to the Acceleration Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Options are outstanding or otherwise) to (i) accelerate the vesting and exercisability of each unexpired and unexercised Company Option then outstanding as of immediately prior to the Acceleration Time so that each such Company Option shall be fully vested and exercisable prior to the Acceleration Time, (ii) terminate each Company Equity Plan (except as otherwise agreed by Parent and the Company) and (iii) cause, as of the Acceleration Time, each unexpired and unexercised Company Option then outstanding as of immediately prior to the Acceleration Time, whether vested or unvested (and each plan, if any, under which any Company Option may be granted except, with respect to any such plan, as otherwise agreed by Parent and the Company) to be cancelled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 2.8.

(b) Prior to the Acceleration Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or a committee thereof) that may be necessary (under the Company Equity Plans pursuant to which Restricted Shares are outstanding and otherwise) to (i) accelerate the vesting of each Restricted Share granted and outstanding under the Company Equity Plans as of immediately prior to the Acceleration Time so that, with respect to each Restricted Share, the Company’s reacquisition right with respect thereto shall lapse, and the vesting of each other Company Equity Award shall be accelerated in full, and (ii) provide that each such Restricted Share shall be treated as a share of Company Common Stock for all purposes of this Agreement.

(c) Prior to the Acceleration Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which RSUs are outstanding or otherwise) to (i) accelerate the vesting of each RSU then outstanding as of immediately prior to the Acceleration Time so that each such RSU shall be fully vested prior to the Acceleration Time and (ii) cause, as of the Acceleration Time, each RSU then outstanding as of immediately prior to the Acceleration Time, whether vested or unvested to be cancelled, terminated and extinguished, subject to payment pursuant to Section 2.8.

(d) Prior to the Acceleration Time, the Company shall take all actions necessary or required under the ESPP and Legal Requirements to (i) ensure that no offering period shall be authorized or commenced on or after the date of this Agreement and (ii) if the Acceleration Time shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period then underway under the ESPP to be determined by treating the last business day prior to the Acceleration Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. The Company shall terminate the ESPP in its entirety effective as of the Acceleration Time. Prior to the Acceleration Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(d).

6.4 Employee Benefits. For a period of one year following the Effective Time, Parent shall provide, or cause to be provided, to those employees of the Acquired Corporations who are employed by the Acquired Corporations as of immediately prior to the Effective Time and who continue to be actively employed by the Surviving Corporation (or any Subsidiary thereof) during such one year period (the “Continuing Employees”) base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity based compensation) that are substantially comparable in the aggregate to such base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity based compensation) provided to such Continuing Employees immediately prior to the execution of this Agreement. Without limiting the foregoing:

(a) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Subsidiaries to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the applicable Acquired Corporation.

(b) Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Acquired Corporations’ health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 6.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in the Surviving Corporation’s health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under an Employee Plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent and/or the Surviving Corporation, then Parent shall use its commercially reasonable efforts to ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting and allowances (including paid time off) but not for purposes of benefit accrual, credit Continuing Employees for service prior to the Effective Time with the Acquired Corporations to the same extent that such service was recognized prior to the Effective

Time under the corresponding health or welfare benefit plan of the Company. Nothing in this Section 6.4 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment.

(c) The provisions of this Section 6.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

6.5 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Acquired Corporations existing in favor of those Persons who are directors and officers of any Acquired Corporation as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Certificate of Incorporation and bylaws of the Acquired Corporations (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Acquired Corporations and said Indemnified Persons (as set forth on Part 6.5(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware law for a period of six years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 6.5(a) and the indemnification rights provided under this Section 6.5(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of an Acquired Corporation against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of an Acquired Corporation in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of an Acquired Corporation at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.5(b) within fifteen days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.5(b).

(c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (a true and correct copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Acquired Corporations (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy (or at or prior to the Effective Time Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.5(d); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their heirs without the prior written consent of the affected Indemnified Person.

6.6 Securityholder Litigation. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors relating to the Transactions, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

6.7 Additional Agreements. Subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Transactions contemplated by this Agreement, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such Party in connection with the Transactions, and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger brought by any third Person against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party), (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

6.9 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

(b) The Company will give prompt notice to Parent (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to result in any Material Adverse Effect with respect to it and (ii) is reasonably likely to result in any of the conditions set forth in Sections 7.1 and/or 7.2 not being able to be satisfied prior to the End Date. Parent will give prompt notice to the Company (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Sections 7.1 and/or 7.3 not being able to be satisfied prior to the End Date.

6.10 Section 16 Matters. The Company, and the Company’s Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of Shares (including Restricted Shares), Company Options and RSUs in the Transactions contemplated hereby by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Financing.

(a)

(i) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Letters, and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Letters if such amendment, modification or waiver (A) with respect to the Financing Letters, reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount and (y) after giving effect to any of the transactions referred to in clause “(x)” above, the representation and warranty set forth in Section 4.10 shall be true and correct) or (B) imposes new or additional conditions precedent or otherwise expands, amends or modifies any of the conditions precedent to the receipt of the Financing in a manner adverse to Parent and Merger Sub or otherwise expands, amends or modifies any other provision of the Financing Letters, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions precedent to the Financing) on the Closing Date or (y) adversely impact the ability of Parent or Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto, in each of clauses “(x)” and “(y)” in any material respect (provided that, subject to compliance with the other provisions of this Section 6.11(a), Parent and Merger Sub may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners and agents). Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 6.11, references to “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 6.11(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 6.11(a).

(ii) Each of Parent and Merger Sub shall use its reasonable best efforts (A) to maintain in effect the Financing Letters, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter (or on terms no less favorable (taken as a whole) to Parent or Merger Sub than the terms and conditions (including flex provisions) in the Debt Commitment Letter), (C) to satisfy on a timely basis all conditions precedent to funding in the Debt Commitment Letter and such definitive agreements thereto (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in Section 6.11(b)) and in the Equity Funding Letter and to consummate the Financing at or prior to the earlier to occur of the Acceptance Time and the Closing, and to instruct the lenders and the other persons committing to fund the Financing at the Closing to provide such Financing, (D) to satisfy the conditions precedent required to be satisfied by Parent or Merger Sub under the Financing Letters to cause the funding of the Financing and (E) if appropriate and practical under the circumstances and available sources of cash are not otherwise available to contemplate the transactions contemplated herein, enforce its rights under the Financing Letters (including, if appropriate, through litigation pursued in good faith). Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of the material definitive agreements for the Debt Financing (provided that any fee letter may be redacted). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any of the Financing Letters or definitive agreements related to the Financing of which Parent or Merger Sub become aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing Source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Financing Letters or definitive agreements related to the Financing of any provisions of the Financing Letters or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Financing Letters or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters or definitive agreements related to the Financing. As soon as reasonably practicable, but in any event within two business days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause “(x)”, “(y)” or “(z)” of the immediately preceding sentence; provided, that they need not provide any information believed to be privileged or that is requested for purposes of litigation. Subject to the terms and conditions of this Agreement, upon the occurrence of any circumstance referred to in clause “(x)”, “(y)(A)” or “(z)” of the second preceding sentence or if any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to pay the Offer Price in respect of each Share validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative debt financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable (taken as a whole) to Parent and Merger Sub than the terms and conditions (taken as a whole) set forth in the Debt Commitment Letter (“Available Financing”), as promptly as reasonably practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all Available Financing Letters (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.

(iii) Without the prior written consent of the Company, other than with respect to the Merger, the Financing, and the other Transactions contemplated hereby, Parent shall not, nor shall it permit any of its controlled Affiliates to, enter into any merger, acquisition, joint venture, disposition or debt or equity financing that would reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing.

(b) Prior to the earlier to occur of the Acceptance Time and the Closing, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide and or cause its and its Subsidiaries’ Representatives to provide to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent or Merger Sub that is customary in connection with the arrangement of the type of Debt Financing contemplated by the Debt Commitment Letter (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which reasonable best efforts shall include (i) (A) furnishing Parent and Merger Sub and their Financing Source, as promptly as reasonably practicable following Parent’s or Merger Sub’s request, with such pertinent and customary information, to the extent reasonably available to the Company or its Subsidiaries, regarding the Company and its Subsidiaries, and any supplements thereto, as may be reasonably requested by Parent or Merger Sub to consummate the Debt Financing and (B) furnishing Parent and Merger Sub and their Financing Sources, as promptly as reasonably practicable following Parent’s or Merger Sub’s request, with information regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) customary for the arrangement of loans contemplated by the Debt Financing, to the extent reasonably available to the Company, its Subsidiaries or its Representatives and reasonably requested in writing by Parent or Merger Sub to assist in preparation of customary rating agency or lender presentations relating to such arrangement of loans, (ii) furnishing all consolidated financial statements, pro forma consolidated financial statements, business and other financial data, and audit reports of the

Company and its Subsidiaries, and any supplements thereto required under the Debt Financing Letter and written financial information reasonably necessary for the Parent and the Financing Sources to prepare the “Confidential Information Memorandum” referred to in the Debt Financing Letter (the information referred to in clauses “(i)” and “(ii)” being referred to in this Agreement as the “Required Information”), provided that the Company shall be required to furnish a pro forma consolidated balance sheet and related pro forma statement of operations, prepared after giving effect to the Merger and the Financing as if the Merger and Financing had occurred as of the date of the pro forma financial statements and as if Regulation S-X under the Securities Act were applicable to such pro forma financial statements and such pro forma financial statements shall be considered part of the Required Information, only if Parent or Merger Sub has provided the Company information relating to the proposed debt and equity capitalization and preliminary allocation of purchase price in accordance with ASC 805 “Business Combinations” prior to the date pro forma financial statements are required to be delivered, which information shall include (A) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by the Parent to be reflected in such pro forma financial statements and (B) any other information that may be reasonably and timely requested by the Company concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of Parent, (iii) participating and having senior management and its Representatives participate in a reasonable number of meetings, presentations, confidential information memorandum presentations and meetings, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing (including customary one-on-one meetings with the Financing Sources), (iv) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Debt Financing; provided that any rating agency presentations, bank information memoranda, and similar documents required in connection with the Debt Financing shall contain disclosure reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (v) taking all corporate actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (vi) executing and delivering any customary pledge and security documents, credit agreements, ancillary loan documents and customary closing certificates and documents (in each case, subject to and only effective upon occurrence of the Effective Time) and assisting in preparing schedules thereto as may be reasonably requested by Parent or Merger Sub (including delivery of borrowing base certificates and delivery of a solvency certificate of the chief financial officer of the Company in substantially the form contemplated by the Debt Commitment Letter (as in effect on the date hereof), (vii) assisting in (A) the preparation, execution and delivery of one or more credit agreements, indentures, currency or interest hedging agreements or (B) the amendment or modification of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, if any, in each case, on terms that are reasonably requested by Parent or Merger Sub in connection with the Debt Financing; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (viii) in connection with the loan financing contemplated by the Debt Commitment Letter, providing customary authorization letters to the Financing Source for the

Debt Financing authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Source for the Debt Financing that such information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, (ix) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date, (x) providing at least five business days prior to the expected Closing Date all documentation and other information about the Company and each of its Subsidiaries as is requested by the Financing Source for the Debt Financing and required under applicable “know your customer” and anti-money-laundering rules and regulations including the USA PATRIOT Act, (xi) using reasonable best efforts to cause accountants to consent to the use of their reports in any material relating to the Debt Financing, (xii) assisting in obtaining corporate and facilities ratings for the Debt Financing, (xiii) assisting with the execution, preparing and delivering of original stock certificates and original stock powers to the Financing Sources (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date, and (xv) ensuring that there are no competing issues of debt securities or syndicated credit facilities of the Company and its Subsidiaries being offered or arranged between the execution of this Agreement and the Effective Time. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants costs and expenses) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.11 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all direct and actual losses (other than lost profits), damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to this Section 6.11(b) and any information used in connection therewith (except with respect to any information provided in writing by the Company or any of its Subsidiaries specifically for use in connection therewith), except, in each case, insofar as such losses, damages, claims, costs or expenses (i) arose out of or resulted from the common law fraud, willful misconduct or gross negligence of the Company, its Subsidiaries or their Representatives, (ii) directly resulted from the breach of any of the obligations of the Company, its Subsidiaries or their Representatives under this Agreement or (iii) that were agreed to in a settlement without the written consent of Parent (such consent not to be unreasonably withheld or delayed) and the Guaranty shall guarantee the reimbursement and indemnification obligations of Parent pursuant to this Section 6.11.

(c) Notwithstanding anything to the contrary contained in this Section 6.11, (i) none of the Company, any of its Subsidiaries or any of their respective directors or officers shall be obligated to adopt or approve resolutions or execute consents to approve or authorize the execution of the Debt Financing (other than management letters in order to obtain auditor consent) unless such officers will continue in such positions or in similar positions after the Effective Time and, in each case, such documents shall not become effective until the Effective Time or thereafter, (ii) no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time (and nothing contained in this Section 6.11 or otherwise shall require the Company or any of its Subsidiaries, prior to the Effective Time, to be an obligor with respect to the Debt Financing) and (iii) none of the Company or any of its Subsidiaries or Representatives shall be required to pay or incur any liability for any commitment or other fee or pay or incur any other liability in connection with the Debt Financing prior to the Effective Time.

(d) Nothing in this Section 6.11 shall require such cooperation by the Company to the extent it would (i) cause any condition to Closing set forth in Section 7 or any Offer Condition to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent the right to terminate this Agreement (unless waived by Parent), (ii) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s organizational documents or any Legal Requirements or result in the contravention of, or would reasonably be expected to result in a violation or breach of, or default under, any Material Contract in any material respect (in each case prior to the Effective Time and in each case with no such restriction, conflict or violation being provided for or entered into under such organizational document in contemplation of this clause (ii)) or (iii) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing.

6.12 FIRPTA Certificate. The Company shall deliver an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

6.13 Rule 14d-10 Matters. Prior to the Acceptance Time and to the extent permitted by applicable Legal Requirements, the Compensation Committee of the Company’s Board of Directors, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Merger Sub, the Company or their respective Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

SECTION 7. Conditions Precedent to The Merger

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) If the adoption of this Agreement by the stockholders of the Company is required by applicable Legal Requirements, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b) (i) the waiting period applicable to the Merger under the HSR Act shall have expired or been terminated and (ii) all approvals, filings, or waiting periods under the Antitrust Laws set forth in Schedule 5.2(b) required to consummate the Merger shall have been obtained or filed or shall have expired or been terminated, in each case as set forth in Schedule 5.2(b).

(c) Unless the Offer Termination shall have occurred, Merger Sub shall have accepted for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that neither Parent nor Merger Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

(d) There shall not have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Merger; provided, however, that a party shall not be permitted to invoke this Section 7.1(d) unless it shall have taken all actions required under this Agreement to have any such order lifted.

7.2 Conditions to Obligations of Parent and Merger Sub. Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(c) (first sentence), and 3.3(d) (second sentence) (Capitalization) of the Agreement shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects at and as of the Closing Date as if made on and as of such Closing Date, except (other than a result of a willful breach by the Company) where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate that is more than $1,000,000 (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (ii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this Section 7.2(a)) only as of such date;

(b) the representations and warranties of the Company set forth in Sections 3.3 (Capitalization) (other than Sections 3.3(a), 3.3(c) (first sentence) and 3.3(d)(second sentence), 3.19 (Authority; Binding Nature of Agreement), 3.20 (Vote Required) and 3.24 (Financial Advisor) of the Agreement shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the Closing Date as if made on and as of such Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (iii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this Section 7.2(b)) only as of such date);

(c) the representations and warranties of the Company set forth in Section 3.5(b) (No Material Adverse Effect) shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects at and as of the Closing Date as if made on and as of such Closing Date (it being understood that any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

(d) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses “(a)”, “(b)” or “(c)”) above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Closing Date as if made on and as of such date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (iii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(e) the Company shall have performed or complied in all material respects with any covenant or obligation that the Company is required to comply with or to perform under the Agreement prior to the Closing Date, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

(f) Parent and Merger Sub shall have received certificates executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Sections 7.2(a), (b), (c), (d) and (e) have been satisfied; and

(g) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that shall be continuing as of the Closing Date.

7.3 Conditions to Obligation of the Company. Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the obligations of the Company to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Due Organization), 4.3 (Authority; Binding Nature of Agreement) and 4.10 (Solvency) of the Agreement shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the Closing Date as if made on and as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded and (ii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(b) The representations and warranties of Parent and Merger Sub set forth in the Agreement (other than those referred to in clause “(a)” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Closing Date as if made on and as of such date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded and (ii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(c) Parent and Merger Sub shall have performed or complied with in all material respects any covenant or obligation that Parent or Merger Sub is required to comply with or to perform under the Agreement prior to the Closing Date, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured; and

(d) The Company shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Sections 7.3(a), (b) and (c) have been satisfied.

SECTION 8. Termination

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote, except as otherwise expressly noted):

(a) by mutual written consent of Parent and the Company at any time prior to the Acceptance Time or if an Offer Termination occurs, at any time thereafter;

(b) by either the Company or Parent, if the (i) Offer Termination occurs and (ii) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to approve this Agreement and the Merger, and this Agreement and the Merger shall not have been approved at the Company Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if such Party is in breach of its obligations under Section 6.1(c) or (d);

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Merger or making consummation of the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of such final and nonappealable order, decree, ruling or other action is primarily attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(d) by Parent at any time prior to the earlier to occur of the Acceptance Time or the receipt of the Required Company Stockholder Vote, if, (i) whether or not permitted to do so: (A) the Company’s Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement or the Schedule 14D-9, in each case, when mailed, or shall have effected a Company Adverse Change Recommendation; (B) the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Acquisition Proposal within the earlier of ten (10) business days after Parent so requests in writing and two (2) business days prior to the Company Stockholders’ Meeting, provided that, unless an Acquisition Proposal shall have been publicly disclosed, Parent may only make such request once every thirty (30) days; or (C) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Company’s Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer or (ii) there has occurred a material breach of Section 5.3;

(e) by either Parent or the Company if the Effective Time shall not have occurred on or prior to the close of business on November 15, 2013 (the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure of the Effective Time to occur prior to the End Date was primarily due to the failure of such Party to perform in all material respects any of its obligations under this Agreement;

(f) by the Company, at any time prior to the earlier to occur of the Acceptance Time or receipt of the Required Company Stockholder Vote, in order to accept a

Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), if (i) the Company has complied in all material respects with the requirements of Section 5.3 and Section 6.1(a) and (ii) prior to such termination (or if the Specified Agreement is executed on a day that is not a business day, the preceding business day), the Company pays the Termination Fee due to Parent under Section 8.3(b);

(g) by Parent at any time prior to the Acceptance Time or if an Offer Termination occurs, at any time prior to the Closing, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that (i) if the Offer Termination shall not have occurred, the condition set forth in clause “(b)” or “(c)” of Annex I would not be satisfied, (ii) if the Offer Termination shall have occurred, would cause a failure of the conditions in Section 7.2(a), (b), (c), (d) or (e) to exist and in the case of each of the foregoing clauses “(i)” and “(ii)” cannot be cured by the Company by the End Date, or if capable of being cured, shall not have commenced to have been cured within fifteen (15) days of the date Parent gives the Company notice of such breach or failure to perform; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 8.1(h);

(h) by the Company at any time prior to the Acceptance Time or if an Offer Termination occurs, at any time prior to the Closing, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of Parent shall have occurred that would cause a failure of the conditions in Section 7.3(a), (b) or (c) to exist and cannot be cured by Parent by the End Date, or if capable of being cured, shall not have commenced to have been cured within fifteen (15) days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or Section 7.2 not being satisfied;

(i) by the Company, if the Offer Termination has occurred and (A) the Marketing Period has ended and the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (B) the Company has irrevocably confirmed by notice to Parent after the end of the Marketing Period that all conditions set forth in Sections 7.1 and 7.2 have been satisfied as of the date of such notice (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and, if there any unsatisfied conditions in Section 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) that it is willing to waive any unsatisfied conditions in Section 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and (C) the Merger shall not have been consummated within three (3) business days after the delivery of such notice;

(j) by Parent or the Company if for any reason other than the occurrence of the Offer Termination, the Offer (as it may have been extended pursuant to Section 1.1(c)) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time, without Merger Sub having accepted for payment any Shares tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(j) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer is attributable to the failure of such party (or any affiliate of such party) to perform any covenant or other obligation under this Agreement; and provided, further, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(j) if all of the Offer Conditions have been satisfied other than the condition in clause “(j)” of Annex I.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3, Section 9 and the expense reimbursement and indemnification provisions of Section 6.11(b) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; (c) the Guaranty shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (d) subject to the limitations set forth in Section 8.3, the termination of this Agreement shall not relieve any Party from any liability for willful and material breach of this Agreement prior to the date of termination and common law fraud,. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(f);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i); or

(iii) (x) this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(g) (as a result of any willful breach), (y) any Person shall have publicly disclosed or shall have made known to the Company’s Board of Directors a bona fide Acquisition Proposal after the date hereof and prior to such termination (unless irrevocably, in good faith and, if such Acquisition Proposal is public, publicly withdrawn prior to such termination), and (z) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “80%”);

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent or its designee the applicable Termination Fee (less, if applicable, the Expense Reimbursement previously paid to Parent by the Company) by wire transfer of same day funds (x) in the case of Section 8.3(b)(ii), within two (2) business days after such termination, (y) prior to (or if the Specified Agreement is executed on a day that is not a business day, the next business day) such termination if pursuant to Section 8.1(b)(i) or (z) in the case of Section 8.3(b)(iii), prior to the consummation of the Acquisition Proposal referred to in subclause (iii)(z) above; it being understood that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $34,500,000; except that in the event that on or prior to the Excluded Party Deadline, the Company terminates this Agreement in accordance with and subject to the terms of Section 8.1(f) to enter into a Specified Agreement with an Excluded Party, the “Termination Fee” shall mean a cash amount equal to $17,200,000. In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3(b), the receipt of the applicable Termination Fee, the Expense Reimbursement and the expenses referred to Section 8.3(g) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall limit the rights of Parent and Merger Sub under Section 9.5(b); provided, further, however, nothing in this Section 8.3(b) shall relieve the Company of liability for any willful and material breach of this Agreement.

(c) If this Agreement is terminated by:

(i) Parent pursuant to Section 8.1(e) and: (A) at the time of such termination, each of the Offer Conditions has been satisfied or waived (other than (i) the condition set forth in clause “(j)” of Annex I and (ii) the condition set forth in clause “(i)” of Annex I due to the termination of this Agreement pursuant to Section 8.1(e)); and (B) the failure of the condition set forth in clause “(j)” of Annex I to be satisfied is not directly attributable to a breach of: (1) Section 6.11(b); or (2) any covenant or obligation of the Company contained in this Agreement or any other action or failure to act of the Company, in each case, that has caused any condition set forth in Exhibit D of the Debt Commitment Letter not to be satisfied or waived;

(ii) the Company pursuant to Section 8.1(e) and: (A) at the time of such termination, each of the Offer Conditions has been satisfied or waived (other than (i) the condition set forth in clause “(j)” of Annex I and (ii) the condition set forth in clause “(i)” of Annex I due to the termination of this Agreement pursuant to Section 8.1(e)) and (B) the failure of the condition set forth in clause “(j)” of Annex I to be satisfied is not directly attributable to a breach of: (1) Section 6.11(b); or (2) any covenant or obligation of the Company contained in this Agreement or any other action or failure to act of the Company, in each case, that has caused any condition set forth in Exhibit D of the Debt Commitment Letter not to be satisfied; and (C) the Company shall have given Parent written notice at least five (5) business days prior to termination stating the Company’s intention to terminate this Agreement pursuant to Section 8.1(e) (and the basis for such termination);

(iii) the Company pursuant to Section 8.1(i) if the condition set forth in Section 7.2(f) has been satisfied; or

(iv) the Company pursuant to Section 8.1(j) if Parent did not, at the time of the Company’s termination, have a right to terminate this Agreement pursuant to Section 8.1(j);

then Parent shall pay to the Company by wire transfer of same day funds, within two (2) business days after such termination, a non-refundable termination fee of $68,900,000 (the “Reverse Termination Fee”), it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion; provided, that in the case of the termination of this Agreement by the Parent pursuant to Section 8.1(c)(i), the Reverse Termination Fee shall be paid by Parent at or prior to the time of such termination. In the event that Company shall receive full payment pursuant to this Section 8.3(c), together with indemnification pursuant to Section 6.11(b) and reimbursement of any applicable expenses pursuant to Section 8.3(e), the receipt of the Reverse Termination Fee together with such expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the Financing Letters, or the Guaranty (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of or in connection with this Agreement, the Financing Letters, or the Guaranty, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

(d) In the event this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(g) (for willful breach), then the Company shall reimburse Parent for its actual and reasonable out-of-pocket expenses in an amount not to exceed $4,900,000 (the “Expense Reimbursement”), by wire transfer of immediately available funds on the second business day following the date of such termination of this Agreement; provided, that the existence of circumstances which would require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(b) shall not relieve the Company of its obligations to pay the Expense Reimbursement pursuant to this Section 8.3(d); and provided, further, that the payment by the Company of the Expense Reimbursement pursuant to this Section 8.3(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(b) except to the extent indicated in Section 8.3(b).

(e) Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Section 9.5(b) and the reimbursement and indemnification obligations of Parent under Section 6.11(b) and Section 8.3(g) hereof, the Company’s right to receive payment of the Reverse Termination Fee from Parent or the Guarantors pursuant to the Guaranty in respect thereof shall be the sole and exclusive remedy of the Company and the other Company Related Parties against Parent, Merger Sub, the Guarantors, the Financing Sources or any other Available Financing sources or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Subject to the Company’s rights to specific performance pursuant to Section 9.5(b), Parent’s right to receive payment from the Company of the applicable Termination Fee pursuant to Section 8.3(b) and the Expense Reimbursement pursuant to Section 8.3(d), in each case, in accordance with the terms thereof, shall be the sole and exclusive remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions provided, further, however, nothing in this Section 8.3(e) shall relieve the Company or Parent and Merger Sub of respective liability for any willful and material breach of this Agreement.

(f) For the avoidance of doubt, (1) under no circumstances will the Company Related Parties be entitled to monetary damages in excess of the amount of $68,900,000 (and any indemnification pursuant to Section 6.11(b) and Section 8.3(g)) (the “Parent Liability Limitation”) and (2) while the Company may pursue both specific performance in accordance with Section 9.5(b) and the payment of the Reverse Termination Fee under Section 8.3(c), under no circumstances shall the Company be permitted or entitled to receive both specific performance of the type contemplated by the preceding sentence and any money damages, including all or any portion of the Reverse Termination Fee. In no event shall the Company Related Parties seek or obtain, nor shall they permit any of their Representatives or any other Person on their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against the Parent Related Parties, and in no event shall the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind in excess of the Parent Liability Limitation against the Parent Related Parties, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement, the Equity Funding Letter or the Guaranty or the transactions contemplated hereby and thereby (including, any breach by Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure.

(g) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a Legal Proceeding which results in a judgment against the other Party, with respect to Parent or Merger Sub, or Parties, with respect to the Company, for the payment set forth in this Section 8.3, such paying Party shall pay the other Party or Parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Except as provided in Section 8.3, payment of the fees and expenses described in this Section 8.3 shall constitute the sole and exclusive remedy of the Parties in connection with any termination of this Agreement.

(h) Notwithstanding anything to the contrary in this Agreement, in no event shall any Non-Recourse Parent Party (as defined in the Equity Funding Letter, which excludes, for the avoidance of doubt, Guarantor, Parent and Merger Sub) have any liability for monetary damages to the Company or its Subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby, other than Guarantor’s obligations under the Guaranty and the Equity Funding Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided herein. In no event shall the Company seek or obtain, nor shall they permit any of its Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party with respect to, this Agreement, Equity Funding Letter or the Guaranty or the transactions contemplated hereby and thereby (including, any breach by Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement, the Guarantor to the extent expressly provided for in the Guaranty and the Equity Funding Letter.

SECTION 9. Miscellaneous Provisions

9.1 Amendment. Prior to the Effective Time, subject to 5.5(e), this Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary, Section 8.3(e), Section 9.1 and Section 9.5 (and the related definitions in this Agreement used therein, but only with respect to their use in such Sections as they relate specifically to the Financing Sources) shall not be amended, modified, supplemented or waived in a manner that is adverse in any material respect to any Financing Source without the prior written consent of the Administrative Agent (as defined in the Debt Commitment Letter) for such Financing Source.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement and the other agreements and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.5(c), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.9. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Notwithstanding anything else in this Section 9.5 or elsewhere in this Agreement, the parties hereto agree that New York State or United States federal courts sitting in the borough of Manhattan, New York City (and any New York State or United States Federal court from which appeal therefrom may validly be taken) shall have exclusive jurisdiction over the parties in and over any such action, arbitration, claim or proceeding brought against any Financing Sources under the Debt Commitment Letter (including each Financing Source) or any of their respective affiliates in connection with this Agreement, any Debt Commitment Letter or the transactions contemplated hereby or thereby, or the failure of the transactions set forth in the Debt Commitment Letter to be consummated, and nothing in this Section 9.5 or elsewhere in this Agreement shall be construed to provide otherwise.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.3 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (b) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the Company shall have the right to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger (but not the right of the Company to such injunctions, specific performance or other equitable remedies for obligations other than with respect to the Equity Financings) only in the event that (i) the Marketing Period has ended and all conditions in Section 7.1 and 7.2 were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (including any other Available Financing that has been obtained in accordance with, and satisfies the conditions of, Section 6.11(a) of this Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed that if the Equity Financing and Debt

Financing are funded, then it would take such actions that are within its control to cause the Closing to occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligation to cause the Equity Financing to be funded or to complete the Merger or the Offer if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). Notwithstanding anything to the contrary herein, under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance and payment of the Reverse Termination Fee. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING DEBT FINANCING SOURCES UNDER THE DEBT FINANCING LETTER (AND THEIR RESPECTIVE AFFILIATES)).

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Merger Sub may (i) assign this Agreement to any of their Affiliates (provided that such assignment shall not (A) affect the obligations of the Equity Provider under the Equity Funding Letter or any Guarantors under the Guaranty or (B) impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement) and/or (ii) pledge its rights hereunder as security to its Financing Source or any other Available Financing source; provided that no such assignment or pledge permitted pursuant to this Section 9.6 shall relieve Parent of its obligations hereunder.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Acceptance Time or Effective Time occurs (A) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable and (B) the right of the holders of Company Equity Awards to receive the Merger Consideration pursuant to Section 2.8; (ii) the provisions set forth in Section 6.5 of this Agreement, (iii) the rights of persons who are explicitly provided to be third party beneficiaries of the Guaranty and the Equity Funding Letter to the extent of the rights set forth therein, (iv) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 8.3(d) and (v) the rights of Financing Sources, other Available Financing sources and sources of debt financing for the Transactions set forth in Section 8.3(e), Section 9.1, Section 9.5 and this Section 9.7.

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Merger Sub (or following the Effective Time, the Company):

c/o Vista Equity Partners Fund IV, L.P.

401 Congress Avenue

Suite 3100

Austin, TX 78701

Attention: Brian N. Sheth

Email: BSheth@vistaequitypartners.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	David Breach
Daniel Wolf

Email:	David.Breach@kirkland.com
Daniel.Wolf@kirkland.com

if to the Company (prior to the Effective Time): Websense, Inc. 10240 Sorrento Valley Rd San Diego, CA 92121 Attention: John R. McCormack Email: JMcCormack@websense.com with a copy to (which shall not constitute notice): Cooley LLP Attn: Barbara L. Borden 4401 Eastgate Mall San Diego, CA 92121 Email: bborden@cooley.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Obligation of Parent and the Company. The Company and Parent, as applicable, shall each ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and the Company and Parent, as applicable, shall be jointly and severally liable with its respective Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

WEBSENSE, INC.

By:	/s/ John R. McCormack
Name:	John R. McCormack
Title:	Chief Executive Officer

TOMAHAWK ACQUISITION, LLC

By:	/s/ Brian N. Sheth
Name:	Brian N. Sheth
Title:	Chief Executive Officer and President

TOMAHAWK MERGER SUB, INC.

By:	/s/ Brian N. Sheth
Name:	Brian N. Sheth
Title:	Chief Executive Officer and President

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

2000 Plan. “2000 Plan” means the Company’s Amended and Restated 2000 Stock Incentive Plan.

2007 Plan. “2007 Plan” means the Company’s 2007 Stock Incentive Assumption Plan.

2009 Plan. “2009 Plan” means the Company’s 2009 Equity Incentive Plan.

Acceleration Time. “Acceleration Time” shall mean the earlier to occur of the Acceptance Time and the Effective Time.

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

Acceptance Time. “Acceptance Time” is defined in Section 1.1(f) of the Agreement.

Acquired Corporation Product. “Acquired Corporation Product” shall mean any product or service licensed or sold, or from which any licensing, maintenance, subscription or other revenue is derived or intended to be derived, by any of the Acquired Corporations on or after the date hereof as well as any product or service in development on or after the date hereof.

Acquired Corporation Returns. “Acquired Corporation Returns” is defined in Section 3.14(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” shall mean the Company and each of its Subsidiaries, collectively.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 23(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or license of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 20% or more of the outstanding Company Common Stock, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Available Financing. “Available Financing” shall mean any permitted replacement, amended, supplemented, restated, amended and restated, modified, or alternative financing, including, without limitation, the Debt Financing; it being understood and agreed that for purposes of Section 6.11, for the avoidance of doubt, Available Financing shall not include any offering of debt securities.

Available Financing Letter. “Available Financing Letter” shall mean any commitment letter (together with all exhibits and annexes thereto) and any Redacted Fee Letter related to any Available Financing.

Balance Sheet. “Balance Sheet” is defined in Section 3.6 of the Agreement.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall mean means a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Business Systems. “Business Systems” is defined in Section 3.8(g) of the Agreement.

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change in Circumstance. “Change in Circumstance” shall mean any material event or development or material change in circumstances with respect to the Company that was (i) neither known to the Company’s Board of Directors nor reasonably foreseeable as of or prior to the date hereof nor actually known by the chief executive officer or chief financial officer of the Company nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal, (B) any events, changes or circumstances relating to Guarantor, Parent, Merger Sub or any of their Affiliates, (C) clearance of the Merger under the Antitrust Laws or (D) the mere fact the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (however, the underlying reasons for such events may constitute such material event, development or change in circumstances).

Change of Control Payment. “Change of Control Payment” is defined in Section 3.9(a)(viii) of the Agreement.

Closing. “Closing” is defined in Section 2.3 of the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3 of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

Company. “Company” is defined in the preamble to the Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of the Acquired Corporations.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C of the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which any of the Acquired Corporations is a party.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(g)(i) of the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Acquired Corporations; and (b) any Company Associate (other than any Company Associate that is part time or paid on an hourly basis), other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquired Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Equity Award. “Company Equity Award” shall mean any award of compensation (including deferred compensation) that is required under the terms of such existing award to be or may be paid or settled in Company Common Stock.

Company Equity Plans. “Company Equity Plans” shall mean the 2000 Plan, 2007 Plan and 2009 Plan.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights that are owned or purported to be owned by the Acquired Corporations, (b) all Intellectual Property Rights licensed by the Acquired Corporations and (c) all other Intellectual Property Rights that are used by the Acquired Corporation in the operation of the Company’s business as currently conducted.

Company Lease. “Company Lease” shall mean any Company Contract pursuant to which the Acquired Corporations lease or sublease Leased Real Property from another Person.

Company Options. “Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, no par value, of the Company.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(e) of the Agreement.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Company Stockholders’ Meeting. “Company Stockholders’ Meeting” is defined in Section 6.1(d) of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Directors. “Continuing Directors” is defined in Section 1.3(b) of the Agreement.

Continuing Employees. “Continuing Employees” is defined in Section 6.4 of the Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

Debt Commitment Letter. “Debt Commitment Letter” is defined in Section 4.9 of the Agreement.

Debt Financing. “Debt Financing” is defined in Section 4.9 of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

DOL. “DOL” is defined in Section 3.15(c) of the Agreement.

Effective Time. “Effective Time” is defined in Section 2.3(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, or arrangement sponsored, maintained, contributed to or required to be contributed to by any of the Acquired

Corporations for the benefit of any current or former employee of any of the Acquired Corporations or with respect to which any of the Acquired Corporations have any liability.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” is defined in Section 8.1(e) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Equity Funding Letter. “Equity Funding Letter” is defined in Section 4.9 of the Agreement.

Equity Financing. “Equity Financing” is defined in Section 4.9 of the Agreement.

Equity Provider. “Equity Provider” is defined in Section 4.9 of the Agreement.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ESPP. “ESPP” means the Company Employee Stock Purchase Plan, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Excluded Party. “Excluded Party” means any Person or group of Persons who has made an Acquisition Proposal prior to the date hereof and with whom the Company has been actively engaged in discussions or negotiations with respect to an Acquisition Proposal as of the date hereof which could reasonably be expected to result in a Superior Offer.

Excluded Party Deadline. “Excluded Party Deadline” is defined in Section 5.3(b) of the Agreement.

Expense Reimbursement. “Expense Reimbursement” is defined in Section 8.3(d) of the Agreement.

Expiration Date. “Expiration Date” is defined in Section 1.1(c) of the Agreement.

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c) of the Agreement.

Financing. “Financing” is defined in Section 4.9 of the Agreement.

Financing Letters. “Financing Letters” is defined in Section 4.9 of the Agreement.

Financing Proceeds Condition. “Financing Proceeds Condition” is defined in Annex I of the Agreement.

Financing Source. “Financing Source” means the lenders party to and the other financial institutions committing to provide extensions of credit under the Debt Commitment Letter and their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers or Affiliates.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Guaranty. “Guaranty” is defined in Recital D to the Agreement.

Guarantor. “Guarantor” is defined in Recital E to the Agreement.

Guaranty. “Guaranty” is defined in Recital E to the Agreement.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness. “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries and any capital leases, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), or (iv) any guaranty of any such obligations described in clauses “(i)” through “(iii)” of any Person other than the Company or any of its Subsidiaries (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a) of the Agreement.

Indemnifying Parties. “Indemnifying Parties” is defined in Section 6.5(b) of the Agreement.

Information Statement. “Information Statement” is defined in Section 3.22 of the Agreement.

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(c) of the Agreement.

Intellectual Property Rights. “Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

IRS. “IRS” shall mean the Internal Revenue Service.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge, after due inquiry, of such Entity’s executive officers.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ).

Marketing Period. “Marketing Period” shall mean a period of fifteen (15) consecutive “business days” (such term shall be construed to have the same meaning as in the Debt Commitment Letter) after the date of this Agreement commencing on the first day on which Parent shall have received the Required Information the Company is required to provide pursuant to Section 6.11; provided that (a) July 5, 2013 shall not be considered a business day for purposes of determining the Marketing Period but in any event shall not restart the consecutive business day time period, and (b) if the Marketing Period were to commence but would not be completed in accordance with its terms prior to August 16, 2013, then the Marketing Period shall not commence prior to September 3, 2013. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced (A) prior to the commencement of the Offer or (B) if, on or prior to the completion of such fifteen (15) consecutive business day period, the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and Parent shall have the Required Information on the first day, throughout and on the last day of during such new fifteen (15) consecutive business day period.

Material Adverse Effect. An event, occurrence, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach to the representations, warranties, covenants or agreements of the Company set forth in the Agreement) had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Acquired Corporations taken as a whole or (b) the ability of the Company to consummate the Transactions in a timely manner; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Acquired Corporations for purposes of clause (a) above: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, violation, inaccuracy, circumstance or other matter directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.22 but subject to disclosures in Part 3.22 of the Company Disclosure Schedule), including to the extent so resulting in, any reduction in billings or revenue, any disruption in (or loss of) supplier, distributor, partner, reseller or similar relationships, loss of any customer or any loss of employees; (iii) any event, circumstance, change or effect in the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Acquired Corporations are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate or the economy generally, as applicable; (vi) the failure of the Acquired Corporations to meet internal or analysts’ expectations or projections or the results of operations of the Acquired Corporations; (vii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Acquired Corporations at the written direction of Parent or any action specifically required to be taken by the Acquired Corporations, or the failure of the Acquired Corporations to take any action that the Acquired Corporations are specifically prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 5.2; (viii) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (ix) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP), or (x) any change or prospective change in the Company’s credit ratings; it being understood that the exceptions in clauses “(i)”, “(vi)” and “(x)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(v)” or “(vii)” through “(ix)” hereof) is or would be reasonably likely to be a Material Adverse Effect.

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii) of the Agreement.

Merger Sub. “Merger Sub” is defined in the preamble to the Agreement.

Minimum Condition. “Minimum Condition” is defined in Annex I to the Agreement.

NASDAQ. “NASDAQ” shall mean The NASDAQ Global Select Market.

Non-Recourse Parent Party. “Non-Recourse Parent Party” shall have the meaning assigned to such term in the Equity Funding Letter.

OFAC. “OFAC” is defined in Section 3.25 of the Agreement.

Offer. “Offer” is defined in Recital A of the Agreement.

Offer Closing. “Offer Closing” is defined in Section 1.1(f) of the Agreement.

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(e) of the Agreement.

Offer Price. “Offer Price” is defined in Recital A of the Agreement.

Offer Termination. “Offer Termination” is defined in Section 1.1(d) of the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Liability Limitation. “Parent Liability Limitation” is defined in Section 8.5(f) of the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions contemplated by this Agreement.

Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(e) of the Agreement.

Parties. “Parties” shall mean Parent, Merger Sub and the Company.

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 2.6(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including without limitation mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report or (e) Encumbrances that, individually or in the aggregate would not reasonably be expected to interfere in any material respect with the use of the assets or the conduct of normal business operations of the relevant party and (f) the security interests granted by Company and the other obligors under the Security and Pledge Agreement dated October 29, 2010 between the Company, the other obligors and Bank of America, N.A.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Proxy Clearance Date. “Proxy Clearance Date” shall mean the date, at least ten (10) calendar days after the filing of the preliminary Proxy Statement with the SEC, on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement.

Proxy Statement. “Proxy Statement” shall mean the proxy or information statement of the Company to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Redacted Fee Letter. “Redacted Fee Letter” means a fee letter from any of the Financing Sources or other Available Financing sources in which the only redactions relate to amounts associated with or related to fees, “market flex” provisions and “securities demand” provisions, provided that such redactions do not relate to any terms that would adversely affect in a material manner the conditionality, enforceability, availability, termination or aggregate principal amount of the Available Funding being made available by such Available Financing sources, except to the extent a reduction from such Available Financing sources would be offset by an increase in the debt financing or other Available Financing being made available by any such Financing Source or another Available Financing source.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Required Company Stockholder Vote. “Required Company Stockholder Vote” shall mean the affirmative vote of the holders of a majority of the Shares.

Required Information. “Required Information” is defined in Section 6.11(b) of the Agreement.

Restricted Shares. “Restricted Shares” is defined in Section 2.8(b) of the Agreement.

Reverse Termination Fee. “Reverse Termination Fee” is defined in Section 8.3(c) of the Agreement.

RSUs. “RSUs” is defined in Section 2.8(c) of the Agreement.

Sanctions Laws. “Sanctions Laws” is defined in Section 3.25 of the Agreement.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(c) of the Agreement.

Schedule TO. “Schedule TO” is defined in Section 1.1(e) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shares. “Shares” is defined in Recital A of the Agreement.

Solvent. “Solvent” is defined in Section 3.10 of the Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(f) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that the Board of Directors of the Company determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company’s Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement; provided that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”

Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), escheat obligation, levy, assessment, tariff, duty (including any customs duty) or other tax of any kind whatsoever, including any charge or amount (including any fine, penalty or interest) related to any tax, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Termination Fee. “Termination Fee” is defined in Section 8.3(b) of the Agreement.

Top-Up Option. “Top-Up Option” is defined in Section 1.4(a) of the Agreement.

Top-Up Option Shares. “Top-Up Option Shares” is defined in Section 1.4(a) of the Agreement.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement, and (b) all of the transactions contemplated by this Agreement, including the Offer, the Top-Up Option and the Merger.

EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

EXHIBIT B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WEBSENSE, INC.

ARTICLE ONE

The name of the corporation is Websense, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of common stock, with a par value of $0.001 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

1. A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to further reduce or to authorize, with the approval of the corporation’s stockholders, further reductions in the liability of the corporation’s directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

2. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

3. Any repeal or modification of any of the foregoing provisions of this ARTICLE EIGHT shall be prospective and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE NINE

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, this Corporation is authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other person, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders and others.

ARTICLE TEN

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(j)” below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by this Agreement, may terminate the Offer: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(d) of this Agreement) or amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied by 9:00 a.m., Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(j)” below shall not be satisfied or waived in writing by Parent:

(a) there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates plus the number of all Shares to be purchased by Parent or Merger Sub pursuant to the Top-Up Option, represent one more than 90% of the sum of (w) the total number of Shares outstanding at the time of the expiration of the Offer, (x) the aggregate number of Shares issuable to holders of Company Options from which the Company or its Representatives have received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Company Options), (y) Shares issuable upon vesting of outstanding RSUs and (z) the number of all Shares to be purchased by Parent or Merger Sub pursuant to the Top-Up Option (the “Minimum Condition”);

(b) (i) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(c) (first sentence), and 3.3(d) (second sentence) (Capitalization) of the Agreement shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects at and as of the Expiration Date as if made on and as of such Expiration Date, except (other than a result of a willful breach by the Company) where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate that is more than $1,000,000 (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date;

(ii) the representations and warranties of the Company set forth in Sections 3.3 (Capitalization) (other than Sections 3.3(a), 3.3(c) (first sentence) and 3.3(d)(second sentence), 3.19 (Authority; Binding Nature of Agreement), 3.20 (Vote Required) and 3.24 (Financial Advisor) of the Agreement shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the Expiration Date as if made on and as of such Expiration Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (C) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(ii)) only as of such date);

(iii) the representations and warranties of the Company set forth in Section 3.5(b) (No Material Adverse Effect) shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects at and as of the Expiration Date as if made on and as of such Expiration Date (it being understood that any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

(iv) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses “(i)”, “(ii)” or “(iii)”) above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Expiration Date as if made on and as of such date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (C) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(c) the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Acceptance Time;

(d) since the date hereof, there shall not have occurred a Material Adverse Effect that shall be continuing as of the Expiration Date;

(e) the waiting period (or any extension thereof) applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated;

(f) Parent and Merger Sub shall have received certificates executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(b),” “(c)” and “(d)” of this Annex I have been duly satisfied;

(g) There shall not have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for Shares pursuant to the Offer, or the consummation of the Merger; provided, however, that Parent and Merger Sub shall not be permitted to invoke this clause “(g)” unless they shall have taken all actions required under this Agreement to have any such order lifted;

(h) the Marketing Period shall have been completed;

(i) this Agreement shall not have been terminated in accordance with its terms; and

(j) (i) Parent (either directly or through its Subsidiaries) shall have received the proceeds of the Debt Financing (or any alternative financing) or (ii) the lenders party to the Debt Commitment Letter (or any alternative financing commitments) shall have definitively and irrevocably confirmed in writing to Parent and the Merger Sub that the Debt Financing in an amount sufficient (together with the Equity Financing and cash available to the Company) to consummate the Offer and the Merger shall be available at the Acceptance Time on the terms set forth in the Debt Financing Commitment (or any alternative financing commitments) and subject only to the satisfaction of the other Offer Conditions (and the contribution by Parent or Merger Sub of the Equity Financing) (the “Financing Proceeds Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition) may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of May 19, 2013, by and among Websense, Inc., Tomahawk Merger Sub, Inc. and Tomahawk Acquisition, LLC.

Annex B

May 19, 2013

The Board of Directors

Websense, Inc.

10240 Sorrento Valley Rd.

San Diego, CA 92121

Members of the Board of Directors:

We understand that Websense, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of May 19, 2013 (the “Agreement”), by and among the Company, Tomahawk Acquisition, LLC (“Parent”), an affiliate of Vista Equity Partners, LLC (“Vista”), and Tomahawk Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will commence a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) at a purchase price of $24.75 per share in cash (the “Consideration” and, such offer, the “Tender Offer”) and, following the consummation of the Tender Offer, or if the Tender Offer is not consummated under circumstances specified in the Agreement, Merger Sub will merge with and into the Company and each outstanding share of Company Common Stock (other than (a) shares held by the Company or any wholly owned subsidiary of the Company (or held in the Company’s treasury), (b) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent and (c) Dissenting Shares (as defined in the Agreement) (the holders of such shares described in the preceding clauses (a) through (c), the “Excluded Holders”)) will be converted into the right to receive the Consideration (the “Merger” and, together with the Tender Offer, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Holders) of the Consideration to be received by such holders in the Transaction.

In connection with this opinion, we have, among other things:

(a)	reviewed certain publicly available business and financial information relating to the Company;

(b)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company and sensitivities related thereto prepared by or at the direction of, and approved by, the management of the Company (the “Company Forecasts”);

(c)	reviewed certain publicly available financial forecasts relating to the Company as extrapolated at the direction of, and approved by, the management of the Company (the “Extrapolated Street Forecasts”);

The Board of Directors Websense, Inc. Page 2 Merrill Lynch, Pierce, Fenner & Smith Incorporated

(d)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(e)	reviewed the trading history for Company Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(f)	compared certain financial and stock market information of the Company with similar information of other companies we deemed relevant;

(g)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(h)	considered the results of our efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Company;

(i)	reviewed the Agreement; and

(j)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Forecasts, we have been advised by the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. With respect to the Extrapolated Street Forecasts, we have been advised by the Company, and have assumed, with the consent of the Company, that they are a reasonable basis upon which to evaluate the future financial performance of the Company. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we made any physical inspection of the properties or assets of the Company. We have not evaluated the solvency or fair value of the Company, Parent or any of their respective affiliates under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of the Company, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company or the Transaction (including the contemplated benefits thereof).

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a

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financial point of view, of the Consideration to be received by holders of Company Common Stock (other than the Excluded Holders) and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and/or certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (a) having acted or acting as administrative agent, book manager and joint lead arranger for, and/or as a lender under, certain term loans, letters of credit and credit facilities and other credit arrangements of the Company and certain of its affiliates, (b) having provided or providing certain derivatives, foreign exchange and other trading services to the Company and certain of its affiliates, and (c) having provided or providing certain treasury management products and services to the Company and certain of its affiliates. In addition, we and/or certain of our affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with the Company and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and/or certain of its affiliates, including Vista and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (a) having acted or acting as administrative agent, joint bookrunner and joint lead arranger for, and/or as a lender under, certain term loans,

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letters of credit and credit and leasing facilities and other credit arrangements of certain of Parent’s affiliates, including Vista and certain of its affiliates and portfolio companies (including acquisition financing), (b) having provided or providing certain derivatives, foreign exchange and other trading services to certain of Parent’s affiliates, including Vista and certain of its affiliates and portfolio companies, and (c) having provided or providing certain treasury management products and services to certain of Parent’s affiliates, including Vista and certain of its affiliates and portfolio companies. In addition, we and/or certain of our affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with Parent and/or certain of its affiliates, including Vista and/or certain of its affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Transaction by holders of Company Common Stock (other than the Excluded Holders) is fair, from a financial point of view, to such holders.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

    INCORPORATED

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW RIGHTS OF

APPRAISAL

Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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